SCHEDULE 14A INFORMATION

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AMETEK, Inc.

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Notice of 2015

Annual Meeting

Proxy Statement

Annual Financial Information

and Review of Operations

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 6, 2015

11:00 a.m. Eastern Daylight Time

Marriott East Side

Astor II Room

525 Lexington Avenue

New York, NY 10017

Dear Fellow Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2015 Annual Meeting of Stockholders of AMETEK, Inc. At the Annual Meeting, you will be asked to:

1.	Elect three Directors for a term of three years;

2.	Approve amendments to our Certificate of Incorporation and By-Laws to provide stockholders certain rights to call a special meeting;

3.	Cast an advisory vote to approve named executive officer compensation;

4.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015; and

5.	Transact any other business properly brought before the Annual Meeting.

Only stockholders of record at the close of business on March 20, 2015 will be entitled to vote at the Annual Meeting. Your vote is important. You can vote in one of four ways: (1) via the Internet, (2) by telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Please refer to your proxy card for specific proxy voting instructions.

We have included the annual financial information relating to our business and operations in Appendix C to the Proxy Statement. We also have enclosed a Summary Annual Report.

We hope that you take advantage of the convenience and cost savings of voting by computer or by telephone. A sizable electronic response would significantly reduce return-postage fees.

Whether you expect to attend the meeting or not, we urge you to vote your shares via the Internet, by telephone or by mailing your proxy as soon as possible. Submitting your proxy now will not prevent you from voting your stock at the Annual Meeting if you want to, as your proxy is revocable at your option. We appreciate your interest in AMETEK.

Sincerely,

Frank S. Hermance

Chairman of the Board

and Chief Executive Officer

Berwyn, Pennsylvania

Dated: March 27, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2015

Our Notice of 2015 Annual Meeting of Stockholders, Proxy Statement and Annual Report

are available at: http://www.ametek.com/2015proxy

Principal executive offices

1100 Cassatt Road

Berwyn, Pennsylvania 19312-1177

PROXY STATEMENT

We are mailing this Proxy Statement and proxy card to our stockholders of record as of March 20, 2015 on or about March 27, 2015. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Stockholders and at any adjournment or postponement of that Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

VOTING PROCEDURES

Your vote is very important. It is important that your views be represented whether or not you attend the Annual Meeting. Stockholders who hold AMETEK shares through a broker, bank or other holder of record receive proxy materials and a Voting Instruction Form – either electronically or by mail – before each Annual Meeting. For your vote to be counted, you need to communicate your voting decisions to your broker, bank or other holder of record before the date of the Annual Meeting.

Who can vote? Stockholders of record as of the close of business on March 20, 2015 are entitled to vote. On that date, 241,429,696 shares of our Common Stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How do I vote? You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You can designate the individuals named on the enclosed proxy card as your proxies by mailing a properly executed proxy card, via the Internet or by telephone. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to the Corporate Secretary, by submitting a proxy card bearing a later date or by appearing in person and casting a ballot at the Annual Meeting.

To submit your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote via the Internet or by telephone by following the instructions on your proxy card. Your Internet or telephone vote authorizes the persons named on the proxy card to vote your shares in the same manner as if you marked, signed and returned the proxy card to us.

If you hold your shares through a broker, bank or other holder of record, that institution will send you separate instructions describing the procedure for voting your shares.

What shares are represented by the proxy card? The proxy card represents all the shares registered in your name. If you participate in the AMETEK, Inc. Investors’ Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan, the card also represents any full shares held in your account. If you are an employee who owns AMETEK shares through an AMETEK employee savings plan and also hold shares in your own name, you will receive a single proxy card for the plan shares, which are attributable to the units that you hold in the plan, and the shares registered in your name. Your proxy card or proxy submitted through the Internet or by telephone will serve as voting instructions to the plan trustee.

How are shares voted? If you return a properly executed proxy card or submit voting instructions via the Internet or by telephone before voting at the Annual Meeting is closed, the individuals named as proxies on the enclosed proxy card will vote in accordance with the directions you provide. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card or a vote via the Internet or by telephone also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at the Annual Meeting.

If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

If you are an employee who owns AMETEK shares through an AMETEK employee savings plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee will vote those shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. Your proxy voting instructions must be received by May 1, 2015 to enable the savings plan trustee to tabulate the vote of the plan shares prior to the Annual Meeting.

How many votes are required? A majority of the shares of our outstanding Common Stock entitled to vote at the Meeting must be represented in person or by proxy in order to have a quorum present at the Annual Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “for” that nominee exceeds the number of votes “against” that nominee. Any shares not voted (whether by abstention, broker non-votes or otherwise) will not be counted as votes cast and will have no effect on the vote. The affirmative vote of the holders of not less than 80% of the outstanding shares of our Common Stock entitled to vote is required to approve the proposal to amend the Company’s Certificate of Incorporation and By-Laws to provide stockholders certain rights to call a special meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote “against” the proposal. The advisory approval of the Company’s executive compensation and the ratification of the appointment of Ernst & Young LLP require the affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. Abstentions and broker non-votes are not counted as votes for or against these proposals. The advisory vote on executive compensation is not binding upon the Company. However, the Board and Compensation Committee will take into account the outcome of this vote when considering future executive compensation arrangements.

Who will tabulate the vote? Our transfer agent, American Stock Transfer & Trust Company, LLC, will tally the vote, which will be certified by independent inspectors of election.

Is my vote confidential? It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

Who is the proxy solicitor? We have retained Georgeson, Inc. to assist in the distribution of proxy materials and solicitation of votes. We will pay Georgeson, Inc. a fee of $9,500, plus reimbursement of reasonable out-of-pocket expenses.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and our Certificate of Incorporation and By-laws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the Directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board.

Our Board of Directors currently consists of nine members. They are Ruby R. Chandy, Anthony J. Conti, Frank S. Hermance, Charles D. Klein, Steven W. Kohlhagen, James R. Malone, Gretchen W. McClain, Elizabeth R. Varet and Dennis K. Williams. The biographies of the continuing Directors and Director nominees appear on page __. The Board is divided into three classes with staggered terms of three years each, so that the term of one class expires at each Annual Meeting of Stockholders. On September 9, 2014, in accordance with the Company’s Certificate of Incorporation and By-Laws, the Board increased the number of Class II Directors from two to three, thereby increasing the size of the Board from eight to nine Directors. Ms. McClain was appointed to the Board effective September 9, 2014, to serve as a Class II Director until the 2017 Annual Meeting. Ms. McClain was recommended for nomination by the Company’s Chief Executive Officer.

Corporate Governance Guidelines and Codes of Ethics. The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission. Our Code of Ethics and Business Conduct sets forth rules of conduct that apply to all of our Directors, officers and employees. We also have adopted a separate Code of Ethical Conduct for our Chief Executive Officer and senior financial officers. The Guidelines and Codes are available at the Investors section of www.ametek.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177 (Telephone Number: 1-800-473-1286). The Board of Directors and our management do not intend to grant any waivers of the provisions of either Code. In the unlikely event a waiver for a Director or an executive officer occurs, the action will be disclosed promptly at our website address provided above. If the Guidelines or the Codes are amended, the revised versions also will be posted on our website.

Meetings of the Board. Our Board of Directors has five regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the Directors frequently communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the Directors.

The independent Directors meet in executive session at least once a year outside of the presence of any management Directors and other members of our management. The presiding Director at the executive sessions rotates annually among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. The presiding Director at the executive sessions for 2015 is Mr. Klein, the chairperson of the Compensation Committee. During executive sessions, the Directors may consider such matters as they deem appropriate. Following each executive session, the results of the deliberations and any recommendations are communicated to the full Board of Directors.

Directors are expected to attend all meetings of the Board and each Committee on which they serve and are expected to attend the Annual Meeting of Stockholders. Our Board met in person a total of four times and three times by telephone in 2014. Each of the Directors attended at least 75% of the meetings of the Board and the Committees to which the Director was assigned. All of the Directors attended the 2014 Annual Meeting of Stockholders.

Independence. The Board of Directors has affirmatively determined that each of the current non-management Directors, Ruby R. Chandy, Anthony J. Conti, Charles D. Klein, Steven W. Kohlhagen, James R. Malone, Gretchen W. McClain, Elizabeth R. Varet and Dennis K. Williams, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and, therefore, is an independent Director within the meaning of the New York Stock Exchange rules. The Board has further determined that each member of the Audit, Compensation and Corporate Governance/Nominating Committees is independent within the meaning of the New York Stock Exchange rules. The members of the Audit Committee also satisfy Securities and Exchange Commission regulatory independence requirements for audit committee members.

The Board has established the following standards to assist it in determining Director independence: A Director will not be deemed independent if: (i) within the previous three years or currently, (a) the Director has been employed by us; (b) someone in the Director’s immediate family has been employed by us as an executive officer; or (c) the Director or someone in her/his immediate family has been employed as an executive officer of another entity that concurrently has or had as a member of its compensation committee of the board of directors any of our present executive officers; (ii) (a) the Director is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) someone in the Director’s immediate family is a current partner of such a firm; (c) someone in the Director’s immediate family is a current employee of such a firm and personally works on the Company’s audit; or (d) the Director or someone in the Director’s immediate family is a former partner or employee of such a firm and personally worked on the Company’s audit within the last three years; (iii) the Director received, or someone in the Director’s immediate family received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member, other than compensation for service as our employee (other than an executive officer). The following commercial or charitable relationships will not be considered material relationships: (i) if the Director is a current employee or holder of more than ten percent of the equity of, or someone in her/his immediate family is a current executive officer or holder of more than ten percent of the equity of, another company that has made payments to, or received payments from us for property or services in an amount which, in any of the last three fiscal years of the other company, does not exceed $1 million or two percent of the other company’s consolidated gross revenues, whichever is greater, or (ii) if the Director is a current executive officer of a charitable organization, and we made charitable contributions to the charitable organization in any of the charitable organization’s last three fiscal years that do not exceed $1 million or two percent of the charitable organization’s consolidated gross revenues, whichever is greater. For the purposes of these categorical standards, the terms “immediate family member” and “executive officer” have the meanings set forth in the New York Stock Exchange’s corporate governance rules.

All independent Directors satisfied these categorical standards.

Communication with Non-Management Directors and Audit Committee. Stockholders and other parties who wish to communicate with the non-management Directors may do so by calling 1-877-263-8357 (in the United States and Canada) or 1-610-889-5271. If you prefer to communicate in writing, address your correspondence to the Corporate Secretary, Attention: Non-Management Directors, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177.

You may address complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee online at www.ametekhotline.com or by calling 1-855-5AMETEK (1-855-526-3835). The website provides the option to choose your language, as well as a list of international toll-free numbers by country.

Committees of the Board. Our Board Committees include Audit, Compensation, Corporate Governance/ Nominating, and Executive. The charters of the Audit, Compensation and Corporate Governance/Nominating Committees are available at the Investors section of www.ametek.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177 (Telephone Number: 1-800-473-1286). Each of the Audit, Compensation and Corporate Governance/Nominating Committees conducts an annual assessment to assist it in evaluating whether, among other things, it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations effectively. Each Committee may retain advisors to assist it in carrying out its responsibilities.

The Audit Committee has the sole authority to retain, compensate, terminate, oversee and evaluate our independent auditors. In addition, the Audit Committee is responsible for:

•	review and approval in advance of all audit and lawfully permitted non-audit services performed by the independent auditors;

•

review and discussion with management and the independent auditors regarding the annual audited financial statements and quarterly financial statements included in our Securities and Exchange Commission filings and quarterly sales and earnings announcements;

•	oversight of our compliance with legal and regulatory requirements;

•	review of the performance of our internal audit function;

•	meeting separately with the independent auditors and our internal auditors as often as deemed necessary or appropriate by the Committee; and

•	review of major issues regarding accounting principles, financial statement presentation and the adequacy of internal controls.

The Committee met eight times during 2014. The members of the Committee are Anthony J. Conti – Chairperson, Steven W. Kohlhagen, James R. Malone and Gretchen W. McClain. The Board of Directors has determined that Mr. Conti is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission’s regulations.

The Compensation Committee is responsible for, among other things:

•	establishment and periodic review of our compensation philosophy and the adequacy of the compensation plans for our officers and other employees;

•	establishment of compensation arrangements and incentive goals for officers at the Corporate Vice President level and above and administration of compensation plans;

•	review of the performance of officers at the Corporate Vice President level and above and award of incentive compensation, exercising discretion and adjusting compensation arrangements as appropriate;

•	review and monitoring of management development and succession plans; and

•	periodic review of the compensation of non-employee Directors.

The Committee met seven times during 2014. The members of the Committee are Charles D. Klein – Chairperson, Ruby R. Chandy, James R. Malone, Elizabeth R. Varet and Dennis K. Williams. In carrying out its duties, the Compensation Committee made compensation decisions for 39 officers as of December 31, 2014, including all executive officers. The Committee’s charter provides that, in setting compensation for the Chief Executive Officer, the Committee will review and evaluate the Chief Executive Officer’s performance and leadership, taking into account the views of other members of the Board. The charter further provides that, with the participation of the Chief Executive Officer, the Committee is to evaluate the performance of other officers and determine compensation for these officers. In this regard, Compensation Committee meetings are regularly attended by the Chief Executive Officer. The Chief Executive Officer does not participate in the determination of his own compensation. The Compensation Committee has authority under the charter to retain and set compensation for compensation consultants and other advisors that the Committee may engage. The Compensation Committee charter does not provide for delegation of the Committee’s duties and responsibilities other than to one or more members of the Committee when appropriate.

Management engaged Pay Governance LLC to provide executive and Director compensation consulting services. Pay Governance provided no other services for the Company. The Compensation Committee has assessed the independence of Pay Governance pursuant to Securities and Exchange Commission rules and concluded that Pay Governance’s work for the Committee does not raise any conflict of interest issues.

We ask Pay Governance to provide comparative data regarding compensation levels for seasoned managers who have job functions and responsibilities that are similar to those of our executives. Specifically, we ask Pay Governance to compare our executives’ compensation to the 50th percentile of compensation for similarly positioned executives in a general industry group consisting of approximately 500 companies. Based on this data, our human resources department develops summaries for the Compensation Committee, indicating competitive compensation levels for our executives that would correspond to the 50th percentile, thereby assisting the Compensation Committee in its evaluation of our executives’ compensation. See “Compensation Discussion and Analysis – 2014 Compensation – Determination of Competitive Compensation” for further information.

The Corporate Governance/Nominating Committee is responsible for, among other things:

•	selection of nominees for election as Directors, subject to ratification by the Board;

•	recommendation of a Director to serve as Chairperson of the Board;

•	recommendation to the Board of the responsibilities of Board Committees and each Committee’s membership;

•	oversight of the annual evaluation of the Board and the Audit and Compensation Committees; and

•	review and assessment of the adequacy of our Corporate Governance Guidelines.

The Committee met five times during 2014. The members of the Committee are James R. Malone – Chairperson, Charles D. Klein and Dennis K. Williams.

The Executive Committee has limited powers to act on behalf of the Board whenever the Board is not in session. The Committee met one time during 2014. The members of the Committee are Frank S. Hermance – Chairperson, Charles D. Klein, Elizabeth R. Varet and Dennis K. Williams.

Board Leadership Structure. We currently utilize the traditional U.S. board leadership structure, under which our Chief Executive Officer also serves as Chairman of the Board of Directors. We believe that this leadership structure is in the best interests of our Company. The CEO serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. Having one person serve as both CEO and Chairman of the Board provides clear leadership for our Company, with a single person setting the tone and having primary responsibility for managing our operations. Splitting the role of CEO and Chairman of the Board would create the potential for confusion or duplication of efforts, and would weaken our Company’s ability to develop and implement strategy. In contrast, we believe that our Company’s current leadership structure with the combined Chairman/CEO leadership role enhances the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent Directors.

In addition, our Board and Committee composition ensures independence and protects against too much power being placed with the Chairman and CEO. Currently, all of our Directors (other than Mr. Hermance) and each member of the Audit, Corporate Governance/Nominating and Compensation Committees meet the independence requirements of the New York Stock Exchange and our Corporate Governance Guidelines’ categorical standards for determining Director independence. Pursuant to our Corporate Governance Guidelines, each independent Director has the ability to raise questions directly with management and request that topics be placed on the Board agenda for discussion. Currently, independent Directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of Directors and the development and implementation of the Company’s corporate governance policies and structures. Further, the Compensation Committee conducts an annual performance review of the Chairman and CEO and, based upon this review, approves the CEO’s annual compensation, including salary, bonus, incentive and equity compensation.

We do not have a designated lead independent Director. It is our policy that independent Directors meet in executive session at least once a year outside of the presence of any management Directors or any other members of our management. The presiding Director at the executive sessions rotates among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. This policy provides for leadership at all meetings or executive sessions without making it necessary to designate a lead Director who would be required to expend substantial extra time in order to perform these same duties.

Risk Oversight. In accordance with New York Stock Exchange rules and our Audit Committee’s charter, our Audit Committee has primary responsibility for overseeing risk management for the Company. Nevertheless, our entire Board of Directors, and each other Committee of the Board, is actively involved in overseeing risk management. Our Board of Directors, and each of its Committees, regularly consider various potential risks at their meetings during discussion of the Company’s operations and consideration of matters for approval. In addition, the Company has an active risk management program. A committee composed of senior executives, including the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Comptroller and the Group Presidents, meets several times a year to review our internal risks, including those relating to our operations, strategy, financial condition, compliance and employees, and our external risks, including those relating to our markets, geographic locations, regulatory environment and economic outlook. The committee analyzes various potential risks for severity, likelihood and manageability, and develops action plans to address those risks. The committee presents its findings to the Audit Committee of the Board on a quarterly basis and to the full Board of Directors annually.

Consideration of Director Candidates. The Corporate Governance/Nominating Committee seeks candidates for Director positions who help create a collective membership on the Board with varied backgrounds, experience, skills, knowledge and perspective. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. The Committee also seeks a Board that reflects diversity, including but not limited to race, gender, ethnicity, age and experience. This is implemented by the Committee when it annually considers diversity in the composition of the Board prior to recommending candidates for nomination as Directors. The Committee solicits input from Directors regarding their views on the sufficiency of Board diversity. This occurs through the annual self-assessment process. The Committee assesses the effectiveness of Board diversity by considering the various skills, experiences, knowledge, backgrounds and perspectives of the members of the Board of Directors. The Committee then considers whether the Board possesses, in its judgment, a sufficient diversity of those attributes.

Stockholders can recommend qualified candidates for Director by writing to the Corporate Secretary, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177. Stockholder submissions must include the following information: (1) the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a Director; and (4) proof of the number of shares of our Common Stock that the recommending stockholder owns and the length of time that the shares have been owned. To enable consideration of a candidate in connection with the 2016 Annual Meeting, a stockholder must submit materials relating to the recommended candidate no later than November 26, 2015. In considering any candidate proposed by a stockholder, the Corporate Governance/Nominating Committee will reach a conclusion based on the criteria described above in the same manner as for other candidates. The Corporate Governance/Nominating Committee also may seek additional information regarding the candidate. After full consideration by the Corporate Governance/Nominating Committee, the stockholder proponent will be notified of the decision of the Committee.

Director Compensation. Standard compensation arrangements for Directors in 2014 are described below.

•

Fees – Non-employee Directors received an annual base cash retainer of $70,000. The Chairmen of the Compensation and Corporate Governance/Nominating Committees received an additional retainer premium of $7,500, and the Chairman of the Audit Committee received an additional retainer premium of $20,000. Ms. McClain, who was appointed to the Board on September 9, 2014, received $21,776, which was the pro rata portion of the annual base cash retainer. There were no additional fees for attendance at the Board or Committee meetings.

•

Restricted Stock – On May 8, 2014, under our 2007 Omnibus Incentive Compensation Plan, each non-employee Director received a restricted stock award of 1,100 shares of our Common Stock. These restricted shares vest on the earliest to occur of:

•	the closing price of our Common Stock on any five consecutive trading days equaling or exceeding $106.26,

•	the death or disability of the Director,

•	the Director’s termination of service as a member of AMETEK’s Board of Directors in connection with a change of control, or

•	the second anniversary of the date of grant, namely May 8, 2016, provided the Director has served continuously through that date.

Also, on September 9, 2014, under our 2007 Omnibus Incentive Compensation Plan, Ms. McClain received a restricted stock award of 750 shares of our Common Stock. These restricted shares vest on the earliest to occur of:

•	the closing price of our Common Stock on any five consecutive trading days equaling or exceeding $104.84,

•	her death or disability,

•	her termination of service as a member of AMETEK’s Board of Directors in connection with a change of control, or

•	the second anniversary of the date of grant, namely September 9, 2016, provided she has served continuously through that date.

•

Restricted Stock Vestings – On May 1, 2014, the 2-year cliff vesting of the restricted stock granted on May 1, 2012 to Messrs. Conti, Klein, Kohlhagen, Malone and Williams and Ms. Varet occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on May 1, 2014 ($52.75), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

Also, on July 28, 2014, the 2-year cliff vesting of the restricted stock granted on July 26, 2012 to Messrs. Conti, Klein, Kohlhagen, Malone and Williams and Ms. Varet occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on July 28, 2014 ($51.44), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

•

Options – On May 8, 2014, under our 2011 Omnibus Incentive Compensation Plan, each non-employee Director received an option to purchase 3,740 shares of our Common Stock, at an exercise price equal to the closing price of AMETEK’s Common Stock, as reported on the New York Stock Exchange consolidated tape on that date. Stock options become exercisable as to the underlying shares in four equal annual installments beginning one year after the date of grant.

Also, on September 9, 2014, under our 2011 Omnibus Incentive Compensation Plan, Ms. McClain received an option to purchase 2,560 shares of our Common Stock, at an exercise price equal to the closing price of AMETEK’s Common Stock, as reported on the New York Stock Exchange consolidated tape on that date. Stock options become exercisable as to the underlying shares in four equal annual installments beginning one year after the date of grant.

The following table provides information regarding Director compensation in 2014, which reflects the standard compensation described above and certain other payments. The table does not include compensation for reimbursement of travel expenses related to attending Board, Committee and AMETEK business meetings, and approved educational seminars. In addition, the table does not address compensation for Mr. Hermance, which is addressed under “Executive Compensation” beginning on page 17. Mr. Hermance does not receive additional compensation for serving as a Director.

DIRECTOR COMPENSATION – 2014

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation	Total
Ruby R. Chandy	$70,000	$58,443	$45,669	—	$—	$824	$174,936
Anthony J. Conti	90,000	58,443	45,669	—	—	824	194,936
Charles D. Klein	77,500	58,443	45,669	—	79,700	824	262,136
Steven W. Kohlhagen	70,000	58,443	45,669	—	—	824	174,936
James R. Malone	77,500	58,443	45,669	—	92,100	824	274,536
Gretchen W. McClain	21,776	39,315	27,721	—	—	135	88,947
Elizabeth R. Varet	70,000	58,443	45,669	—	94,000	824	268,936
Dennis K. Williams	70,000	58,443	45,669	—	—	824	174,936

(1)	The amounts shown are the annual base cash retainer and retainer premium fees and include amounts that have been deferred under the deferred compensation plan for Directors.
(2)	The amounts shown for stock awards relate to restricted shares granted under our 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, which we refer to below as “ASC 718,” but without giving effect to estimated forfeitures related to service-based vesting conditions. At December 31, 2014, Messrs. Conti, Klein, Kohlhagen, Malone, and Williams, Ms. Chandy and Ms. Varet each held 2,450 restricted shares, and Ms. McClain held 750 restricted shares.
(3)	The amounts shown for option awards relate to stock options granted under our 2011 Omnibus Incentive Compensation Plan. These amounts are equal to the grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in Note 10 to our Consolidated Financial Statements on page 46 of Appendix C to this proxy statement. At December 31, 2014, Mr. Williams held options to purchase 43,844 shares of our Common Stock, Messrs. Klein and Kohlhagen each held options to purchase 35,677 shares of our Common Stock, Mr. Conti held options to purchase 24,031 shares of our Common Stock, Ms. Varet held options to purchase 18,275 shares of our Common Stock, Mr. Malone held options to purchase 11,796 shares of our Common Stock, Ms. Chandy held options to purchase 8,930 shares of our Common Stock, and Ms. McClain held options to purchase 2,560 shares of our Common Stock.
(4)	The amounts shown include the aggregate change in actuarial present value of the accumulated benefit under defined benefit plans as follows: Mr. Klein, $79,700; Mr. Malone, $92,100; and Ms. Varet, $94,000.

Directors who first became members of the Board of Directors prior to January 1, 1997 participate in a retirement plan for Directors. Under this plan, each non-employee Director who has provided at least three years of service to us as a Director receives an annual retirement benefit equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. Ms. Varet has accrued an annual retirement benefit of $70,000. Messrs. Klein and Malone have each accrued an annual retirement benefit of $77,500.

Directors who first became members of the Board of Directors prior to July 22, 2004 participate in our Death Benefit Program for Directors. Messrs. Klein and Malone and Ms. Varet participate in this program. Under this program, each non-employee Director has an individual agreement that pays the Director (or the Director’s beneficiary in the event of the Director’s death) an annual amount equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. The payments are made for 10 years beginning at the earlier of (a) the Director’s being retired and having attained age 70 or (b) the Director’s death.

The program is funded by individual life insurance policies that we purchased on the lives of the Directors. In addition, non-employee Directors who first became members of the Board of Directors prior to July 27, 2005 have a group term life insurance benefit of $50,000. We retain the right to terminate any of the individual agreements under certain circumstances.

Directors, on or after June 1, 2011, are able to participate in a deferred compensation plan for Directors. Under this plan, a Director may defer payment of his or her fees. In advance of the year in which the fees will be paid, a Director may elect to defer all or part of his or her fees into a notional investment in our Common Stock, in an interest-bearing account, or in both. A Director generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to five annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to five annual installments commencing on a date specified by the Director in his or her distribution election. Payments may commence sooner upon the Director’s earlier separation from service, upon the death of the Director, in the event of an unforeseeable financial emergency or upon a change of control. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash.

Mandatory Retirement. The retirement policy for our Board of Directors prohibits a Director from standing for re-election following his or her 75th birthday.

Certain Relationships and Related Transactions. Mr. Hermance’s son is employed by us in a non-executive officer capacity as a Divisional Vice President and received total compensation, as such amount is calculated for the named executive officers in the Summary Compensation Table on page 25, of approximately $500,000 in 2014.

Under our written related party transactions policy, transactions that would require disclosure under SEC regulations must be approved in advance by the Audit Committee. Applicable SEC regulations generally require disclosure of all transactions since the beginning of a corporation’s last fiscal year, or any currently proposed transaction, exceeding $120,000 in which the corporation or any of its subsidiaries is participating and in which any of the following “related persons” had, or will have, a direct or indirect material interest: (1) any of the corporation’s directors, director nominees, or executive officers, (2) any beneficial owner of more than 5% of the corporation’s common stock and (3) any member of the immediate family of any of the foregoing persons. The term “immediate family” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the same household as the person.

Prior to entering into a transaction covered by the policy, the person proposing to enter into the transaction must provide a notice to our Vice President – Audit Services, who must promptly forward the notice to the Chairman of the Audit Committee. Following such inquiry as the Audit Committee deems appropriate, the transaction is permissible if the Audit Committee finds that, notwithstanding the involvement of a related person, there is an appropriate business reason to approve the transaction.

The transaction described above was ratified by the Audit Committee under the policy.

ADVANCE NOTICE PROCEDURES

In accordance with our By-Laws, stockholders must give us notice relating to nominations for Director or proposed business to be considered at our 2016 Annual Meeting of Stockholders no earlier than January 5, 2016 and no later than February 4, 2016. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement or for recommending candidates for consideration by the Corporate Governance/Nominating Committee, nor do they apply to questions a stockholder may wish to ask at the Annual Meeting. Stockholders may request a copy of the By-Law provisions discussed above from the Corporate Secretary, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177.

STOCKHOLDER PROPOSALS FOR THE 2016 PROXY STATEMENT

To be considered for inclusion in the proxy statement for the 2016 Annual Meeting of Stockholders, stockholder proposals must be received at our executive offices no later than November 26, 2015.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee are set forth in its charter, which is accessible at the Investors section of www.ametek.com. Among other things, the charter charges the Committee with the responsibility for reviewing AMETEK’s audited financial statements and the financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management and Ernst & Young LLP, AMETEK’s independent registered public accounting firm, the audited financial statements contained in AMETEK’s 2014 Annual Report on Form 10-K and included in Appendix C to this Proxy Statement. The Committee discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Committee received the written disclosures and letter from Ernst & Young LLP required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.

The Committee discussed with AMETEK’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK’s disclosure control process and internal control over financial reporting, and the overall quality of AMETEK’s financial reporting. The Committee held eight meetings during 2014, which included telephone meetings prior to quarterly earnings announcements.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in AMETEK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee:

Anthony J. Conti, Chairperson

Steven W. Kohlhagen

James R. Malone

Gretchen W. McClain

Dated: March 27, 2015

ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

The nominees for election at this year’s Annual Meeting are James R. Malone, Elizabeth R. Varet and Dennis K. Williams. Messrs. Malone and Williams and Ms. Varet have been nominated to serve as Class III Directors and, if elected, will serve until the Annual Meeting in 2018. There are no other nominees competing for their seats on the Board. This means we have an uncontested election.

If a quorum is present, Directors in uncontested elections are elected by a majority of the votes cast, in person or by proxy. This means that the three nominees will be elected if they receive more “for” votes than “against” votes. Votes marked “for” a nominee will be counted in favor of that nominee. Votes marked “abstain” will have no effect on the vote since a majority of the votes cast at the Annual Meeting is required for the election of each nominee. Since we do not have cumulative voting, you may not cast all of your votes “for” a single Director nominee. In accordance with the Company’s Corporate Governance Guidelines, any nominee for Director who does not receive a majority of votes cast shall immediately tender his or her resignation for consideration by the Corporate Governance/Nominating Committee of the Board of Directors. The Committee will promptly consider the resignation tendered by the Director and will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Committee will weigh all factors it deems relevant, including the reasons for the “against” votes by stockholders, the length of service and qualifications of the Director, and the Director’s contributions to the Company. No Director whose tendered resignation is under consideration will participate in the deliberation process as a member of the Corporate Governance/Nominating Committee or the process of the Board described below. The Board will act on the Corporate Governance/Nominating Committee’s recommendation within 120 days following certification of the stockholders’ vote and will promptly disclose (by press release, filing of a Current Report on Form 8-K or any other public means of disclosure deemed appropriate) its decision regarding whether to accept the Director’s resignation offer. In considering the Corporate Governance/Nominating Committee’s recommendation, the Board will weigh the factors considered by the Committee and any additional information deemed relevant by the Board. If one or more Directors’ resignations are accepted by the Board, the Corporate Governance/Nominating Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, unless the Board determines to reduce the number of Directors. The Directors’ biographies are set forth on page 15.

Your Board of Directors Recommends a Vote FOR Each of the Nominees.

APPROVAL OF AMENDMENTS TO

THE CERTIFICATE OF INCORPORATION AND BY-LAWS

TO PROVIDE STOCKHOLDERS CERTAIN RIGHTS TO CALL A SPECIAL MEETING

(Proposal 2 on Proxy Card)

The Board of Directors has proposed, and recommends that stockholders adopt, amendments to our Certificate of Incorporation and By-Laws to provide stockholders certain rights to call a special meeting. Currently, our Certificate of Incorporation and By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board or the Corporate Secretary within 10 calendar days after receipt of the written request of a majority of the Board of Directors.

As part of its ongoing review of our corporate governance practices and after consideration of communications received from existing stockholders, the Board of Directors, upon the recommendation of the Corporate Governance/Nominating Committee, has unanimously adopted resolutions approving, and recommending that stockholders approve at the Annual Meeting, amendments to the Certificate of Incorporation and By-Laws that would permit the holders of at least 50% of the Company’s outstanding voting stock (excluding derivatives) to call a special meeting of stockholders. The amendments also include procedural requirements with which stockholders would be required to comply in order to call a special meeting. We will maintain our existing governance provisions that permit stockholders to submit proposals and concerns regardless of their level of stock ownership, and management and the Board of Directors will continue to be responsive to these communications.

The Board of Directors remains committed to good corporate governance practices and supports the concept of permitting stockholders to request special meetings. The Company’s Certificate of Incorporation and By-Laws already permit stockholders to bring business before stockholders each year at the Annual Meeting. The Board of Directors recognizes that special meetings of stockholders are extraordinary events necessitated only by fiduciary obligations, strategic concerns or significant transactional or similar considerations that should be addressed immediately and not delayed until the next Annual Meeting. In addition, organization and preparation for a special meeting of stockholders requires significant management time that may disrupt focus on other corporate priorities and imposes substantial legal, administrative and distribution costs, all of which may serve only to distract management and the Board of Directors from operating in the best interests of the Company and all of the stockholders. Therefore, the Board of Directors believes that establishing an aggregate ownership threshold of 50% in order to request a special meeting, together with certain procedural requirements and limitations, for inclusion in our Certificate of Incorporation and By-Laws, strikes an appropriate balance between enhancing stockholder rights and protecting against the risk that a minority of stockholders will pursue their own special interests that are not aligned with the best interests of the Company and its stockholders as a whole.

The amendments contain certain other procedural requirements relating to the right to call a special meeting. For example, the Board of Directors is not required to call a special meeting in the event of a request if: (i) the request is received during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting; (ii) a similar item (as determined in good faith by the Board of Directors) was presented at a meeting of stockholders held not more than 120 days before the request is received; (iii) the Chairman of the Board or the Corporate Secretary has called or calls for an annual or special meeting of stockholders to be held within 90 days after the request is received and the business to be conducted at such meeting is a similar item; or (iv) the requesting stockholders do not comply with requirements of the Certificate of Incorporation or By-Laws. In addition, excluding derivatives from the determination of satisfying the prescribed ownership threshold will ensure that the stockholders seeking to take action have a true economic interest in the Company.

The text of the proposed amendments to the relevant sections of our Certificate of Incorporation and By-Laws are attached as Appendix A and Appendix B, respectively, to this proxy statement. The general description above is qualified in its entirety by reference to the text of the amendments in Appendix A and Appendix B. If approved, the amendments to the Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which we intend to do promptly following the Annual Meeting. The amendments to the By-Laws would become effective when the amendments to the Certificate of Incorporation become effective.

Pursuant to our Certificate of Incorporation, the affirmative vote of holders of at least 80% of all outstanding shares of Common Stock entitled to vote on this proposal at the Annual Meeting is required in order for the proposed amendments to the Certificate of Incorporation and By-Laws to be adopted.

Your Board of Directors recommends a Vote FOR this Proposal.

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

(Proposal 3 on Proxy Card)

In accordance with the results of the last advisory vote on the matter at the Company’s 2011 Annual Meeting, our Board determined to implement an annual non-binding stockholder vote on our executive compensation (commonly referred to as “Say-on-Pay”). Our Board has had a long-standing commitment to good corporate governance and recognizes the interest that investors have in executive compensation. We also are committed to achieving a high level of total return to our stockholders.

We encourage you to review the Compensation Discussion and Analysis beginning on page 17 of this proxy statement, as well as the 2014 Summary Compensation table and related compensation tables and narrative, appearing on pages 25 through 37, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers. We believe that our compensation program is designed to attract, motivate and retain the talent required to achieve the short- and long-term performance goals necessary to create stockholder value. Our balanced approach to executive compensation through a combination of base pay, annual incentives and long-term incentives, with a mix of cash and non-cash awards, aligns with creating and sustaining stockholder value. The result of our compensation program is reflected in the total return to our stockholders.

In 2014, our Company’s total return to stockholders, including cash and stock dividends, was 1% compared with 13% for the Russell 1000 and 14% for the S&P 500 Index. For the last three years ended December 31, 2014, our total return to stockholders has been 91% compounded annually as compared to 75% for the Russell 1000 and 75% for the S&P 500 Index. When compared to the total stockholder returns generated by Pay Governance’s general industry group used for compensation comparisons (see pages 17-18), our Company’s total stockholder returns were just below the median for the one-year period, at the median for the three-year period and in the top quartile for the five-year period. For the year ended December 31, 2014, we grew our revenues by 12% and our earnings per share by 15%, resulting in the most profitable year in the history of our Company.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related material disclosed in this Proxy Statement).”

Although the vote is non-binding, our Board and Compensation Committee will take into account the outcome of the vote when making future decisions about the Company’s executive compensation policies and procedures.

Your Board of Directors Recommends a Vote FOR the Approval of the Company’s Executive Compensation.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4 on Proxy Card)

The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Ernst & Young LLP and its predecessor has served continuously as our independent auditors since our incorporation in 1930. Although action by stockholders on this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment, and the Audit Committee may reconsider the appointment if the stockholders do not ratify it.

Fees billed to us by Ernst & Young LLP for services rendered in 2014 and 2013 totaled $6,767,000 and $5,966,000 respectively, and consisted of the following:

	2014	2013
Audit fees	$5,467,000	$4,955,000
Audit-related fees	50,000	165,000
Tax fees	1,248,000	844,000
All other fees	2,000	2,000

Total	$6,767,000	$5,966,000

“Audit fees” includes amounts for statutory audits and attestation services related to our internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The amounts shown for “Audit-related fees” primarily include fees for audits of employee benefit plans and due diligence in connection with acquisitions.

The amounts shown for “Tax fees” relate to federal and state tax advice, acquisition tax planning, assistance with international tax compliance and international tax consulting.

The amounts shown for “All other fees” primarily relate to online accounting research subscriptions.

The affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Your Board of Directors Recommends a Vote FOR Ratification.

THE BOARD OF DIRECTORS

As discussed under “Consideration of Director Candidates”, the Corporate Governance/Nominating Committee analyzes a number of factors when considering Directors for selection to the Board. Each of our Directors has been selected based on their demonstrated leadership and significant experience in areas significant to our Company; ability to offer advice and guidance based upon that experience and expertise; sound business judgment; and character and integrity that support the core values of the Company. The biographical information set forth below includes a description of each Director’s background that supported the Board’s consideration of that Director for nomination. Unless we indicate otherwise, each Director has maintained the principal occupation and directorships described below for more than five years.

Class III: Nominees for election at this Annual Meeting for terms expiring in 2018:

JAMES R. MALONE Director since 1994 Age 72	Mr. Malone is founder and Managing Partner of Qorval LLC. Mr. Malone brings to the Board considerable experience and insight into issues facing large public companies gained as CEO of four Fortune 500 companies, and as a director of a number of other public companies. He has extensive acquisition experience and knowledge specific to our markets with over 30 years experience in our industry. Mr. Malone is currently a Director of Regions Financial Corp. He was the Chairman of the Board of Governors of Citizens Property Insurance Corp. from July 2008 to July 2011.

ELIZABETH R. VARET Director since 1987 Age 71	Ms. Varet is a Managing Director of American Securities Management L.P. and chairman of the corporate general partner of several affiliated entities. Ms. Varet brings to the Board expertise in finance and investment through her extensive management and investment experience at private equity and other investment firms.

DENNIS K. WILLIAMS Director since 2006 Age 69	Mr. Williams is retired from his position as President, Chief Executive Officer and Chairman of the Board of IDEX Corporation. Mr. Williams brings to the Board considerable experience and insight into issues facing large public companies gained as CEO of IDEX Corporation. He has extensive acquisition experience and knowledge specific to our markets with over 30 years experience in our industry. Mr. Williams is currently a Director of Owens-Illinois, Inc. and Actuant Corporation.

Class I: Directors whose terms continue until 2016:

RUBY R. CHANDY Director since 2013 Age 53	Ms. Chandy is the President of the Industrial Division of Pall Corporation, a position she has occupied since April 2012. Previously, she was Managing Director, Vice President of Dow Plastics Additives, a unit of The Dow Chemical Company, from 2011 to April 2012. From 2009 to 2011, Ms. Chandy served as Chief Marketing Officer of The Dow Chemical Company. Ms. Chandy brings to the Board her executive management experience, marketing and strategy skills, relevant experience in life science and industrial companies and extensive engineering and management education. Ms. Chandy was a Director of IDEX Corporation from April 2006 to April 2013.

CHARLES D. KLEIN Director since 1980 Age 76	Mr. Klein is a private investor. Mr. Klein was the Managing Director of American Securities LLC and an executive officer of several affiliated entities from 1994 to December 2014. Mr. Klein brings to the Board expertise in financing and investment through his extensive management, acquisition and investment experience at private equity and other investment firms, and through his current and past experience as a Director of a number of public and private companies.

STEVEN W. KOHLHAGEN Director since 2006 Age 67	Mr. Kohlhagen is a retired financial executive. Mr. Kohlhagen brings to the Board expertise in financial accounting, finance and risk management through his extensive experience in, and knowledge of, the financial, securities and foreign exchange markets. He is currently a Director of the Federal Home Loan Mortgage Corporation and GulfMark Offshore, Inc. Mr. Kohlhagen was a Director of the IQ Investment Advisors family of Merrill Lynch funds from January 2005 to September 2010. He was a Director of Abtech Holdings, Inc. from August 2012 to March 2014.

Class II: Directors whose terms continue until 2017:

ANTHONY J. CONTI Director since 2010 Age 66	Mr. Conti is retired from his position as a Partner at PricewaterhouseCoopers. Mr. Conti brings to the Board expertise in financial accounting, finance, strategy, risk management and human resources management with his over 35 years experience at a public accounting firm. He is currently a Director of BioTelemetry, Inc. (formerly CardioNet, Inc.).

FRANK S. HERMANCE Director since 1999 Age 66	Mr. Hermance is Chairman of the Board and Chief Executive Officer of AMETEK. Mr. Hermance brings to the Board extensive knowledge of our Company and the markets in which we operate through his more than 30 years experience in our industry. He is currently a Director of UGI Corporation. Mr. Hermance was a Director of IDEX Corporation from January 2004 to April 2012.

GRETCHEN W. MCCLAIN Director since 2014 Age 52	Ms. McClain was the founding President and Chief Executive Officer of Xylem, Inc. from October 2011 to September 2013. Previously, she was President of ITT Corporation’s Fluid and Motion Control business from December 2008 to October 2011. Ms. McClain brings to the Board her extensive business, developmental, strategic and technical background from over 25 years of global experience across multiple industries, including as CEO of a publicly traded industrial company and government agency leadership. She is currently a Director of Booz Allen Hamilton Holding Corporation. Ms. McClain was a Director of Xylem, Inc. from October 2011 to September 2013.

EXECUTIVE OFFICERS

Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information about our executive officers as of March 20, 2015 is shown below:

Name	Age	Present Position with AMETEK
Frank S. Hermance	66	Chairman of the Board and Chief Executive Officer
David A. Zapico	50	Executive Vice President–Chief Operating Officer
Robert R. Mandos	56	Executive Vice President–Chief Financial Officer
John W. Hardin	50	President–Electronic Instruments
Thomas C. Marecic	53	President–Electronic Instruments
Ronald J. Oscher	47	President–Electronic Instruments
Timothy N. Jones	58	President–Electromechanical Group
William J. Burke	53	Senior Vice President–Comptroller & Treasurer

Frank S. Hermance’s employment history with us and other directorships held during the past five years are described under the section “The Board of Directors” on page 15. Mr. Hermance has 24 years of service with us.

David A. Zapico was elected Executive Vice President–Chief Operating Officer effective January 1, 2013. Mr. Zapico served as President–Electronic Instruments from October 2003 to November 2014. Mr. Zapico has 25 years of service with us.

Robert R. Mandos was elected Executive Vice President–Chief Financial Officer effective July 1, 2012. Previously he served as Senior Vice President and Comptroller from October 2004 to June 2012. Mr. Mandos has 33 years of service with us.

John W. Hardin was elected President–Electronic Instruments effective July 23, 2008. Mr. Hardin has 16 years of service with us.

Thomas C. Marecic was elected President–Electronic Instruments effective November 5, 2014. Previously he served as Senior Vice President–Electronic Instruments from March 2013 to November 2014. From February 2006 to March 2013, Mr. Marecic served as Vice President and General Manager–Process & Analytical Instruments Division. Mr. Marecic has 20 years of service with us.

Ronald J. Oscher was elected President–Electronic Instruments effective November 5, 2014. Previously he served as Senior Vice President–Electronic Instruments from March 2013 to November 2014. From May 2010 to March 2013, Mr. Oscher served as Vice President and General Manager–Materials Analysis Division. Prior to joining AMETEK, Mr. Oscher served as President–Analyzers & Solutions, Analytical Group of Emerson Electric Company from January 2009 to April 2010. Mr. Oscher has 4 years of service with us.

Timothy N. Jones was elected President–Electromechanical Group effective February 1, 2006. Mr. Jones has 35 years of service with us.

William J. Burke was elected Senior Vice President–Comptroller & Treasurer effective July 1, 2012. Previously he served as Vice President–Treasurer from November 2011 to June 2012. From March 2007 to November 2011, Mr. Burke served as Vice President–Investor Relations and Treasurer. Mr. Burke has 27 years of service with us.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”

Each year, the Compensation Committee, in consultation with an independent compensation consultant, carefully reviews our compensation policies and procedures to determine if they are in the best interests of our stockholders and employees. The Compensation Committee conducted this review in the fall of 2014. In light of the strong level of stockholder approval of our executive compensation that we received at our 2014 Annual Meeting of Stockholders (approximately 95% of the advisory vote), the Compensation Committee determined that it is in the best interests of our stockholders as well as our employees to maintain our compensation policies and procedures which have been in effect for a number of years and which are described in this Compensation Discussion and Analysis.

2014 Compensation

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2014 was designed to meet the following objectives:

•

Provide compensation that is competitive with compensation for other companies’ executive officers who provide comparable services, taking into account the size of our Company or operating group, as applicable. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.”

•	Encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned various components of our 2014 compensation payments and awards to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Short-Term Incentive Awards, Restricted Stock Awards and Stock Option Grants	Competitive Compensation, Performance Incentives, Stakeholder Incentives and Retention Incentives

Determination of Competitive Compensation

In assessing competitive compensation, we referenced current-year data provided to us by an independent compensation consultant, Pay Governance. Pay Governance used the 50th percentile of the general industry group (a collection of approximately 500 companies) as a reference point. Our approach provides us reference information, allowing us to compete effectively in the marketplace for top talent, while providing us the flexibility to respond to our changing business conditions and the performance of each individual.

We used the following process to determine a reference point for the compensation for each named executive officer in 2014:

•	We provided to the compensation consultant a description of the responsibilities for each named executive officer.

•

The compensation consultant employed its standard methodology to provide reference compensation levels for comparable executives. Comparable executives are seasoned executives having similar responsibilities. The competitive compensation information was based on general industry data derived principally from the compensation consultant’s executive compensation database. The data was adjusted to reflect the estimated revenues of our Company and the relevant operating groups. The compensation consultant advised us that it used general industry data rather than data relating only to electronics and electronic component companies because general industry data provides a much larger sampling of companies, and does not differ meaningfully from the data produced by an electronics and electronic component subset.

In considering the data provided by the compensation consultant, we believe that compensation is competitive if it is within a range of 20 percent above or 20 percent below the compensation reference points at the 50th percentile for comparable executives. We believe that variations within this range typically occur due to differences in experience, responsibilities and performance.

Salaries

The salary amounts set forth in the Summary Compensation Table for 2014 reflect salary decisions made by the Compensation Committee of our Board of Directors in 2013. All named executive officers’ salaries were within the competitive compensation guideline of 20 percent above or below salaries for comparable executives at the 50th percentile.

Short-Term Incentive Program

The principal objective of our short-term incentive program is to provide a performance incentive. We set performance targets such that total cash compensation will be within 20 percent above or below the total cash compensation guideline at the 50th percentile for comparable executives. However, larger variations, both positive and negative, may result based on actual performance.

For 2014, we set target bonus amounts, which are typically stated as a percentage of base salary, for the named executive officers as follows: Mr. Hermance – 110%; Mr. Zapico – 80%; Mr. Mandos – 75%; Mr. Jones – 65%; and Mr. Hardin – 65%.

Under our short-term incentive program, we selected performance measures that, in some instances, differed among the named executive officers. These differences reflect the differing responsibilities of the executives. We also established targets for each performance measure.

The target goal for each non-discretionary measure in 2014 was derived from our 2014 budget. Consistent with past practice, the Compensation Committee can make adjustments on a case-by-case basis, such as for group operating income, as described below.

•

Diluted earnings per share (EPS) – We believe that the paramount objective of a principal executive officer is to increase stockholder return significantly, and that for a large, well-established industrial corporation, EPS is typically a key metric affecting share price. Therefore, we believe EPS is an excellent measure of our executive officers’ performance. For 2014, we adjusted diluted earnings per share to exclude Zygo integration costs.

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Organic revenue growth – Revenue growth is key to the long-term vitality of a business and we believe this is an indicator of our executive officers’ performance. This measure is applied either on a Companywide basis, or, for our group presidents, with regard to their respective operating groups. We define our organic revenue growth measure as actual revenue compared to prior-year revenue without giving effect to (i) increases in revenues from businesses that we acquired during the year and (ii) foreign currency effects.

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Operating income – This measure applies to our group presidents with regard to their respective operating groups, and reflects adjustments deemed appropriate by the Compensation Committee. We believe this measure is a reliable indicator of corporate and operating group performance. Adjustments to operating unit income in 2014 included estimated tax benefits pertaining to the disposal of excess and obsolete inventory and the inclusion of specified financing costs related to acquisitions. We increased operating unit income by the estimated tax benefit realized through the disposal of excess and obsolete inventory. This adjustment encourages our operating executives to dispose of excess and obsolete inventory so stockholders benefit from the lower taxes. We reduced operating unit income by the estimated amount of interest cost we incur on funds borrowed to finance an acquisition where the results of operations of the acquired business are included in the unit’s operating results. We believe that reducing the operating unit income derived from an acquired business by these interest costs better reflects the contribution of the acquisition to the operating unit’s performance.

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Operating working capital – This measure represents inventory plus accounts receivable less accounts payable as a percentage of sales. We use this measure to encourage our executives to manage our working capital in a manner that increases cash available for investment. Operating working capital is reported at the Corporate and Group level. A lower working capital percentage is an indicator of the executives’ success in increasing our cash resources.

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Discretionary – A portion of each executive’s award, ranging from 10% to 20%, is based on discretionary factors that are deemed appropriate by the Compensation Committee. In the case of the chief operating officer and group presidents, these factors take into account acquisition activity of the Company and their respective operating groups.

The weighting of performance measures for each named executive officer is set forth in the table below. The target award is payable upon achievement of 100 percent of a designated goal. Payment amounts increase from 0 percent to 200 percent of the target award in proportion to the increase from 80 percent (threshold) to 120 percent (maximum) of the goal attainment with regard to each measure except for organic revenue growth and working capital. Payment amounts increase from 0 percent to 200 percent of the target award in proportion to the increase from 3 percentage points below target (threshold) to 3 percentage points above target (maximum) of the organic revenue growth goal and in proportion to the decrease from 110 percent (threshold) to 90 percent (maximum) of the working capital goal. The discretionary portions of the award opportunities are not subject to any specified formula.

Name	Performance Measure	Threshold			Designated Goal (Target)			Maximum	Actual Results (1)			Performance Measure as a Percentage of Total Target Award Opportunity	Actual Award		Actual Award as Percentage of Target Award Opportunity for the Performance Measure
Frank S. Hermance	Diluted Earnings Per Share Discretionary		$1.84 0%			$2.30 100%		$2.76 200%		$2.42 200%		80% 20%	$ $	1,310,951 519,860	126 200	% %
Robert R. Mandos	Diluted Earnings Per Share Organic Revenue Growth Corporate Working Capital Discretionary		$1.84 -0.02 19.3 0	% % %		$2.30 2.98 17.5 100	% % %	$2.76 5.98% 15.8% 200%		$2.42 3.06 17.5 150	% % %	70% 10% 10% 10%	$ $ $ $	334,288 38,885 37,875 56,813	126 103 100 150	% % % %
David A. Zapico	Diluted Earnings Per Share Organic Revenue Growth Discretionary		$1.84 -0.02 0	% %		$2.30 2.98 100	% %	$2.76 5.98% 200%		$2.42 3.06 148	% %	70% 10% 20%	$ $ $	455,426 52,976 152,736	126 103 148	% % %
Timothy N. Jones	Diluted Earnings Per Share Organic Revenue Growth Group Operating Income Group Working Capital Discretionary	$ $	1.84 0.67 193,613,929 17.71 0	% % %	$ $	2.30 3.67 242,017,411 16.1 100	% % %	$2.76 6.67% $290,420,893 14.49% 200%	$ $	2.42 4.05 253,975,362 16.5 100	% % %	35% 10% 35% 10% 10%	$ $ $ $ $	125,066 31,930 123,695 21,255 28,340	126 113 125 75 100	% % % % %
John W. Hardin	Diluted Earnings Per Share Organic Revenue Growth Group Operating Income Group Working Capital Discretionary	$ $	1.84 -0.08 235,065,748 25.52 0	% % %	$ $	2.30 2.92 293,832,185 23.2 100	% % %	$2.76 5.92% $352,598,621 20.88% 200%	$ $	2.42 1.48 288,408,669 22.4 100	% % %	35% 10% 35% 10% 10%	$ $ $ $ $	123,505 14,553 88,912 37,782 27,986	126 52 91 135 100	% % % % %

(1)	Diluted earnings per share excludes Zygo integration costs of $18.9 million, or approximately $0.05 per diluted share.

As a result of our actual outcomes with respect to the performance measures and the Committee’s determinations with respect to the discretionary component, the award payments and the percentage of the aggregate target award represented by the award payments are as follows: Mr. Hermance, $1,830,811 (141%); Mr. Mandos, $467,861 (124%); Mr. Zapico, $661,138 (128%); Mr. Jones, $330,286 (117%) and Mr. Hardin, $292,738 (105%). In accordance with SEC regulations, the award payments are reflected in two separate columns of the Summary Compensation Table. The discretionary awards for the named executive officers appear in the “Bonus” column. The other awards are reflected in the “Non-Equity Incentive Plan Compensation” column.

The actual total cash compensation for the named executive officers, as a percentage of the dollar amount of target total cash compensation at the 50th percentile reference point for comparable executives ranged from 108% to 145%. The level of total cash compensation delivered to the named executive officers was primarily driven by the short-term incentive payouts achieved based on record levels of performance.

In providing a discretionary award to Mr. Hermance, the Compensation Committee considered our success with respect to our four growth strategies:

•	Operational Excellence—We achieved record operating margins of 22.8% in 2014.

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Global and market expansion—International sales grew by 11% in 2014, representing 55% of overall sales. We significantly expanded our sales in the BRIC countries (Brazil, Russia, India and China) in 2014 which increased 17% over 2013.

•	Strategic acquisitions—We deployed approximately $575 million on five acquisitions in 2014 and added approximately $285 million in annualized revenue.

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New products—We introduced a number of new products that contributed to our revenue and profitability. Sales from new products introduced over the last three years grew 20% in 2014 versus 2013. Additionally, new products as a percentage of total sales increased to 23% of sales in 2014 from 21% in 2013.

In the case of Mr. Mandos, the Compensation Committee considered the same factors as those considered for Mr. Hermance. The discretionary awards for Messrs. Zapico, Jones and Hardin reflected the Committee’s assessment of acquisition activities for their respective areas of responsibility.

Equity-Based Compensation

Our equity-based compensation in 2014 consisted of awards of stock options and restricted stock. We use the most recent year 50th percentile of the general industry group as a reference point for assessing and establishing competitive compensation. Our equity-based awards were within the competitive compensation guideline of 20 percent above or below equity-based awards for comparable executives at the 50th percentile.

We granted 50 percent of the long-term incentive award in the form of stock options and 50 percent in the form of restricted stock. To determine the option award size, we applied a Black-Scholes methodology and to determine the restricted stock award size, we divided the value by the fair market value of a share of the Company’s common stock. As a result, we awarded options and restricted stock to the named executive officers as set forth in the Grants of Plan-Based Awards table on page 27 under the column headings, “All Other Option Awards: Number of Securities Underlying Options” and “All Other Stock Awards: Number of Shares of Stock or Units” respectively.

The dollar amounts shown in the Summary Compensation Table under “Option Awards” and “Stock Awards” generally reflect the grant date fair values computed in accordance with ASC 718. See the footnotes to the Summary Compensation Table for further information.

Our options generally vest in equal annual increments on the first four anniversaries of the date of grant. We believe that these vesting terms provide to our executives a meaningful incentive for continued employment. For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table.

We believe that the vesting provisions of our equity awards also serve as an incentive for continued employment. However, to encourage performance that ultimately enhances stockholder value, we provide for immediate vesting of a restricted stock award if the closing price of our Common Stock during any five consecutive trading days reaches 200 percent of the price of our Common Stock on the date of grant. In the event that the performance criterion is met prior to the first anniversary of the date of grant, then the vesting is delayed until the first anniversary of the date of grant.

Stock-Based Award Grant Practices

Our practices for the grant of stock-based awards encompass the following principles:

•	The majority of stock-based awards are approved annually by the Compensation Committee on a pre-scheduled date, which occurs in close proximity to the date of our Annual Meeting of Stockholders.

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The annual stock-based awards will not be made when the Compensation Committee is aware that executive officers or non-employee Directors are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

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While stock-based awards other than annual awards may be granted to address, among other things, the recruiting or hiring of new employees and promotions, such awards will not be made to executive officers if the Committee is aware that the executive officers are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

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The Compensation Committee has established that stock options are granted only on the date the Compensation Committee approves the grant and with an exercise price equal to the fair market value on the date of grant, except in cases where international sub-plans require compliance with specific grant date criteria. In these cases, the Compensation Committee may grant stock options at a specified future date with the exercise prices equal to the fair market value on the date of grant.

•	Backdating of stock options is prohibited.

•

Stockholder approval is required to reprice stock options and stock appreciation rights or for cash buy-outs of underwater stock options and stock appreciation rights except in connection with a corporate transaction involving the Company including, without limitation, any stock dividend, distribution (whether in the form of cash, Company stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change of control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Company stock or other securities, or similar transaction(s).

Stock Ownership Guidelines

We believe that by encouraging our executives to maintain a meaningful equity interest in our Company, we will align the interests of our executives with those of our stockholders. Mr. Hermance is required to hold a multiple of five times his base salary in our stock. Mr. Zapico is required to hold a multiple of four times his base salary. The multiple for Messrs. Mandos, Jones and Hardin is three times base salary. Under our guidelines, an executive is expected to reach his or her stock ownership requirement within five years of being promoted to his or her position. As of December 31, 2014, each of our named executive officers met his stock ownership guideline.

Compensation Risk

The Company reviews the risks associated with employee compensation policies and practices as an element of the annual incentive compensation process. As part of this process, we establish a pay mix of fixed pay, short-term incentives and long-term incentives designed to motivate behaviors and decisions that promote disciplined progress towards longer-term, sustainable goals. The multi-year vesting of our equity-based compensation award program, along with our stock ownership guidelines, serves as a control mechanism to our longer-term risk horizon. The structural components of the short-term incentive compensation, including the quantitative nature of our goals, the setting of capped payout targets with actual payouts based on a capped achievement scale, and the individual performance evaluation process, are designed to prevent excessive risk-taking that would potentially harm our value or reward poor executive judgment. We reviewed our compensation policies and practices and concluded that they are not reasonably likely to have a material adverse effect on the Company.

Anti-Hedging and Anti-Pledging Policies

The Board of Directors and our executive officers are prohibited from hedging their ownership of the Company’s stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to the Company’s stock. They are also prohibited from pledging Company stock. This prohibition relates to any type of pledge arrangement, including margin accounts covering Company stock.

Clawback Policy

The Company reserves the right to recover, or claw back, from a current or former executive officer any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

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There has been restatement of Company financials, due to the material noncompliance with any financial reporting requirement (other than a restatement caused by a change in applicable accounting rules or interpretations), and such executive officer engaged in fraud or intentional illegal conduct which materially contributed to the need for such restatement,

•	The cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

•	The cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

•	The pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement.

Any recoupment under this policy may be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.

The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.

Tax Gross-Up Provisions

The Company will not enter into any new agreements with an executive officer that include excise tax gross-up provisions with respect to payments contingent upon a change of control of the Company. There is one legacy agreement which is not affected by this policy.

Ongoing and Post-employment Agreements

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were adopted and, in some cases, amended at various times over the past 25 years, and were designed to be a part of a competitive compensation package. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

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The Employees’ Retirement Plan – This plan is a tax-qualified defined benefit plan available to all U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays annual benefits based on final average plan compensation and years of credited service. The amount of compensation that can be taken into account is subject to limits imposed by the Internal Revenue Code ($260,000 in 2014), and the maximum annual benefits payable under the plan also are subject to Internal Revenue Code limits ($210,000 in 2014). Messrs. Hermance, Mandos, Zapico and Jones participate in The Employees’ Retirement Plan. See the Pension Benefits table and accompanying narrative for additional information.

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The Retirement and Savings Plan – This is a tax-qualified defined contribution plan under which our participating employees may contribute a percentage of specified compensation on a pretax basis. In the case of highly compensated employees, including the named executive officers, contributions of up to ten percent of eligible compensation can be made, subject to a limit mandated by the Internal Revenue Code, which was $17,500 for 2014, or, if the participant was at least 50 years old, $23,000. We provide a matching contribution equal to one-third of the first six percent of compensation contributed, subject to a maximum of $1,200. A participant may invest the participant’s contributions and matching contributions in one or more of a number of investment alternatives, including our Common Stock, and the value of a participant’s account will be determined by the investment performance of the participant’s account. No more than 25 percent of a participant’s contributions can be invested in our Common Stock. All of the named executive officers participate in The Retirement and Savings Plan. Our matching contributions are included in the “All Other Compensation” column of the Summary Compensation Table.

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Retirement Feature of The Retirement and Savings Plan – The Retirement Feature is available to participants in The Retirement and Savings Plan who meet specified criteria, including ineligibility to participate in any of our defined benefit plans. Mr. Hardin participates in the Retirement Feature. We make retirement contributions based on the total of a participant’s age plus years of service. For Mr. Hardin, we contributed an amount equal to five percent of his compensation subject to Social Security taxes and seven percent of his additional compensation. We also make an employer incentive retirement contribution equal to one percent of a participant’s eligible compensation if the participant is contributing at least six percent of his or her compensation under The Retirement and Savings Plan. See the notes to the “All Other Compensation” column of the Summary Compensation Table for further information regarding our contributions to the Retirement Feature for the account of Mr. Hardin.

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Supplemental Executive Retirement Plan (“SERP”) – This plan is a non-qualified deferred compensation plan that provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Internal Revenue Code. We refer to the compensation that exceeds these limits as “excess compensation.” For 2014, compensation in excess of $260,000 constitutes excess compensation. Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s excess compensation, which is then deemed to be invested in our Common Stock. Payout of an executive’s account, which is subject to tax liability, occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP. All of the named executive officers participate in the SERP. See the Non-qualified Deferred Compensation table and accompanying narrative for additional information.

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Deferred Compensation Plan – This plan provides an opportunity for executives to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, constitutes excess compensation. In advance of the year in which the short-term incentive award will be paid, an executive may elect to defer all or part of his or her eligible incentive award into a notional investment in our Common Stock, in an interest-bearing account or in both. A participant generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to five annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to four annual installments commencing on a date specified by the participant in his or her distribution election. Payments may commence sooner upon the participant’s earlier separation from service, upon the death of the participant, in the event of an unforeseeable financial emergency or upon a change of control. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash. Messrs. Hermance and Mandos participate in the Deferred Compensation Plan. See the Non-qualified Deferred Compensation table and accompanying narrative for additional information.

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Supplemental Senior Executive Death Benefit Program – Under this program, Mr. Hermance has entered into an agreement that requires us to pay death benefits to his designated beneficiaries and to pay benefits to him under certain circumstances during his lifetime. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $8,333 from the date of the executive’s death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for a maximum benefit of $100,000 per year for a period of 10 years. We have purchased an insurance policy on the life of Mr. Hermance to fund our obligations under the Program. See the Pension Benefits table and accompanying narrative for additional information.

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2004 Executive Death Benefit Plan – This plan provides for retirement benefits or, if the executive dies before retirement, a death benefit. Generally, if the executive dies before retirement, the executive’s beneficiary will receive a monthly payment of $8,333 until the participant would have reached age 80. If the executive retires (either at age 65 or after attaining age 55 with at least five years of service) the executive will be entitled to receive a distribution based on the value of his account in the plan, which is determined by gains or losses on, and death benefits received under, a pool of insurance policies that we own covering the lives of participants. Messrs. Mandos, Zapico, Jones and Hardin participate in this plan. See the Non-qualified Deferred Compensation table and accompanying narrative for further information.

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Change of Control Agreements – We have change of control agreements with each of our executive officers, which are described under “Potential Payments Upon Termination or Change of Control.” We entered into these change of control agreements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change of control. In addition, we want our executives to support a corporate transaction involving a change of control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us. Our agreement with each executive other than Mr. Hermance provides for payments and other benefits to the executive if we terminate the executive’s employment without cause or if the executive terminates employment for “good reason” within two years following a change of control. Mr. Hermance’s change of control agreement differs from those of the other named executive officers with respect to the amount of the payment and the scope of the benefits upon the change of control events and does not have the two-year limit applicable to the other executives following the change of control. Given the critical nature of his role as Chief Executive, his tenure with us, and our interest in retaining his services, we believe that it is appropriate to provide Mr. Hermance with this protection so that he is free to focus all of his attention on the growth and future of the Company, even in a period following a change of control. We believe that the incentive provided by these additional benefits is well worth any potential cost. For these same reasons, we also have agreed to provide payments and other benefits to Mr. Hermance if, outside of the context of a change of control, we terminate his employment without cause or he terminates his employment for good reason.

In addition, Mr. Hermance’s agreement differs from the other agreements with respect to payments that exceed the limitations under Section 280G of the Internal Revenue Code. The other executives’ agreements limit the payments made upon a change of control to the maximum amount that may be paid without an excise tax and loss of corporate tax deduction under Sections 4999 and 280G of the Internal Revenue Code. Mr. Hermance’s agreement does not contain this limitation as discussed under “Tax Considerations” below.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation made to the chief executive officer and any of the three most highly compensated executive officers, other than the chief financial officer. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives, and certain of our equity awards have been structured to preserve deductibility under Section 162(m). Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company. In 2014, the vesting of restricted stock resulted in compensation paid to our named executive officers that is non-deductible under Section 162(m).

Under Mr. Hermance’s change of control agreement, our payments to Mr. Hermance may exceed the limitations under Section 280G of the Internal Revenue Code, and therefore a portion of the payments may not be deductible. In addition, we will make an additional payment to Mr. Hermance if payments to him resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. We did not wish to have the provisions of Mr. Hermance’s agreement serve as a disincentive to his pursuit of a change of control that otherwise might be in the best interests of our Company and its stockholders. Accordingly, we determined to provide a payment to reimburse Mr. Hermance for any excise taxes payable in connection with the change-of-control payment, as well as any taxes that accrue as a result of our reimbursement. We believe that, in light of Mr. Hermance’s outstanding record in enhancing value for our stockholders, this determination is appropriate.

Role of Executive Officers in Determining Executive Compensation For Named Executive Officers

In connection with 2014 compensation, Mr. Hermance, aided by our human resources department, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels. Mr. Hermance did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and valued Mr. Hermance’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee:

Charles D. Klein, Chairperson

Ruby R. Chandy

James R. Malone

Elizabeth R. Varet

Dennis K. Williams

Dated: March 27, 2015

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE—2014

The following table provides information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and other three most highly compensated executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Frank S. Hermance Chairman of the Board and Chief Executive Officer	2014 2013 2012	$1,181,500 1,136,100 1,082,000	$519,860 227,220 432,800	$1,841,486 1,708,001 1,822,690	$1,442,119 1,598,600 1,627,342	$1,310,951 908,880 983,852	$379,873 33,000 393,406	$433,451 333,613 378,615	$7,109,240 5,945,414 6,720,705
Robert R. Mandos Executive Vice President– Chief Financial Officer	2014 2013 2012	505,000 440,000 366,000	56,813 42,900 57,235	522,268 512,567 274,961	408,946 479,651 245,551	411,048 231,660 194,848	219,432 12,563 174,489	119,053 78,781 66,327	2,242,560 1,798,122 1,379,411
David A. Zapico Executive Vice President– Chief Operating Officer	2014 2013 2012	645,000 550,000 424,000	152,736 113,520 82,680	697,597 638,205 299,270	546,320 597,125 266,904	508,402 314,231 235,399	151,659 — 126,609	170,007 115,697 82,627	2,871,721 2,328,778 1,517,489
Timothy N. Jones President–Electromechanical Group	2014 2013 2012	436,000 419,000 403,000	28,340 27,235 52,390	337,376 284,667 287,014	264,002 266,450 256,253	301,946 237,757 227,448	231,269 24,629 192,477	83,710 69,609 70,059	1,682,643 1,329,347 1,488,641
John W. Hardin President–Electronic Instruments	2014 2013 2012	430,560 414,000 391,500	27,986 53,820 31,555	306,560 284,667 287,014	239,946 266,450 256,253	264,752 167,766 228,446	13,546 27,253 16,113	92,682 92,384 104,122	1,376,032 1,306,340 1,315,003

(1)	The amounts shown for stock awards relate to restricted shares granted under our 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. For information regarding the number of shares subject to 2014 awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 27.
(2)	The amounts shown for option awards relate to shares granted under our 2007 and 2011 Omnibus Incentive Compensation Plans. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in Note 10 to our Consolidated Financial Statements on page 46 of Appendix C to this proxy statement. For information regarding the number of shares subject to 2014 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 27.
(3)	Represents payments under our short-term incentive program based on achievement of Companywide or operating group performance measures. See “Compensation Discussion and Analysis – 2014 Compensation – Short-Term Incentive Program.”

(Footnotes continue on following page.)

(4)	Includes, for 2014, the aggregate change in actuarial present value of the accumulated benefit under defined benefit plans as follows: Mr. Hermance, $235,900; Mr. Mandos, $190,800; Mr. Zapico, $137,700; and Mr. Jones, $206,700. Also includes earnings (losses) on non-qualified deferred compensation plans, to the extent required to be disclosed under SEC regulations, as follows: Mr. Hermance, $143,973; Mr. Mandos, $28,632; Mr. Zapico, $13,959; Mr. Jones, $24,569; and Mr. Hardin, $13,546. The Company did not change its benefit programs for the named executive officers in 2014; the change in benefit value is attributed to underlying assumptions such as the discount rate used to calculate the actuarial present value.
(5)	Included in All Other Compensation for 2014 are the following items that exceeded $10,000:

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our contributions under our defined contribution plans, including our Supplemental Executive Retirement Plan, as follows: Mr. Hermance, $359,000; Mr. Mandos, $93,872; Mr. Zapico, $137,198; Mr. Jones, $67,017; and Mr. Hardin, $68,039.

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dividends on restricted stock and the interest on the dividend balance, which totaled as follows: Mr. Hermance, $60,734; Mr. Mandos, $11,494; Mr. Zapico, $15,030; Mr. Jones, $10,218; and Mr. Hardin, $10,061, and which are subject to forfeiture if the related restricted stock does not vest.

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perquisites which totaled $10,939 for Mr. Hermance, $12,391 for Mr. Mandos, $17,305 for Mr. Zapico, and $14,108 for Mr. Hardin. Perquisites included automobile allowances for the listed named executive officers and country club dues for Mr. Hermance.

GRANTS OF PLAN-BASED AWARDS—2014

The following table provides details regarding plan-based awards granted to the named executive officers in 2014.

	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	(2)	(3)	Awards	Awards (4)
Frank S. Hermance	2/17/14 5/08/14	— —	$1,039,720 —	$2,079,440 —	— 34,660	— 118,100	$ — 53.13	$ N/A 3,283,605
Robert R. Mandos	2/17/14 5/08/14	— —	340,875 —	681,750 —	— 9,830	— 33,490	— 53.13	N/A 931,214
David A. Zapico	2/17/14 5/08/14	— —	412,800 —	825,600 —	— 13,130	— 44,740	— 53.13	N/A 1,243,917
Timothy N. Jones	2/17/14 5/08/14	— —	255,060 —	510,120 —	— 6,350	— 21,620	— 53.13	N/A 601,378
John W. Hardin	2/17/14 5/08/14	— —	251,878 —	503,755 —	— 5,770	— 19,650	— 53.13	N/A 546,506

(1)	These targets were established under our short-term incentive program. See “Compensation Discussion and Analysis – 2014 Compensation – Short-Term Incentive Program” for information regarding the criteria applied in determining the amounts payable under the awards. There were no threshold amounts payable under the short-term incentive program. The actual amounts paid with respect to these awards are included in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 25. Targets reflect the October 1, 2014 salary for each individual, as required by the program.
(2)	The stock awards constitute restricted shares granted under our 2007 Omnibus Incentive Compensation Plan. These shares become vested on the earliest to occur of (a) the closing price of our Common Stock on any five consecutive days equaling or exceeding $106.26 per share, (b) the death or permanent disability of the grantee, (c) the termination of the grantee’s employment with us in connection with a change of control, or (d) the fourth anniversary of the date of grant, namely May 8, 2018, provided the grantee has been employed by us continuously through that date. In the event of the grantee’s attainment of at least 55 years of age and at least 10 years of service with the Company prior to the fourth anniversary of the date of grant, then a ratable vesting schedule will apply whereby 25% of the restricted stock shall become nonforfeitable annually on the next anniversary of the date of grant if the grantee is still employed by the Company on such anniversary. Cash dividends are earned on the restricted shares but are not paid until the restricted shares vest. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.
(3)	The option awards constitute stock options granted under our 2011 Omnibus Incentive Compensation Plan. Stock options become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the date of grant. Options generally become fully exercisable in the event of the grantee’s death or permanent disability, normal retirement or termination of employment in connection with a change of control.
(4)	The grant date fair value is computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair value of option awards in this column are set forth in Note 10 to our Consolidated Financial Statements on page 46 of Appendix C to this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—2014

The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2014.

	Option Awards (1)					Stock Awards (2)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (3)
Frank S. Hermance	4/23/2008 4/23/2009 4/29/2010 5/03/2011 5/01/2012 5/08/2013 5/08/2014	291,352 451,462 335,790 113,130 95,114 39,327 —	— — — 37,710 95,116 117,983 118,100	21.6000 14.5378 19.5867 29.8267 34.0467 41.7400 53.1300	4/22/2015 4/22/2016 4/28/2017 5/02/2018 4/30/2019 5/07/2020 5/07/2021	106,069	$5,582,411
Robert R. Mandos	4/29/2010 5/03/2011 5/01/2012 5/08/2013 5/08/2014	29,079 11,361 14,352 11,800 —	— 3,789 14,352 35,400 33,490	19.5867 29.8267 34.0467 41.7400 53.1300	4/28/2017 5/02/2018 4/30/2019 5/07/2020 5/07/2021	24,481	1,288,435
David A. Zapico	4/23/2009 4/29/2010 5/03/2011 5/01/2012 5/08/2013 5/08/2014	34,442 47,632 19,473 15,600 14,690 —	— — 6,492 15,600 44,070 44,740	14.5378 19.5867 29.8267 34.0467 41.7400 53.1300	4/22/2016 4/28/2017 5/02/2018 4/30/2019 5/07/2020 5/07/2021	46,825	2,464,400
Timothy N. Jones	4/29/2010 5/03/2011 5/01/2012 5/08/2013 5/08/2014	11,908 19,473 14,976 6,555 —	— 6,492 14,979 19,665 21,620	19.5867 29.8267 34.0467 41.7400 53.1300	4/28/2017 5/02/2018 4/30/2019 5/07/2020 5/07/2021	18,087	951,919
John W. Hardin	4/23/2009 4/29/2010 5/03/2011 5/01/2012 5/08/2013 5/08/2014	23,480 35,725 19,473 14,976 6,555 —	— — 6,492 14,979 19,665 19,650	14.5378 19.5867 29.8267 34.0467 41.7400 53.1300	4/22/2016 4/28/2017 5/02/2018 4/30/2019 5/07/2020 5/07/2021	30,635	1,612,320

(1)	All option grants become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the dates of grant.

(Footnotes continue on following page.)

(2)	The following table sets forth grant and vesting information for the outstanding restricted stock awards for all named executive officers:

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Vesting Date	Price-Related Event for Accelerated Vesting*
Frank S. Hermance	5/03/2011 5/01/2012 5/08/2013 5/08/2014	13,950 26,769 30,690 34,660	5/03/2015 5/01/2016 5/08/2017 5/08/2018	$59.65 68.09 83.48 106.26
Robert R. Mandos	5/03/2011 5/01/2012 5/08/2013 5/08/2014	1,403 4,038 9,210 9,830	5/03/2015 5/01/2016 5/08/2017 5/08/2018	59.65 68.09 83.48 106.26
David A. Zapico	5/03/2011 5/01/2012 5/08/2013 5/08/2014	9,615 8,790 15,290 13,130	5/03/2015 5/01/2016 5/08/2017 5/08/2018	59.65 68.09 83.48 106.26
Timothy N. Jones	5/03/2011 5/01/2012 5/08/2013 5/08/2014	2,406 4,216 5,115 6,350	5/03/2015 5/01/2016 5/08/2017 5/08/2018	59.65 68.09 83.48 106.26
John W. Hardin	5/03/2011 5/01/2012 5/08/2013 5/08/2014	9,615 8,430 6,820 5,770	5/03/2015 5/01/2016 5/08/2017 5/08/2018	59.65 68.09 83.48 106.26

*	The price-related event for accelerated vesting of the restricted stock awards will occur if the closing price per share of our Common Stock for five consecutive trading days is equal to at least two times the closing price per share on the date of grant.
(3)	The dollar values are based on the closing price of our Common Stock on December 31, 2014 ($52.63). Cash dividends will be earned but will not be paid until the restricted shares vest. The dividends will be payable at the same rate as dividends to holders of our outstanding Common Stock. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.

OPTION EXERCISES AND STOCK VESTED—2014

The following table provides information regarding option exercises and vesting of restricted stock awards for the named executive officers in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Frank S. Hermance	—	$—	37,563	$2,006,278
Robert R. Mandos	—	—	11,312	604,185
David A. Zapico	—	—	—	—
Timothy N. Jones	—	—	6,215	331,986
John W. Hardin	10,000	384,622	—	—

(1)	The value realized on exercise is equal to the difference between the market price of the shares acquired upon exercise and the option exercise price for the acquired shares.
(2)	On May 1, 2014, the second-year pro rata vesting of the restricted stock granted on May 1, 2012 to Messrs. Hermance, Mandos and Jones, who attained at least 55 years of age and at least 10 years of service with the Company, occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on May 1, 2014 ($52.75), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

On May 5, 2014, the third-year pro rata vesting of the restricted stock granted on May 3, 2011 to Messrs. Hermance, Mandos and Jones, who attained at least 55 years of age and at least 10 years of service with the Company, occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on May 5, 2014 ($52.95), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

On May 8, 2014, the first-year pro rata vesting of the restricted stock granted on May 8, 2013 to Messrs. Hermance, Mandos and Jones, who attained at least 55 years of age and at least 10 years of service with the Company, occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on May 8, 2014 ($53.13), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

PENSION BENEFITS – 2014

We have the following defined benefit plans in which some or all of our named executive officers participate:

•

The Employees’ Retirement Plan – This plan is a qualified defined benefit pension plan that provides retirement benefits to our U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays benefits based upon eligible final average plan compensation and years of credited service. Compensation in excess of a specified amount prescribed by the Department of the Treasury ($260,000 for 2014) is not taken into account under the Retirement Plan. Mr. Hardin, who joined us after January 1, 1997, is not eligible to participate in The Employees’ Retirement Plan, but instead is eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan, a defined contribution plan.

Annual benefits earned under The Employees’ Retirement Plan are computed using the following formula:

(A + B) x C x 1.02

where:

•

A = 32.0% of eligible compensation not in excess of Social Security covered compensation plus 40.0% of eligible compensation in excess of Social Security covered compensation, times credited service at the normal retirement date (maximum of 15 years) divided by 15;

•	B = 0.5% of eligible plan compensation times credited service at the normal retirement date in excess of 15 years (maximum of ten years); and

•	C = current credited service divided by credited service at the normal retirement date.

Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains age 65 with 5 years of service. Otherwise, benefits are reduced 6.67% for each year by which pension commencement precedes the attainment of age 65. Pension benefits earned are distributed in the form of a lifetime annuity. Messrs. Mandos and Jones are eligible for early retirement under the plan.

•

Supplemental Senior Executive Death Benefit Program – Under this program, we have entered into an agreement with Mr. Hermance that requires us to pay death benefits to his designated beneficiaries and to pay lifetime benefits to him under specified circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $8,333 from the date of the executive’s death until the date he would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the program provides for an annual benefit of up to a maximum of $100,000 per year, or an aggregate of $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive’s beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement. To fund benefits under the Program, we have purchased individual life insurance policies on the lives of certain of the covered executives. We retain the right to terminate all of the Program agreements under designated circumstances.

The following table provides details regarding the present value of accumulated benefits under the plans described above for the named executive officers in 2014.

Name	Plan Name	Number of Years Credited Service at December 31, 2014	Present Value of Accumulated Benefit (1)	Payments During 2014
Frank S. Hermance	The Employees’ Retirement Plan	24	$1,519,200	—
	Supplemental Senior Executive Death Benefit Plan	N/A	694,200	—
Robert R. Mandos	The Employees’ Retirement Plan	33	795,300	—
David A. Zapico	The Employees’ Retirement Plan	25	490,000	—
Timothy N. Jones	The Employees’ Retirement Plan	35	908,700	—
John W. Hardin	N/A	N/A	N/A	—

(1)	The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through December 31, 2014. We used the following assumptions in quantifying the present value of the accumulated benefit: discount rate—4.2%; limitation on eligible annual compensation under the Internal Revenue Code—$260,000; limitation on eligible annual benefits under the Internal Revenue Code—$210,000; retirement age—65; termination and disability rates—none; form of payment—single life annuity; RP-2014 mortality table, as adjusted.

NON-QUALIFIED DEFERRED COMPENSATION—2014

We have the following non-qualified deferred compensation plans in which our named executive officers participate:

•

Supplemental Executive Retirement Plan (“SERP”) – This plan provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Department of the Treasury ($260,000 in 2014). Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s compensation that exceeds the Department of the Treasury limits, which is then deemed to be invested in our Common Stock. Payout of an executive’s account occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP.

•

Deferred Compensation Plan – This plan provides an opportunity for executives to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, exceeds limits imposed by the Department of the Treasury ($260,000 in 2014). In advance of the year in which the short-term incentive award will be paid, an executive may elect to defer all or part of his or her eligible incentive award. The monies are invested in one of two notional accounts, a Common Stock fund and an interest-bearing fund. A participant generally may elect to have the value of his or her account distributed following retirement, or while in service, as specified by the participant in his or her deferral election. Payments may commence earlier upon the participant’s earlier separation from service, upon the death of the participant, in the event of an unforeseeable financial emergency or upon a change of control, as defined in the plan. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash.

•

2004 Executive Death Benefit Plan – Under this plan, we provide a retirement benefit to Messrs. Mandos, Zapico, Jones and Hardin. The retirement benefit under this plan is designed to provide the lump sum necessary to deliver 20% of the executive’s final projected annual salary paid annually for 10 years, on a present value basis at age 70. However, the actual benefit will vary based on the gains and losses from the underlying investments in a pool of insurance policies that we own covering the lives of the participants, and on death benefits received from these same policies. The maximum salary on which the benefit can be based is $500,000. If the covered executive dies while actively employed or while disabled and before age 65, the executive’s beneficiaries will receive monthly payments from the date of the executive’s death until the executive would have attained age 80.

The following table provides details regarding non-qualified deferred compensation for the named executive officers in 2014.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (3)
Frank S. Hermance	$—	$357,800	$755,725	$—	$34,960,251
Robert R. Mandos	130,622	92,672	63,024	—	2,094,701
David A. Zapico	—	135,998	31,264	—	2,367,194
Timothy N. Jones	—	65,817	34,446	—	1,539,720
John W. Hardin	—	50,979	20,068	—	948,390

(1)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page 25: Mr. Hermance, $357,800; Mr. Mandos, $92,672; Mr. Zapico, $135,998; Mr. Jones, $65,817; and Mr. Hardin, $50,979.

(Footnotes continue on following page.)

(2)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page 25: Mr. Mandos, $21,405; Mr. Zapico, $13,959; Mr. Jones, $24,569; and Mr. Hardin, $13,546.
(3)	Includes for each named executive officer the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Hermance, $14,111,711; Mr. Mandos, $617,307; Mr. Zapico, $710,490; Mr. Jones, $540,347; and Mr. Hardin, $365,226.

POTENTIAL PAYMENTS UPON TERMINATION OR

CHANGE OF CONTROL

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change of control. The information in this section does not include information relating to the following:

•

distributions under The Employees’ Retirement Plan and distributions, other than death benefits, under the Supplemental Senior Executive Death Benefit Plan – see “Pension Benefits – 2014” for information regarding these plans,

•

distributions under the Supplemental Executive Retirement Plan and the Deferred Compensation Plan and distributions, other than death benefits, under the 2004 Executive Death Benefit Plan – see “Nonqualified Deferred Compensation – 2014” for information regarding these plans,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including tax-qualified defined contribution plans, and

•	short-term incentive payments that would not be increased due to the termination event.

The following items are reflected in the summary table on page 37. The payment amounts reflect the payments that would have been due to the named executive officers had the termination or change of control event occurred on December 31, 2014.

Change of Control Agreements. Under our change of control agreements with our named executive officers other than Mr. Hermance, in the event that a named executive officer’s employment is terminated by us without cause or by the named executive officer for “good reason” within two years beginning on the effective date of a change of control, the executive officer will receive: (1) 2.99 times the sum of (a) the executive officer’s base salary in effect on the last day of the fiscal year immediately preceding the effective date of the change of control and (b) the greater of the target bonus for the fiscal year in which the change of control occurred or the average of the bonus received for the two previous fiscal years; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; and (2) continuation of health benefits until the earliest to occur of Medicare eligibility, coverage under another group health plan without a pre-existing condition limitation, the expiration of ten years, or the executive officer’s death. Payments to executive officers other than Mr. Hermance under the change of control agreements will be reduced, if necessary, to prevent them from being subject to the limitation on deductions under Section 280G of the Internal Revenue Code. The Compensation Committee selected the 2.99 times multiple of salary and bonus to reflect competitive market levels for such agreements and, except in the case of Mr. Hermance, the amount payable is subject to limitations designed to minimize the payment of any excise taxes by us.

Generally, a change of control is deemed to occur under the change of control agreements if: (1) any person or more than one person acting as a group acquires ownership of stock which constitutes more than 50 percent of the total fair market value or total voting power of our stock; (2) any person or more than one person acting as a group acquires (during the 12-month period ending on the date of the most recent acquisition) ownership of stock possessing 30 percent or more of the total fair market value or total voting power of our stock; (3) a majority of Board members are replaced during any 12-month period by directors whose election is not endorsed by a majority of the members of the Board; or (4) any person or more than one person acting as a group acquires assets from us having a total fair market value of not less than 40 percent of the total fair market value of all of our assets immediately prior to the acquisition.

A termination for “good reason” generally means a termination initiated by the executive officer in the event of: (1) our noncompliance with the change of control agreement; (2) any involuntary reduction in the executive officer’s authority, duties or responsibilities that were in effect immediately prior to the change of control; (3) any involuntary reduction in the executive officer’s total compensation that was in effect immediately prior to the change of control; or (4) any transfer of the executive officer without the executive officer’s consent of more than 50 miles from the executive officer’s principal place of business immediately prior to the change of control other than on a temporary basis (less than 6 months).

A termination for cause would result from misappropriation of funds, habitual insobriety or substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties that has a material adverse effect on our business, operations, assets, properties or financial condition.

Under our change of control agreement with Mr. Hermance, in the event that his employment is terminated by us without cause or by Mr. Hermance for good reason in anticipation of, or following, a change of control, he will receive: (1) a lump sum payment equal to 2.99 times the sum of (a) Mr. Hermance’s base salary for the year prior to the year in which his termination occurs and (b) his targeted bonus for the year in which he is terminated or, if the amount of the targeted bonus is not known, the average of his bonuses for the two years preceding the year in which his termination occurs; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; (2) continuation of health benefits, disability insurance and death benefits until the earliest of (a) the end of the tenth year following the year of the separation from service; (b) Medicare eligibility (with regard to health benefits); (c) commencement of new employment where Mr. Hermance can participate in similar plans or programs without a pre-existing condition limitation; or (d) death; and (3) use of an automobile and reimbursement of reasonable operating expenses, and continued reimbursement of country club dues, in each case until the second anniversary of his termination or, if earlier, his death.

In addition, upon a change of control, or upon Mr. Hermance’s termination without cause or resignation for good reason in anticipation of a change of control, (1) all of his restricted stock awards and stock options immediately vest; (2) all stock options, other than incentive stock options, will be exercisable for one year following his termination, or, if earlier, the stated expiration date of the stock option; and (3) if Mr. Hermance becomes subject to excise taxes under Section 4999 of the Internal Revenue Code because our change of control payments to him are subject to the limitations on deductions under Section 280G of the Internal Revenue Code, he will be reimbursed for those excise taxes and any additional taxes payable by him as a result of the reimbursement.

Generally, a change of control is deemed to occur under Mr. Hermance’s change of control agreement upon: (1) the acquisition by any person or group of 20 percent or more of our total voting stock; (2) the acquisition by us, any executive benefit plan, or any entity we establish under the plan, acting separately or in combination with each other or with other persons, of 50 percent or more of our voting stock, if after such acquisition our Common Stock is no longer publicly traded; (3) the death, resignation or removal of our Directors within a two-year period, as a result of which the Directors serving at the beginning of the period and Directors elected with the advance approval of two-thirds of the Directors serving at the beginning of the period constitute less than a majority of the Board; (4) the approval by the stockholders of (a) a merger in which the stockholders no longer own or control at least 50 percent of the value of our outstanding equity or the combined voting power of our then outstanding voting securities, or (b) a sale or other disposition of all or substantially all of the Company’s assets. A termination is deemed to be in anticipation of a change of control if it occurs during the 90 days preceding the change of control and the substantial possibility of a change of control was known to Mr. Hermance and a majority of the Directors.

“Good reason” and “cause” are defined in Mr. Hermance’s agreement in substantially the same manner as in the other executive officers’ change of control agreements.

Payments and other benefits under the change of control agreements would have been in the following amounts if the event requiring payment occurred on December 31, 2014: Lump sum payments – Mr. Hermance, $7,418,639; Mr. Mandos, $2,642,413; Mr. Zapico, $3,556,439; Mr. Jones, $2,193,581; Mr. Hardin, $2,124,168. Death benefits – Mr. Hermance, $2,700. Health benefits – Mr. Mandos, $263,800; Mr. Zapico, $98,500; Mr. Jones, $158,500; Mr. Hardin, $247,100. Perquisites – Mr. Hermance, $87,073 (including use of an automobile and operating expenses in the amount of $65,195; and country club fees). The benefits Mr. Hermance receives upon acceleration of his equity grants in connection with a change of control are quantified below under “Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock.”

In addition, Mr. Hermance’s change of control agreement generally provides that in the event his employment is terminated by us without cause or by Mr. Hermance for good reason, in either case prior to and other than in anticipation of or following a change of control, he would receive the same benefits as he would receive in connection with a change of control, as described above, except: (1) the portion of the lump sum payment based on a multiple of cash compensation will be equal to two times, rather than 2.99 times, cash compensation and (2) the continuation of disability benefits and death benefits cannot exceed a maximum of two years from the termination of his employment, rather than ten years.

Payments and other benefits to Mr. Hermance under this provision include the following: lump sum payments, $4,962,300; stock option grant vesting acceleration, $3,912,316; restricted stock award vesting acceleration, $9,855,869; death benefits, $2,700; perquisites, $87,073 (including use of an automobile and operating expenses in the amount of $65,195; and country club fees).

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock. Under our stock incentive plans, outstanding stock options generally will vest immediately upon the occurrence of any of the following events: (1) the holder’s retirement after age 65, following two years of service with us; (2) the death of the holder; (3) the disability of the holder; or (4) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of stock options in connection with termination following a change of control (or, in the case of Mr. Hermance, in anticipation of, or upon a change of control), or upon normal retirement or death or disability are as follows: Mr. Hermance, $3,912,316; Mr. Mandos, $738,615; Mr. Zapico, $917,861; Mr. Jones, $640,550; Mr. Hardin, $640,550. The value of the accelerated vesting benefit equals the number of shares as to which the stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of our Common Stock on December 31, 2014 and the exercise price per share for the affected options.

Outstanding restricted stock generally will vest immediately upon the occurrence of either of the following events: (1) the holder’s death or disability; or (2) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of restricted stock in connection with termination following a change of control (or, in the case of Mr. Hermance, in anticipation of, or upon a change of control), or upon disability or death are as follows: Mr. Hermance, $9,855,869; Mr. Mandos, $1,904,238; Mr. Zapico, $2,491,600; Mr. Jones, $1,663,550; Mr. Hardin, $1,632,867. Benefits in connection with other events of termination addressed in the table below are as follows: Mr. Hermance, $5,819,162; Mr. Mandos (normal retirement only), $910,627; Mr. Zapico (normal retirement only), $1,224,935; Mr. Jones (normal retirement only), $972,244; Mr. Hardin (normal retirement only), $967,747. The value of the accelerated vesting benefit equals the number of shares of restricted stock that would vest on an accelerated basis on the occurrence of the specified termination or change of control event times the closing price per share of our Common Stock on December 31, 2014, plus accrued dividends and the interest on the dividend balance.

Our incentive plans define “change of control” in substantially the same manner as the change of control agreements relating to our executives other than Mr. Hermance.

Death Benefits. Death benefits are payable to Mr. Hermance under our Supplemental Senior Executive Death Benefit Plan, as described under “Pension Benefits – 2014.” Death benefits are payable to Messrs. Mandos, Zapico, Jones and Hardin under our 2004 Executive Death Benefit Plan, as described under “Nonqualified Deferred Compensation – 2014.”

The amount of death benefits payable to each of the named executive officers in the event of his death would have been as follows on December 31, 2014: Mr. Hermance, $1,062,400; Mr. Mandos, $1,506,900; Mr. Zapico, $1,705,500; Mr. Jones, $1,434,800; Mr. Hardin, $1,722,600.

Summary Table. The following table summarizes the amounts payable to each of the named executive officers based on the items described above with respect to each of the events set forth in the table. As used in the table below, “change of control” refers to payment or other benefit events occurring upon a change of control or in connection with a termination related to a change of control, as applicable.

Name	Voluntary Termination/Early Retirement/ Termination For Cause	Normal Retirement	Involuntary Not For Cause Termination	Change of Control	Disability	Death
Frank S. Hermance	$5,819,162	$9,731,478	$18,820,259	$21,276,597	$13,768,185	$14,830,585
Robert R. Mandos	—	1,649,242	—	5,549,066	2,642,853	4,149,753
David A. Zapico	—	2,142,796	—	7,064,400	3,409,461	5,114,961
Timothy N. Jones	—	1,612,794	—	4,656,181	2,304,100	3,738,900
John W. Hardin	—	1,608,297	—	4,644,685	2,273,417	3,996,017

STOCK OWNERSHIP OF

EXECUTIVE OFFICERS AND DIRECTORS

The Compensation Committee of the Board of Directors approved stock ownership guidelines for all executive officers, and reviews stock ownership on an annual basis. See “Compensation Discussion and Analysis – Stock Ownership Guidelines” on page 21 for a discussion of stock ownership guidelines for our named executive officers.

The Board of Directors established stock ownership guidelines for non-employee Directors in order to more closely link their interests with those of stockholders. Under the guidelines, each non-employee Director is expected to own, by the end of a five-year period, shares of our Common Stock having a value equal to at least five times the Director’s annual cash retainer.

The following table shows the number of shares of Common Stock that the Directors and all executive officers as a group beneficially owned, and the number of deemed shares held for the account of the executive officers under the SERP as of January 26, 2015.

	Number of Shares and Nature of Ownership (1)
Name	Outstanding Shares Beneficially Owned	Right to Acquire (2)	Total	Percent of Class	SERP and Deferred Compensation	Total Beneficial, SERP and Deferred Compensation Ownership
Ruby R. Chandy	2,450	1,297	3,747	*	—	3,747
Anthony J. Conti	7,918	12,235	20,153	*	—	20,153
John W. Hardin	50,934	100,209	151,143	*	16,206	167,349
Frank S. Hermance	2,259,376	1,326,175	3,585,551	1.5%	369,840	3,955,391
Timothy N. Jones	58,836	52,912	111,748	*	25,771	137,519
Charles D. Klein (3)	185,971	23,881	209,852	*	—	209,852
Steven W. Kohlhagen	51,896	23,881	75,777	*	—	75,777
James R. Malone	2,450	—	2,450	*	—	2,450
Robert R. Mandos	110,193	66,592	176,785	*	21,174	197,959
Gretchen W. McClain (4)	750	—	750	*	421	1,171
Elizabeth R. Varet (5)	474,499	6,479	480,978	*	—	480,978
Dennis K. Williams	19,047	32,048	51,095	*	—	51,095
David A. Zapico	108,724	131,837	240,561	*	42,925	283,486
Directors and Executive Officers as a Group (16 persons) including individuals named above	3,418,486	1,866,216	5,284,702	2.2%	493,227	5,777,929

*	Represents less than 1% of the outstanding shares of our Common Stock.
(1)	Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.
(2)	Shares the Director or executive officer has a right to acquire through stock option exercises within 60 days of January 26, 2015.

(3)	Includes 5,750 shares held by a charitable foundation of which Mr. Klein is a director. Includes 7,000 shares held by a charitable remainder trust of which Mr. Klein and his wife are two of the co-trustees and of which his wife is a beneficiary, as to which Mr. Klein disclaims any beneficial ownership except to the extent of his wife’s pecuniary interest therein.
(4)	Includes 421 stock units under the AMETEK, Inc. Directors’ Deferred Compensation Plan.
(5)	Includes 73,500 shares, of which 67,500 shares are owned by a trust of which Ms. Varet’s husband is a beneficiary and 6,000 shares are owned by Ms. Varet’s adult children, as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 351,909 shares.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table provides information regarding the only entities known to us to be beneficial owners of more than five percent of the outstanding shares of our Common Stock as of March 20, 2015.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	18,326,926	7.5%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	15,874,314	6.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	15,795,794	6.4%
FMR LLC 245 Summer Street Boston, MA 02210	14,053,799	5.7%

(1)	Based on Schedule 13G filed on February 11, 2015, as of December 31, 2014 The Vanguard Group, Inc. beneficially owned 18,326,926 shares of AMETEK common stock, with sole voting power over 428,900 shares, sole dispositive power over 17,926,731 shares and shared dispositive power over 400,195 shares.
(2)	Based on Schedule 13G filed on February 12, 2015, as of December 31, 2014 T. Rowe Price Associates, Inc. beneficially owned 15,874,314 shares of AMETEK common stock, with sole voting power over 3,531,443 shares and sole dispositive power over all of the shares.
(3)	Based on Schedule 13G filed on January 30, 2015, as of December 31, 2014 BlackRock, Inc. beneficially owned 15,795,794 shares of AMETEK common stock, with sole voting power over 13,307,750 shares and sole dispositive power over all of the shares.
(4)	Based on Schedule 13G filed on February 13, 2015, as of December 31, 2014 FMR LLC beneficially owned 14,053,799 shares of AMETEK common stock, with sole voting power over 149,628 shares and sole dispositive power over all of the shares.

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. Copies of all such Section 16(a) reports are required to be furnished to us. These filing requirements also apply to holders of more than 10% of our Common Stock, but we do not know of any person that holds more than 10% of our Common Stock. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all of our officers and Directors were in compliance with all Section 16(a) filing requirements, other than Messrs. Klein and Malone who each reported one transaction late on Form 4.

OTHER BUSINESS

We are not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the individuals named on the enclosed proxy card will vote the shares it represents in accordance with their judgment.

By Order of the Board of Directors

Kathryn E. Sena

Corporate Secretary

Dated: March 27, 2015

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

Registered and street-name stockholders who reside at a single address receive only one annual report and proxy statement at that address unless a stockholder provides contrary instructions. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a stockholder wishes in the future to receive a separate annual report or proxy statement, he or she may contact our transfer agent, American Stock Transfer & Trust Company, LLC, toll-free at 1-800-937-5449, or in writing at American Stock Transfer & Trust Company, LLC, Stockholder Services, 6201 15th Avenue, Brooklyn, NY 11219. Stockholders can request householding if they receive multiple copies of the annual report and proxy statement by contacting American Stock Transfer & Trust Company, LLC at the address above.

ELECTRONIC DISTRIBUTION OF PROXY STATEMENTS

AND ANNUAL REPORTS

To receive future AMETEK, Inc. proxy statements and annual reports electronically, please visit www.amstock.com. Click on Shareholder Account Access to enroll. After logging in, select Receive Company Mailings via E-mail. Once enrolled, stockholders will no longer receive a printed copy of proxy materials, unless they request one. Each year they will receive an e-mail explaining how to access the Annual Report and Proxy Statement online as well as how to vote their shares online. They may suspend electronic distribution at any time by contacting American Stock Transfer & Trust Company, LLC.

APPENDIX A

PROPOSED AMENDMENTS TO

ARTICLE VI OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AMETEK, INC.

Article VI of the Amended and Restated Certificate of Incorporation of AMETEK, Inc. is hereby amended to read in its entirety as follows:

SIXTH. Subject to the rights of the holders of any series of Preferred Stock:

(a) any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

(b) special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board (the “Chairman”), (ii) the Corporate Secretary of the Company (the “Secretary”) within 10 calendar days after receipt of the written request of a majority of the total number of Directors which the Company would have if there were no vacancies (the “Whole Board”), or (iii) the Secretary upon the written request made in accordance with and subject to the By-Laws of holders of record, who hold a “net long position” (as defined in the By-Laws), of not less than fifty percent (50%) of the then outstanding shares of the Voting Stock of the Company.

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By-Laws of the Company. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article Sixth.

A-1

APPENDIX B

PROPOSED AMENDMENTS TO

BY-LAWS OF AMETEK, INC.

The By-Laws of AMETEK, Inc. (as amended to and including May 8, 2014) are hereby amended as follows:

1.	By-Law 3 shall be amended to read in its entirety as follows:

3. Special Meetings. (a) Special meetings of the stockholders may be called only (i) by the Chairman, (ii) by the Corporate Secretary within 10 calendar days after receipt of the written request of a majority of the Whole Board, and (iii) by the Corporate Secretary upon the written request to the Corporate Secretary (a “Special Meeting Request”) made in accordance with these By-Laws by holders of record, who hold a “net long position” (as defined below), of not less than fifty percent (50%) of the then outstanding Voting Stock of the Company (the “Requisite Percent”). Any such request by a majority of the Whole Board must be sent to the Chairman and the Corporate Secretary and must state the purpose or purposes of the proposed meeting. Special meetings of holders of the outstanding Preferred Stock, if any, may be called in the manner and for the purposes provided in the applicable Preferred Stock Designation. At a special meeting of stockholders, only such business may be conducted or considered as (i) has been specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chairman or the Corporate Secretary or (ii) otherwise is properly brought before the meeting by the presiding officer of the meeting (as described in By-Law 8) or by or at the direction of a majority of the Whole Board.

(b) In order for a special meeting upon stockholder request (a “Stockholder Requested Special Meeting”) to be called in accordance with By-Law 3(a) above, one or more Special Meeting Requests stating the purpose or purposes of the special meeting and the matters proposed to be acted upon thereat must be signed and dated by the Requisite Percent of record holders of Common Stock (or their duly authorized agents), must be delivered to the Corporate Secretary and accompanied by the information, representations and agreements required by By-Law 8, as applicable, as to any business proposed to be conducted and any nominations proposed to be presented at such special meeting and as to the stockholder(s) requesting the special meeting (including the beneficial owners on whose behalf the request is made). Only business within the purpose or purposes described in the Special Meeting Request may be conducted at a Stockholder Requested Special Meeting; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any Stockholder Requested Special Meeting. Upon receipt by the Corporate Secretary of the Special Meeting Request, the Board of Directors shall fix the date of the Stockholder Requested Special Meeting which shall be held at such day and hour as the Board of Directors may fix, but not more than 90 days after the receipt of the Special Meeting Request (provided that such request complies with all applicable provisions of these By-Laws), and due notice is given thereof in accordance with By-Law 4.

(c) In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Corporate Secretary will be considered together only if each such Special Meeting Request (i) identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting, as determined in good faith by the Board of Directors, and (ii) has been dated and delivered to the Corporate Secretary within sixty (60) days of the earliest dated Special Meeting Request. Any requesting stockholder may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the Corporate Secretary at the principal executive offices of the Company. Any disposition (including any reduction in “net long position”) by a requesting stockholder after the date of the Special Meeting Request of any shares of Common Stock of the Company (or of beneficial ownership of such shares by the beneficial owner on whose behalf the request was made) shall be deemed a revocation of the Special Meeting Request with respect to such shares, and each requesting stockholder and the applicable beneficial owner shall certify to the Corporate Secretary on the day prior to the Stockholder Requested Special Meeting as to whether any such disposition has occurred. If the unrevoked valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, the Board of Directors, in its discretion, may cancel the Stockholder Requested Special Meeting. If none of the stockholders who submitted the Special Meeting Requests appears or sends a duly authorized agent to present the matters to be presented for consideration that were specified in the Special Meeting Request, the Company need not present such matters for vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Company.

(d) Notwithstanding the foregoing, a Stockholder Requested Special Meeting shall not be held if: (i) the Special Meeting Request does not comply with these By-Laws; (ii) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law; (iii) the Special Meeting Request is received by the Company during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting; (iv) an identical or substantially similar item (a “Similar Item”), as determined in good faith by the Board of Directors (and for the purposes of this clause (iv), the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), was presented at a meeting of stockholders held not more than 120 days before the Special Meeting Request is received by the Corporate Secretary; (v) the Chairman or the Corporate Secretary has called or calls for an annual or special meeting of stockholders to be held within 90 days after the Special Meeting Request is received by the Corporate Secretary and the business to be conducted at such meeting is a Similar Item, as determined in good faith by the Board of Directors; or (vi) such Special Meeting Request was made in a manner that involved a violation of the proxy rules of the Securities and Exchange Commission or other applicable law. The Board of Directors shall determine whether all of the requirements set forth in these By-Laws have been satisfied and such determination shall be binding upon the Company and its stockholders.

(e) “Net long position” shall be determined with respect to each stockholder requesting a special meeting and each beneficial owner who is directing a stockholder to act on such owner’s behalf (each stockholder and owner, a “party”) in accordance with the definition thereof set forth in Rule 14e-4 under the Exchange Act (as defined herein), as amended from time to time, provided that (x) for purposes of such definition, in determining such party’s “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the record date fixed to determine the stockholders entitled to deliver a written request for a special meeting, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Company’s Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such record date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such party shall be reduced by the number of shares as to which the Board of Directors determines that such party does not, or will not, have the right to vote or direct the vote at the special meeting or as to which the Board of Directors determines that such party has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

2.	Subsection (a) of By-Law 8 shall be amended to read in its entirety as follows:

(a) The Chairman, or any officer of the Company designated by a majority of the Whole Board, will call meetings of the stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the stockholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including without limitation by imposing restrictions on the persons (other than stockholders of the Company or their duly appointed proxies) who may attend any such stockholders’ meeting, by ascertaining whether any stockholder or his proxy may be excluded from any meeting of the stockholders based upon any determination by the presiding officer, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, by determining the circumstances in which any person may make a statement or ask questions at any meeting of the stockholders, and by having the power and authority to adjourn the meeting without a vote of stockholders, whether or not there is a quorum present, provided that any Stockholder Requested Special Meeting may not be adjourned for more than 30 days without the consent of the requesting stockholders.

3.	Subsection (d) of By-Law 8 shall be amended to read in its entirety as follows:

(d) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting (i) by or at the direction of the Whole Board or (ii) in accordance with the procedures set forth in By-Law 3.

APPENDIX C

AMETEK, Inc.

ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS

INFORMATION RELATING TO AMETEK COMMON STOCK

The principal market on which the Company’s common stock is traded is the New York Stock Exchange and it is traded under the symbol “AME.”

Market Price and Dividends Per Share

The high and low sales prices of the Company’s common stock on the New York Stock Exchange composite tape and the quarterly dividends per share paid on the common stock were:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2014
Dividends paid per share	$0.06	$0.09	$0.09	$0.09
Common stock trading range:
High	$54.40	$54.50	$53.49	$54.25
Low	$47.39	$49.50	$47.95	$45.12
2013
Dividends paid per share	$0.06	$0.06	$0.06	$0.06
Common stock trading range:
High	$43.46	$43.98	$48.01	$52.89
Low	$38.00	$39.46	$42.23	$43.40

Stock Performance Graph

The following graph and accompanying table compare the cumulative total stockholder return for AMETEK over the last five years ended December 31, 2014 with total returns for the same period for the Standard and Poor’s (“S&P”) 500 Index and Russell 1000 Index. AMETEK’s stock price is a component of both indices. The performance graph and table assume a $100 investment made on December 31, 2009 and reinvestment of all dividends. The stock performance shown on the graph below is based on historical data and is not necessarily indicative of future stock price performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

	December 31,
	2009	2010	2011	2012	2013	2014
AMETEK, Inc.	$100.00	$154.85	$167.07	$225.06	$317.21	$318.97
Russell 1000 Index*	100.00	116.10	117.84	137.19	182.62	206.79
S&P 500 Index*	100.00	115.06	117.49	136.30	180.44	205.14

*	Includes AMETEK, Inc.

AMETEK, INC.

SELECTED FINANCIAL DATA

2014	2013	2012	2011	2010
(In millions, except per share amounts)
Consolidated Operating Results (Year Ended December 31):
Net sales	$4,022.0	$3,594.1	$3,334.2	$2,989.9	$2,471.0
Operating income	$898.6	$815.1	$745.9	$635.9	$482.2
Interest expense	$79.9	$73.6	$75.5	$69.7	$67.5
Net income	$584.5	$517.0	$459.1	$384.5	$283.9
Earnings per share:
Basic	$2.39	$2.12	$1.90	$1.60	$1.19
Diluted	$2.37	$2.10	$1.88	$1.58	$1.18
Dividends declared and paid per share	$0.33	$0.24	$0.22	$0.16	$0.12
Weighted average common shares outstanding:
Basic	244.9	243.9	241.5	240.4	238.6
Diluted	247.1	246.1	244.0	243.2	241.3
Performance Measures and Other Data:
Operating income — Return on net sales	22.3%	22.7%	22.4%	21.3%	19.5%
— Return on average total assets	14.6%	14.7%	15.7%	15.6%	13.6%
Net income — Return on average total capital	12.3%	12.1%	12.6%	12.3%	10.2%
— Return on average stockholders’ equity	18.3%	18.2%	20.0%	20.1%	17.0%
EBITDA(1)	$1,022.6	$916.3	$842.7	$712.2	$545.9
Ratio of EBITDA to interest expense(1)	12.8	x	12.4	x	11.2	x	10.2	x	8.2	x
Depreciation and amortization	$138.6	$118.7	$105.5	$86.5	$72.9
Capital expenditures	$71.3	$63.3	$57.4	$50.8	$39.2
Cash provided by operating activities	$726.0	$660.7	$612.5	$508.6	$423.0
Free cash flow(2)	$654.7	$597.4	$555.1	$457.8	$383.8
Consolidated Financial Position (At December 31):
Current assets	$1,578.6	$1,369.1	$1,164.7	$1,059.1	$974.5
Current liabilities	$936.1	$874.5	$880.0	$628.9	$550.9
Property, plant and equipment, net	$448.4	$402.8	$383.5	$325.3	$318.1
Total assets	$6,421.0	$5,877.9	$5,190.1	$4,319.5	$3,818.9
Long-term debt	$1,427.8	$1,141.8	$1,133.1	$1,123.4	$1,071.4
Total debt	$1,714.0	$1,415.1	$1,453.8	$1,263.9	$1,168.5
Stockholders’ equity	$3,239.6	$3,136.1	$2,535.2	$2,052.8	$1,775.2
Stockholders’ equity per share	$13.42	$12.80	$10.42	$8.53	$7.36
Total debt as a percentage of capitalization	34.6%	31.1%	36.4%	38.1%	39.7%
Net debt as a percentage of capitalization(3)	29.2%	26.3%	33.8%	34.8%	36.2%

See Notes to Selected Financial Data on the following page.

Notes to Selected Financial Data

(1)

EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. It should not be considered, however, as an alternative to operating income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of the Company’s overall liquidity as presented in the Company’s consolidated financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures used by other companies. The following table presents the reconciliation of net income reported in accordance with U.S. generally accepted accounting principles (“GAAP”) to EBITDA:

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(In millions)
Net income	$584.5	$517.0	$459.1	$384.5	$283.9

Add (deduct):
Interest expense	79.9	73.6	75.5	69.7	67.5
Interest income	(0.8)	(0.8)	(0.7)	(0.7)	(0.7)
Income taxes	220.4	207.8	203.3	172.2	122.3
Depreciation	63.7	57.2	53.7	48.9	45.4
Amortization	74.9	61.5	51.8	37.6	27.5

Total adjustments	438.1	399.3	383.6	327.7	262.0

EBITDA	$1,022.6	$916.3	$842.7	$712.2	$545.9

(2)

Free cash flow represents cash flow from operating activities less capital expenditures. Free cash flow is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. (Also see note 1 above). The following table presents the reconciliation of cash flow from operating activities reported in accordance with U.S. GAAP to free cash flow:

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(In millions)
Cash provided by operating activities	$726.0	$660.7	$612.5	$508.6	$423.0
Deduct: Capital expenditures	(71.3)	(63.3)	(57.4)	(50.8)	(39.2)

Free cash flow	$654.7	$597.4	$555.1	$457.8	$383.8

(3)

Net debt represents total debt minus cash and cash equivalents. Net debt is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. (Also see note 1 above). The following table presents the reconciliation of total debt reported in accordance with U.S. GAAP to net debt:

	December 31,
	2014	2013	2012	2011	2010
	(In millions)
Total debt	$1,714.0	$1,415.1	$1,453.8	$1,263.9	$1,168.5
Less: Cash and cash equivalents	(377.6)	(295.2)	(158.0)	(170.4)	(163.2)

Net debt	1,336.4	1,119.9	1,295.8	1,093.5	1,005.3
Stockholders’ equity	3,239.6	3,136.1	2,535.2	2,052.8	1,775.2

Capitalization (net debt plus stockholders’ equity)	$4,576.0	$4,256.0	$3,831.0	$3,146.3	$2,780.5

Net debt as a percentage of capitalization	29.2%	26.3%	33.8%	34.8%	36.2%

AMETEK, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report includes forward-looking statements based on the Company’s current assumptions, expectations and projections about future events. When used in this report, the words “believes,” “anticipates,” “may,” “expect,” “intend,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. For more information concerning risks and other factors that could have a material adverse effect on our business or could cause actual results to differ materially from management’s expectations, see “Forward-Looking Information” on page C-20.

The following discussion and analysis of the Company’s results of operations and financial condition should be read in conjunction with “Selected Financial Data” and the consolidated financial statements of the Company and the related notes included elsewhere in this Appendix. We begin with an overview of our business and operations.

Business Overview

AMETEK’s operations are affected by global, regional and industry economic factors. However, the Company’s strategic geographic and industry diversification, and its mix of products and services, have helped to limit the potential adverse impact of any unfavorable developments in any one industry or the economy of any single country on its consolidated operating results. In 2014, the Company established records for orders, sales, operating income, net income, diluted earnings per share and operating cash flow. Contributions from recent acquisitions, combined with successful Operational Excellence initiatives, had a positive impact on 2014 results. The Company also benefited from its strategic initiatives under AMETEK’s four key strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. Highlights of 2014 were:

•

In 2014, net sales were $4,022.0 million, an increase of $427.9 million or 11.9% from 2013, on contributions from the 2013 and 2014 acquisitions and internal growth of approximately 4% in the Electronic Instruments Group (“EIG”) and 2% in the Electromechanical Group (“EMG”) excluding the effect of foreign currency translation.

•	Net income for 2014 was $584.5 million, an increase of $67.5 million or 13.1%, compared with $517.0 million in 2013.

•	During 2014, the Company spent $573.6 million in cash, net of cash acquired, to acquire five businesses:

•	In January 2014, the Company acquired Teseq Group, a leading manufacturer of test and measurement instrumentation for electromagnetic compatibility testing;

•	In February 2014, the Company acquired VTI Instruments (“VTI”), a manufacturer of high precision test and measurement instrumentation;

•	In May 2014, the Company acquired Luphos GmbH. Luphos’ core technology is used in the measurement of complex aspheric optical surfaces and other surfaces through non-contact methods;

•

In June 2014, the Company acquired Zygo Corporation, a provider of optical metrology solutions, high-precision optics and optical assemblies used in a wide range of scientific, industrial and medical applications; and

•	In August 2014, the Company acquired Amptek, Inc., a manufacturer of instruments and detectors used to identify composition of materials using x-ray fluorescence technology.

•	Higher earnings resulted in record cash flow provided by operating activities that totaled $726.0 million for 2014, a $65.3 million or 9.9% increase from 2013.

•

The Company continues to maintain a strong international sales presence. International sales, including U.S. export sales, were $2,196.2 million or 54.6% of net sales in 2014, compared with $1,984.5 million or 55.2% of net sales in 2013.

•

New orders for 2014 were a record at $4,079.3 million, an increase of $457.4 million or 12.6%, compared with $3,621.9 million in 2013. As a result, the Company’s backlog of unfilled orders at December 31, 2014 was $1,197.3 million.

•

The Company continued its emphasis on investment in research, development and engineering, spending $208.3 million in 2014 before customer reimbursement of $8.9 million. Sales from products introduced in the past three years were $921.0 million or 22.9% of net sales.

•

In the third quarter of 2014, AMETEK completed a private placement agreement to sell $700 million in senior notes to a group of institutional investors. There are three funding dates for the senior notes. The first funding occurred in September 2014 for $500 million, consisting of $300 million in aggregate principal amount of 3.73% senior notes due September 2024, $100 million in aggregate principal amount of 3.83% senior notes due September 2026 and $100 million in aggregate principal amount of 3.98% senior notes due September 2029. The second funding date will be in June 2015 for $50 million in aggregate principal amount of 3.91% senior notes due June 2025. The third funding date will be in August 2015 for $150 million, consisting of $100 million in aggregate principal amount of 3.96% senior notes due August 2025 and $50 million in aggregate principal amount of 4.45% senior notes due August 2035. The senior notes will carry a weighted average interest rate of 3.88%. The proceeds from the first funding of the senior notes were used to pay down all domestic borrowings under AMETEK’s revolving credit facility.

Results of Operations

The following table sets forth net sales and income by reportable segment and on a consolidated basis:

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Net sales(1):
Electronic Instruments	$2,421,638	$2,034,594	$1,872,557
Electromechanical	1,600,326	1,559,542	1,461,656

Consolidated net sales	$4,021,964	$3,594,136	$3,334,213

Operating income and income before income taxes:
Segment operating income(2):
Electronic Instruments	$612,992	$552,110	$497,116
Electromechanical	335,046	309,402	292,205

Total segment operating income	948,038	861,512	789,321
Corporate administrative and other expenses	(49,452)	(46,433)	(43,449)

Consolidated operating income	898,586	815,079	745,872
Interest and other expenses, net	(93,754)	(90,284)	(83,397)

Consolidated income before income taxes	$804,832	$724,795	$662,475

(1)	After elimination of intra- and intersegment sales, which are not significant in amount.

(2)

Segment operating income represents net sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

Results of Operations for the year ended December 31, 2014 compared with the year ended December 31, 2013

In 2014, the Company established records for orders, sales, operating income, net income, diluted earnings per share and operating cash flow. The Company achieved these results from contributions from the acquisitions completed in 2014 and the acquisitions of Powervar, Inc. in December 2013, Creaform, Inc. in October 2013 and Controls Southeast (“CSI”) in August 2013, internal sales growth in both EIG and EMG, as well as our Operational Excellence initiatives. The full year impact of the 2014 acquisitions and our continued focus on and implementation of Operational Excellence initiatives are expected to have a positive impact on our 2015 results while a stronger U.S. dollar is expected to be a headwind in 2015.

Net sales for 2014 were $4,022.0 million, an increase of $427.9 million or 11.9%, compared with net sales of $3,594.1 million in 2013. EIG net sales were $2,421.6 million in 2014, an increase of 19.0% from $2,034.6 million in 2013. EMG net sales were $1,600.3 million in 2014, an increase of 2.6% from $1,559.5 million in 2013. The increase in net sales for 2014 was attributable to higher order rates which drove internal sales growth of approximately 3% and acquisition growth of 9%.

Total international sales for 2014 were $2,196.2 million or 54.6% of net sales, an increase of $211.7 million or 10.7%, compared with international sales of $1,984.5 million or 55.2% of net sales in 2013. The $211.7 million increase in international sales resulted from the acquisitions mentioned above and higher sales growth, and includes the effect of foreign currency translation. Both reportable segments of the Company maintain strong international sales presences in Europe and Asia. Export shipments from the United States, which are included in total international sales, were $1,148.1 million in 2014, an increase of $111.1 million or 10.7%, compared with $1,037.0 million in 2013. Export shipments improved due to increased exports from the 2014 and 2013 acquisitions noted above, excluding Teseq and Creaform.

New orders for 2014 were a record at $4,079.3 million, an increase of $457.4 million or 12.6%, compared with $3,621.9 million in 2013. The increase in orders for 2014 was due to internal order growth of approximately 4%, acquisitions added 10% and foreign currency translation was an unfavorable 1% effect. As a result, the Company’s backlog of unfilled orders at December 31, 2014 was $1,197.3 million, an increase of $57.3 million or 5.0%, compared with $1,140.0 million at December 31, 2013.

Segment operating income for 2014 was $948.0 million, an increase of $86.5 million or 10.0%, compared with segment operating income of $861.5 million in 2013. The increase in segment operating income resulted primarily from the acquisitions and internal sales growth mentioned above, as well as the benefits of the Company’s Operational Excellence initiatives, partially offset by $18.9 million in “Zygo integration costs,” comprised of $10.4 million in severance charges, a $4.5 million fair value inventory adjustment and $4.0 million in other charges, related to the Zygo acquisition. Segment operating income, as a percentage of net sales, decreased to 23.6% in 2014, compared with 24.0% in 2013. The decrease in segment operating margins resulted primarily from the Zygo integration costs noted above, partially offset by the benefits of the Company’s Operational Excellence initiatives.

Selling, general and administrative (“SG&A”) expenses for 2014 were $462.6 million, an increase of $64.4 million or 16.2%, compared with $398.2 million in 2013. As a percentage of net sales, SG&A expenses were 11.5% for 2014, compared with 11.1% in 2013. Selling expenses for 2014 were $413.8 million, an increase of $61.6 million or 17.5%, compared with $352.2 million in 2013. Selling expenses, as a percentage of net sales, increased to 10.3% for 2014, compared with 9.8% in 2013. The selling expenses increase and the corresponding increase in selling expenses as a percentage of sales were due primarily to business acquisitions. The Company’s acquisition strategy generally is to acquire differentiated businesses, which, because of their distribution channels and higher marketing costs, tend to have a higher rate of selling expenses. Base business selling expenses increased approximately 4% for 2014 compared to 2013, which was in line with internal sales growth.

Corporate administrative expenses for 2014 were $48.8 million, an increase of $2.8 million or 6.1%, compared with $46.0 million in 2013. As a percentage of net sales, corporate administrative expenses were 1.2% for 2014, compared with 1.3% in 2013.

Consolidated operating income was $898.6 million or 22.3% of net sales for 2014, an increase of $83.5 million or 10.2%, compared with $815.1 million or 22.7% of net sales in 2013.

Interest expense was $79.9 million for 2014, an increase of $6.3 million or 8.6%, compared with $73.6 million in 2013. The increase was due to the impact of the initial funding of the private placement senior notes in the third quarter of 2014 and higher borrowings under the revolving credit facility to help fund the recent acquisitions.

Other expenses, net were $13.8 million for 2014, a decrease of $2.9 million, compared with $16.7 million in 2013. The decrease was driven by an $8.0 million insurance policy gain in the fourth quarter of 2014, partially offset by a $5.5 million reversal of an insurance policy receivable related to a specific uncertain tax position liability of an acquired entity in the third quarter of 2014.

The effective tax rate for 2014 was 27.4%, compared with 28.7% in 2013. Both years’ effective tax rate reflect the improving mix of foreign earnings subject to tax at lower rates and a continued trend in lower state tax rates. The 2014 effective tax rate reflects a release of $12.9 million of uncertain tax position liabilities related to an acquired entity due to the final closure of a tax year and foreign tax credit benefit on amounts repatriated during the year. On a comparative basis, the 2013 effective tax rate reflected the retroactive extension of the U.S. research and development (“R&D”) tax credit. See Note 8 to the consolidated financial statements included in this Appendix for further details.

Net income for 2014 was $584.5 million, an increase of $67.5 million or 13.1%, compared with $517.0 million in 2013. Diluted earnings per share for 2014 were $2.37, an increase of $0.27 or 12.9%, compared with $2.10 per diluted share in 2013.

Segment Results

EIG’s net sales totaled $2,421.6 million for 2014, an increase of $387.0 million or 19.0%, compared with $2,034.6 million in 2013. The net sales increase included internal sales growth of approximately 4%, primarily driven by increases in EIG’s process instruments businesses, and the 2014 acquisitions and 2013 acquisitions of Powervar and Creaform added 15%.

EIG’s operating income was $613.0 million for 2014, an increase of $60.9 million or 11.0%, compared with $552.1 million in 2013. EIG’s increase in operating income was primarily due to higher sales mentioned above, partially offset by the Zygo integration costs noted above. EIG’s operating margins were 25.3% of net sales for 2014, compared with 27.1% of net sales in 2013. EIG’s decrease in operating margins resulted primarily from the Zygo integration costs noted above, partially offset by the benefits of the Group’s Operational Excellence initiatives. EIG’s 2013 operating margins included a $11.6 million gain on the sale of a facility recorded in third quarter, which was partially offset by incremental growth investments in the businesses recorded in the third and fourth quarters.

EMG’s net sales totaled $1,600.3 million for 2014, an increase of $40.8 million or 2.6%, compared with $1,559.5 million in 2013. The net sales increase was attributable to internal sales growth, driven by increases in EMG’s differentiated businesses.

EMG’s operating income was $335.0 million for 2014, an increase of $25.6 million or 8.3%, compared with $309.4 million in 2013. EMG’s operating margins were 20.9% of net sales for 2014, compared with 19.8% of net sales in 2013. EMG’s increase in operating income and operating margins was driven by the stronger performance in its differentiated businesses, which have higher operating margins than the Group’s floor care and specialty motors businesses.

Results of Operations for the year ended December 31, 2013 compared with the year ended December 31, 2012

In 2013, the Company established records for orders, sales, operating income, operating income margins, net income, diluted earnings per share and operating cash flow. The Company achieved these results primarily through contributions from acquisitions completed in 2013 and the acquisitions of Dunkermotoren GmbH in May 2012, Micro-Poise Measurement Systems (“Micro-Poise”) in October 2012, Aero Components International (“ACI”), Avtech Avionics and Instruments (“Avtech”), Sunpower, Inc. and Crystal Engineering in December 2012, as well as our Operational Excellence initiatives.

Net sales for 2013 were $3,594.1 million, an increase of $259.9 million or 7.8%, compared with net sales of $3,334.2 million in 2012. EIG net sales were $2,034.6 million in 2013, an increase of 8.7% from $1,872.6 million in 2012. EMG net sales were $1,559.5 million in 2013, an increase of 6.7% from $1,461.7 million in 2012. The increase in net sales was attributable to higher order rates, as well as the impact of the acquisitions mentioned above. The net sales increase for 2013 included internal sales growth of approximately 2%. Foreign currency translation was flat period over period.

Total international sales for 2013 were $1,984.5 million or 55.2% of net sales, an increase of $276.9 million or 16.2%, compared with international sales of $1,707.6 million or 51.2% of net sales in 2012. The $276.9 million increase in international sales resulted from the acquisitions mentioned above, primarily driven by Dunkermotoren and Micro-Poise, and includes the effect of foreign currency translation. Both reportable segments of the Company maintain strong international sales presences in Europe and Asia. Export shipments from the United States, which are included in total international sales, were $1,037.0 million in 2013, an increase of $174.4 million or 20.2%, compared with $862.6 million in 2012. Export shipments improved due to increased exports from the 2013 and 2012 acquisitions noted above, excluding Creaform and Dunkermotoren.

New orders for 2013 were a record at $3,621.9 million, an increase of $86.8 million or 2.5%, compared with $3,535.1 million in 2012. The increase in orders was primarily attributable to 2013 and 2012 acquisitions. As a result, the Company’s backlog of unfilled orders at December 31, 2013 was $1,140.0 million, an increase of $27.7 million or 2.5%, compared with $1,112.3 million at December 31, 2012.

Segment operating income for 2013 was $861.5 million, an increase of $72.2 million or 9.1%, compared with segment operating income of $789.3 million in 2012. The increase in segment operating income resulted primarily from the acquisitions mentioned above, as well as the benefits of the Company’s lower cost structure through Operational Excellence initiatives. Segment operating income, as a percentage of net sales, increased to 24.0% in 2013, compared with 23.7% in 2012. The increase in segment operating margins resulted primarily from the benefits of the Company’s lower cost structure through Operational Excellence initiatives.

SG&A expenses for 2013 were $398.2 million, an increase of $17.7 million or 4.7%, compared with $380.5 million in 2012. As a percentage of net sales, SG&A expenses were 11.1% for 2013, compared with 11.4% in 2012. Selling expenses increased $14.8 million or 4.4% for 2013 primarily driven by the increase in net sales noted above. Selling expenses, as a percentage of net sales, decreased to 9.8% for 2013, compared with 10.1% in 2012. Base business selling expenses decreased approximately 2% for 2013 compared to 2012, primarily due to cost containment initiatives.

Corporate administrative expenses for 2013 were $46.0 million, an increase of $2.9 million or 6.7%, compared with $43.1 million in 2012. The increase in corporate administrative expenses was primarily driven by higher consulting and professional fees. As a percentage of net sales, corporate administrative expenses were 1.3% for both 2013 and 2012.

Consolidated operating income was $815.1 million or 22.7% of net sales for 2013, an increase of $69.2 million or 9.3%, compared with $745.9 million or 22.4% of net sales in 2012.

Interest expense was $73.6 million for 2013, a decrease of $1.9 million or 2.5%, compared with $75.5 million in 2012. The decrease was due to lower borrowings under revolving credit facilities.

Other expenses, net were $16.7 million for 2013, an increase of $8.8 million, compared with $7.9 million in 2012. The increase was primarily driven by acquisition-related expenses and professional fees, and the unfavorable impact from foreign currency in 2013.

The effective tax rate for 2013 was 28.7%, compared with 30.7% in 2012. The effective tax rate for 2013 reflects the higher proportion of foreign earnings, which are taxed at lower rates, as well as an improved state effective tax rate that reflects the ongoing benefit of favorable planning initiatives. In addition, the retroactive extension of the U.S. R&D tax credit for calendar year 2012 was enacted on January 2, 2013, resulting in an incremental R&D tax credit in 2013. See Note 8 to the consolidated financial statements included in this Appendix for further details.

Net income for 2013 was $517.0 million, an increase of $57.9 million or 12.6%, compared with $459.1 million in 2012. Diluted earnings per share for 2013 were $2.10, an increase of $0.22 or 11.7%, compared with $1.88 per diluted share in 2012.

Segment Results

EIG’s net sales totaled $2,034.6 million for 2013, an increase of $162.0 million or 8.7%, compared with $1,872.6 million in 2012. The net sales increase was driven by the acquisitions of Powervar, Creaform, CSI and Micro-Poise. Internal sales growth was approximately 2%, primarily driven by increases in EIG’s process instruments businesses. Foreign currency translation was flat period over period.

EIG’s operating income was $552.1 million for 2013, an increase of $55.0 million or 11.1%, compared with $497.1 million in 2012. EIG’s increase in operating income was primarily due to higher sales mentioned above. EIG’s operating margins were 27.1% of net sales for 2013, compared with 26.5% of net sales in 2012. EIG’s increase in operating margins was primarily due to the Group’s lower cost structure through Operational Excellence initiatives. EIG’s 2013 operating margins included a $11.6 million gain on the sale of a facility recorded in third quarter, which was partially offset by incremental growth investments in the businesses recorded in the third and fourth quarters.

EMG’s net sales totaled $1,559.5 million for 2013, an increase of $97.8 million or 6.7%, compared with $1,461.7 million in 2012. The net sales increase was driven by the acquisition of Dunkermotoren. Internal sales growth was approximately 1%, driven by EMG’s floor care and specialty motors businesses. Foreign currency translation was flat period over period.

EMG’s operating income was $309.4 million for 2013, an increase of $17.2 million or 5.9%, compared with $292.2 million in 2012. EMG’s increase in operating income was primarily due to higher sales mentioned above. EMG’s operating margins were 19.8% of net sales for 2013, compared with 20.0% of net sales in 2012. EMG’s decrease in operating margins was driven by weaker performance in its differentiated businesses, including the impact of the Dunkermotoren acquisition, which has a lower operating margin than the Group’s base businesses.

Liquidity and Capital Resources

Cash provided by operating activities totaled $726.0 million in 2014, an increase of $65.3 million or 9.9%, compared with $660.7 million in 2013. The increase in cash provided by operating activities was primarily due to the $67.5 million increase in net income, the $19.9 million increase in depreciation and amortization, the $19.2 million increase in deferred income taxes and the $10.7 million decrease in gain on sale of facilities, partially offset by higher overall operating working capital levels necessary to grow the Company’s businesses. Free cash flow (cash flow provided by operating activities less capital expenditures) was $654.6 million in 2014, compared with $597.4 million in 2013. EBITDA (earnings before interest, income taxes, depreciation and amortization) was $1,022.6 million in 2014, compared with $916.3 million in 2013. Free cash flow and EBITDA are presented because the Company is aware that they are measures used by third parties in evaluating the Company. (See tables on page C-4 for a reconciliation of U.S. generally accepted accounting principles (“GAAP”) measures to comparable non-GAAP measures).

Cash used for investing activities totaled $641.6 million in 2014, compared with $460.3 million in 2013. In 2014, the Company paid $573.6 million, net of cash acquired, to acquire Teseq in January 2014, VTI in February 2014, Luphos in May 2014, Zygo in June 2014 and Amptek in August 2014. In 2013, the Company paid $414.3 million, net of cash acquired, to acquire CSI in August 2013, Creaform in October 2013 and Powervar in December 2013. The Company received $1.0 million in 2014 and $12.8 million in 2013 from the sales of facilities, respectively. Additions to property, plant and equipment totaled $71.3 million in 2014, compared with $63.3 million in 2013.

Cash provided by financing activities totaled $24.1 million in 2014, compared with $70.3 million of cash used for financing activities in 2013. The change in financing cash flow was primarily the result of a net total borrowings increase of $326.6 million in 2014 to partially fund the 2014 acquisitions, compared with a net total borrowings decrease of $44.9 million in 2013. In 2014, short-term borrowings decreased $172.5 million, compared with a decrease of $45.2 million in 2013. In 2014, long-term borrowings increased $499.1 million, compared with an increase of $0.3 million in 2013.

In 2014, the Company repurchased approximately 4,755,000 shares of its common stock for $245.3 million, compared with $8.5 million used to repurchase approximately 206,000 shares of the Company’s common stock in 2013. On November 5, 2014, the Company’s Board of Directors approved an increase of $200 million in the authorization for repurchase of Company’s common stock. At December 31, 2014, $47.1 million was available under the Company’s Board of Directors authorization for future share repurchases.

Additional financing activities for 2014 include cash dividends paid of $80.6 million, compared with $58.4 million in 2013. On May 8, 2014, the Company’s Board of Directors approved a 50% increase in the quarterly cash dividend rate on the Company’s common stock to $0.09 per common share from $0.06 per common share. Proceeds from the exercise of employee stock options were $17.8 million in 2014, compared with $26.1 million in 2013.

In the third quarter of 2014, the Company completed a private placement agreement to sell $700 million in senior notes to a group of institutional investors. There are three funding dates for the senior notes. The first funding occurred in September 2014 for $500 million, consisting of $300 million in aggregate principal amount of 3.73% senior notes due September 2024, $100 million in aggregate principal amount of 3.83% senior notes due September 2026 and $100 million in aggregate principal amount of 3.98% senior notes due September 2029. The second funding date will be in June 2015 for $50 million in aggregate principal amount of 3.91% senior notes due June 2025. The third funding date will be in August 2015 for $150 million, consisting of $100 million in aggregate principal amount of 3.96% senior notes due August 2025 and $50 million in aggregate principal amount of 4.45% senior notes due August 2035. The senior notes will carry a weighted average interest rate of 3.88%. The senior notes are subject to certain customary covenants, including financial covenants that, among other things, require the Company to maintain certain debt to EBITDA and interest coverage ratios. The proceeds from the first funding of the senior notes were used to pay down all domestic borrowings under the Company’s revolving credit facility.

The Company has a revolving credit facility with a total borrowing capacity of $700 million, which excludes an accordion feature that permits the Company to request up to an additional $200 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. The revolving credit facility expires in December 2018. Interest rates on outstanding loans under the revolving credit facility are at the applicable benchmark rate plus a negotiated spread or at the U.S. prime rate. The revolving credit facility provides the Company with additional financial flexibility to support its growth plans, including its successful acquisition strategy. At December 31, 2014, the Company had available borrowing capacity of $771.2 million under its revolving credit facility, including the $200 million accordion feature.

At December 31, 2014, total debt outstanding was $1,714.0 million, compared with $1,415.1 million at December 31, 2013, with no significant maturities until the third quarter of 2015 of $150.8 million. The debt-to-capital ratio was 34.6% at December 31, 2014, compared with 31.1% at December 31, 2013. The net debt-to-capital ratio (total debt less cash and cash equivalents divided by the sum of net debt and stockholders’ equity) was 29.2% at December 31, 2014, compared with 26.3% at December 31, 2013. The net debt-to-capital ratio is presented because the Company is aware that this measure is used by third parties in evaluating the Company. (See table on page C-4 for a reconciliation of U.S. GAAP measures to comparable non-GAAP measures).

As a result of all of the Company’s cash flow activities in 2014, cash and cash equivalents at December 31, 2014 totaled $377.6 million, compared with $295.2 million at December 31, 2013. At December 31, 2014, the Company had $352.8 million in cash outside the United States, compared with $291.4 million at December 31, 2013. The Company utilizes this cash to fund its international operations, as well as to acquire international businesses. In January 2014, the Company acquired a Swiss company, Teseq Group, for approximately 78 million Swiss francs (approximately $87 million). The Company is in compliance with all covenants, including financial covenants, for all of its debt agreements. The Company believes it has sufficient cash-generating capabilities from domestic and unrestricted foreign sources, available credit facilities and access to long-term capital funds to enable it to meet its operating needs and contractual obligations in the foreseeable future.

Subsequent Event

In January 2015, the Company contributed $50.0 million to its U.S. defined benefit pension plans.

The following table summarizes AMETEK’s contractual cash obligations and the effect such obligations are expected to have on the Company’s liquidity and cash flows in future years at December 31, 2014.

	Payments Due
Contractual Obligations(1)	Total	Less Than One Year	One to Three Years	Four to Five Years	After Five Years
	(In millions)
Long-term debt(2)	$1,603.1	$185.8	$332.2	$405.0	$680.1
Revolving credit loans(3)	88.1	88.1	—	—	—
Capital lease(4)	7.4	1.0	2.1	4.3	—
Other indebtedness	15.4	11.3	1.6	2.5	—

Total debt	1,714.0	286.2	335.9	411.8	680.1
Interest on long-term fixed-rate debt	431.2	82.5	144.0	80.1	124.6
Noncancellable operating leases(5)	158.3	36.0	46.0	26.1	50.2
Purchase obligations(6)	388.7	365.3	23.3	0.1	—
Employee severance and other	14.9	14.7	0.2	—	—

Total	$2,707.1	$784.7	$549.4	$518.1	$854.9

(1)

The liability for uncertain tax positions was not included in the table of contractual obligations as of December 31, 2014 because the timing of the settlements of these uncertain tax positions cannot be reasonably estimated at this time. See Note 8 to the consolidated financial statements included in this Appendix for further details.

(2)	Includes the $450 million private placement completed in 2007, the $350 million private placement completed in 2008 and the $500 million private placement completed in 2014.

(3)

Although not contractually obligated, the Company expects to have the capability to repay the revolving credit loan within one year as permitted in the credit agreement. Accordingly, $88.1 million was classified as short-term debt at December 31, 2014.

(4)	Represents a capital lease for a building and land associated with the Cameca SAS acquisition. The lease has a term of 12 years, which began in July 2006, and is payable quarterly.

(5)	The leases expire over a range of years from 2015 to 2082 with renewal or purchase options, subject to various terms and conditions, contained in most of the leases.

(6)	Purchase obligations primarily consist of contractual commitments to purchase certain inventories at fixed prices.

Other Commitments

The Company has standby letters of credit and surety bonds of $44.1 million related to performance and payment guarantees at December 31, 2014. Based on experience with these arrangements, the Company believes that any obligations that may arise will not be material to its financial position.

Critical Accounting Policies

The Company has identified its critical accounting policies as those accounting policies that can have a significant impact on the presentation of the Company’s financial condition and results of operations and that require the use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ materially from the estimates used. The consolidated financial statements and related notes contain information that is pertinent to the Company’s accounting policies and to Management’s Discussion and Analysis. The information that follows represents additional specific disclosures about the Company’s accounting policies regarding risks, estimates, subjective decisions or assessments whereby materially different financial condition and results of operations could have been reported had different assumptions been used or different conditions existed. Primary disclosure of the Company’s significant accounting policies is in Note 1 to the consolidated financial statements in this Appendix.

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Revenue Recognition.    The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The Company’s policy, with respect to sales returns and allowances generally provides that the customer may not return products or be given allowances, except at the Company’s option. The Company has agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company, at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for the sales incentive as a reduction of revenues when the sale is recognized. Accruals for sales returns, other allowances and estimated warranty costs are provided at the time revenue is recognized based upon past experience. At December 31, 2014 and 2013, the accrual for future warranty obligations was $29.8 million and $28.0 million, respectively. The Company’s expense for warranty obligations was $10.5 million, $8.6 million and $10.1 million in 2014, 2013 and 2012, respectively. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses. If actual future sales returns and allowances and warranty amounts are higher than past experience, additional accruals may be required.

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Accounts Receivable.    The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for bad debts is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for bad debts based on the length of time specific receivables are past due based on its historical experience. If the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make payments, additional allowances may be required. The allowance for possible losses on receivables was $10.4 million and $9.5 million at December 31, 2014 and 2013, respectively.

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Inventories.    The Company uses the first-in, first-out (“FIFO”) method of accounting, which approximates current replacement cost, for approximately 80% of its inventories at December 31, 2014. The last-in, first-out (“LIFO”) method of accounting is used to determine cost for the remaining 20% of its inventory at December 31, 2014. For inventories where cost is determined by the LIFO method, the FIFO value would have been $24.4 million and $23.3 million higher than the LIFO value reported in the consolidated balance sheet at December 31, 2014 and 2013, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties and related management initiatives. If these factors are less favorable than those projected by management, additional inventory reserves may be required.

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Business Combinations.    The Company allocates the purchase price of an acquired company, including when applicable, the fair value of contingent consideration between tangible assets and intangible assets acquired and liabilities assumed from the acquired businesses based on estimated fair values, with any residual of the purchase price recorded as goodwill. Third party appraisal firms and other consultants are engaged to assist management in determining the fair values of certain assets acquired and liabilities assumed. Estimating fair values requires significant judgments, estimates and assumptions, including but not limited to: discount rates, future cash flows and the economic lives of trade names, technology, customer relationships, property, plant and equipment, as well as income taxes. These estimates are based on historical experience and information obtained from the management of the acquired companies, and are inherently uncertain.

•

Goodwill and Other Intangible Assets.    Goodwill and other intangible assets with indefinite lives, primarily trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually. For the purpose of the goodwill impairment test, the Company can elect to perform a qualitative analysis to determine if it is more likely than not that the fair values of its reporting units are less than the respective carrying values of those reporting units. The Company elected to bypass performing the qualitative screen and went directly to performing the first step quantitative analysis of the goodwill impairment test in the current year. The Company may elect to perform the qualitative analysis in future periods. The first step in the quantitative process is to compare the carrying amount of the reporting unit’s net assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further evaluation is required and no impairment loss is recognized. If the carrying amount exceeds the fair value, then the second step must be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss occurs if the amount of the recorded goodwill exceeds the implied goodwill. The Company would be required to record any such impairment losses.

The Company identifies its reporting units at the component level, which is one level below our operating units. Generally, goodwill arises from acquisitions of specific operating companies and is assigned to the reporting unit in which a particular operating company resides. Our reporting units are composed of the divisions one level below our operating units at which discrete financial information is prepared and regularly reviewed by segment management.

The Company principally relies on a discounted cash flow analysis to determine the fair value of each reporting unit, which considers forecasted cash flows discounted at an appropriate discount rate. The Company believes that market participants would use a discounted cash flow analysis to determine the fair value of its reporting units in a sale transaction. The annual goodwill impairment test requires the Company to make a number of assumptions and estimates concerning future levels of revenue growth, operating margins, depreciation, amortization and working capital requirements, which are based upon the Company’s long-range plan. The Company’s long-range plan is updated as part of its annual planning process and is reviewed and approved by management. The discount rate is an estimate of the overall after-tax rate of return required by a market participant whose weighted average cost of capital includes both equity and debt, including a risk premium. While the Company uses the best available information to prepare its cash flow and discount rate assumptions, actual future cash flows or market conditions could differ significantly resulting in future impairment charges related to recorded goodwill balances. While there are always changes in assumptions to reflect changing business and market conditions, the Company’s overall methodology and the population of assumptions used have remained unchanged. In order to evaluate the sensitivity of the goodwill impairment test to changes in the fair value calculations, the Company applied a hypothetical 10% decrease in fair values of each reporting unit. The 2014 results (expressed as a percentage of carrying value for the respective reporting unit) showed that, despite the hypothetical 10% decrease in fair value, the fair values of the Company’s reporting units still exceeded their respective carrying values by 16% to 600% for each of the Company’s reporting units.

The impairment test for indefinite-lived intangibles other than goodwill (primarily trademarks and trade names) consists of a comparison of the fair value of the indefinite-lived intangible asset to the carrying value of the asset as of the impairment testing date. The Company can elect to perform a qualitative analysis to determine if it is more likely than not that the fair values of its indefinite-lived intangible assets are less than the respective carrying values of those assets. The Company elected to bypass performing the qualitative screen. The Company may elect to perform the qualitative analysis in future periods. The

Company estimates the fair value of its indefinite-lived intangibles using the relief from royalty method. The Company believes the relief from royalty method is a widely used valuation technique for such assets. The fair value derived from the relief from royalty method is measured as the discounted cash flow savings realized from owning such trademarks and trade names and not having to pay a royalty for their use.

The Company’s acquisitions have generally included a significant goodwill component and the Company expects to continue to make acquisitions. At December 31, 2014, goodwill and other indefinite-lived intangible assets totaled $3,111.5 million or 48.5% of the Company’s total assets. The Company performed its required annual impairment tests in the fourth quarter of 2014 and determined that the Company’s goodwill and indefinite-lived intangibles were not impaired. There can be no assurance that goodwill or indefinite-lived intangibles impairment will not occur in the future.

Other intangible assets with finite lives are evaluated for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of other intangible assets with finite lives is considered impaired when the total projected undiscounted cash flows from those assets are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of those assets. Fair market value is determined primarily using present value techniques based on projected cash flows from the asset group.

•

Pensions.    The Company has U.S. and foreign defined benefit and defined contribution pension plans. The most significant elements in determining the Company’s pension income or expense are the assumed pension liability discount rate and the expected return on plan assets. The pension discount rate reflects the current interest rate at which the pension liabilities could be settled at the valuation date. At the end of each year, the Company determines the assumed discount rate to be used to discount plan liabilities. In estimating this rate for 2014, the Company considered rates of return on high-quality, fixed-income investments that have maturities consistent with the anticipated funding requirements of the plan. The discount rate used in determining the 2014 pension cost was 5.0% for U.S. defined benefit pension plans and 4.38% for foreign plans. The discount rate used for determining the funded status of the plans at December 31, 2014 and determining the 2015 defined benefit pension cost was 4.2% for U.S. plans and 3.44% for foreign plans. In estimating the U.S. and foreign discount rates, the Company’s actuaries developed a customized discount rate appropriate to the plans’ projected benefit cash flow based on yields derived from a database of long-term bonds at consistent maturity dates. The Company used an expected long-term rate of return on plan assets for 2014 of 7.75% for U.S. defined benefit pension plans and 6.93% for foreign plans. In 2015, the Company will use 7.75% for the U.S. plans and 6.92% for the foreign plans. The Company determines the expected long-term rate of return based primarily on its expectation of future returns for the pension plans’ investments. Additionally, the Company considers historical returns on comparable fixed-income and equity investments, and adjusts its estimate as deemed appropriate. The rate of compensation increase used in determining the 2014 pension income for the U.S. plans was 3.75% and was 2.92% for the foreign plans. The U.S. rate of compensation increase will remain unchanged in 2015. The foreign plans’ rates of compensation increase will decrease slightly to 2.88% in 2015. In 2014, the Company recognized consolidated pre-tax pension income of $10.7 million from its U.S. and foreign defined benefit pension plans, compared with pre-tax pension expense of $0.8 million recognized for these plans in 2013. The Company estimates its 2015 U.S. and foreign defined benefit pension pre-tax income to be approximately $9.5 million.

All unrecognized prior service costs, remaining transition obligations or assets and actuarial gains and losses have been recognized, net of tax effects, as a charge to accumulated other comprehensive income in stockholders’ equity and will be amortized as a component of net periodic pension cost. The Company uses a December 31 measurement date (the date at which plan assets and benefit obligations are measured) for its U.S. and foreign defined benefit plans.

To fund the plans, the Company made cash contributions to its defined benefit pension plans in 2014, which totaled $5.7 million, compared with $5.9 million in 2013. The Company anticipates making approximately $54 million to $57 million in cash contributions to its defined benefit pension plans in 2015. The estimated cash contributions range includes a $50.0 million cash contribution to its U.S. defined benefit pension plans in January 2015.

•

Income Taxes.    The process of providing for income taxes and determining the related balance sheet accounts requires management to assess uncertainties, make judgments regarding outcomes and utilize estimates. The Company conducts a broad range of operations around the world and is therefore subject to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes and potential litigation, the outcome of which is uncertain. Management must make judgments currently about such uncertainties and determine estimates of the Company’s tax assets and liabilities. To the extent the final outcome differs, future adjustments to the Company’s tax assets and liabilities may be necessary.

The Company assesses the realizability of its deferred tax assets, taking into consideration the Company’s forecast of future taxable income, available net operating loss carryforwards and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, management must evaluate the need for, and the amount of, valuation allowances against the Company’s deferred tax assets. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.

The Company assesses the uncertainty in its tax positions, by applying a minimum recognition threshold which a tax position is required to meet before a tax benefit is recognized in the financial statements. Once the minimum threshold is met, using a more likely than not standard, a series of probability estimates is made for each item to properly measure and record a tax benefit. The tax benefit recorded is generally equal to the highest probable outcome that is more than 50% likely to be realized after full disclosure and resolution of a tax examination. The underlying probabilities are determined based on the best available objective evidence such as recent tax audit outcomes, published guidance, external expert opinion, or by analogy to the outcome of similar issues in the past. There can be no assurance that these estimates will ultimately be realized given continuous changes in tax policy, legislation and audit practice. The Company recognizes interest and penalties accrued related to uncertain tax positions in income tax expense.

Recent Accounting Pronouncements

In March 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-05”). ASU 2013-05 provides guidance for the treatment of the cumulative translation adjustment when an entity ceases to hold a controlling financial interest in a subsidiary or group of assets within a foreign entity. The Company adopted ASU 2013-05 effective January 1, 2014 and the adoption did not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). ASU 2013-11 provides guidance for the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The Company adopted ASU 2013-11 effective January 1, 2014 and the adoption did not have a significant impact on the Company’s consolidated financial statement presentation.

In April 2014, the FASB issued ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). ASU 2014-08 revised guidance to only allow disposals of components of an entity that represent a strategic shift (e.g., disposal of a major geographical area, a major line of business, a major equity method investment, or other major parts of an entity) and that have a major effect on a reporting entity’s operations and financial results to be reported as discontinued operations. The revised guidance also requires expanded disclosure in the financial statements for discontinued operations as well as for disposals of significant components of an entity that do not qualify for discontinued operations presentation. ASU 2014-08 is effective for interim and annual reporting periods beginning after December 15, 2014. The Company does not expect the adoption of ASU 2014-08 to have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The objective of ASU 2014-09 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance. The core principle of ASU 2014-09 is that an entity recognizes revenue at the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the new guidance, the Company must (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the contract’s performance obligations; and (5) recognize revenue when the Company satisfies a performance obligation. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2016 and can be adopted by the Company using either a full retrospective or modified retrospective approach, with early adoption prohibited. The Company continues to evaluate the impacts and monitor the developments related to ASU 2014-09. The Company has not determined the impact ASU 2014-09 may have on the Company’s consolidated results of operations, financial position or cash flows nor decided upon the method of adoption.

Internal Reinvestment

Capital Expenditures

Capital expenditures were $71.3 million or 1.8% of net sales in 2014, compared with $63.3 million or 1.8% of net sales in 2013. In 2014, 52% of capital expenditures were for improvements to existing equipment or additional equipment to increase productivity and expand capacity. The Company’s 2014 capital expenditures increased due to a continuing emphasis on spending to improve productivity and expand manufacturing capabilities. Capital expenditures in 2015 are expected to approximate 1.7% of net sales, with a continued emphasis on spending to improve productivity.

Development and Engineering

The Company is committed to, and has consistently invested in, research, development and engineering activities to design and develop new and improved products. Research, development and engineering costs before customer reimbursement were $208.3 million, $178.7 million and $154.8 million in 2014, 2013 and 2012, respectively. Customer reimbursements in 2014, 2013 and 2012 were $8.9 million, $9.2 million and $5.0 million, respectively. These amounts included net Company-funded research and development expenses of $119.3 million, $93.9 million and $84.9 million in 2014, 2013 and 2012, respectively. All such expenditures were directed toward the development of new products and processes and the improvement of existing products and processes.

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. The Company believes these waste products were handled in compliance with regulations existing at that time. At December 31, 2014, the Company is named a Potentially Responsible Party (“PRP”) at 14 non-AMETEK-owned former waste disposal or treatment sites (the “non-owned” sites). The Company is identified as a “de minimis” party in 13 of these sites based on the low volume of waste attributed to the Company relative to the amounts attributed to other named PRPs. In nine of these sites, the Company has reached a tentative agreement on the cost of the de minimis settlement to satisfy its obligation and is awaiting executed agreements. The tentatively agreed-to settlement amounts are fully reserved. In the other four sites, the Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the sites to establish an appropriate settlement amount. At the remaining site where the Company is a non-de minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligations. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations (the “owned” sites). For claims and proceedings against the Company with respect to other environmental matters, reserves are established once the Company has determined that a loss is probable and estimable. This estimate is refined as the Company moves through the various stages of investigation, risk assessment, feasibility study and corrective action processes. In certain instances, the Company has developed a range of estimates for such costs and has recorded a liability based on the low end of the range. It is reasonably possible that the actual cost of remediation of the individual sites could vary from the current estimates and the amounts accrued in the consolidated financial statements; however, the amounts of such variances are not expected to result in a material change to the consolidated financial statements. In estimating the Company’s liability for remediation, the Company also considers the likely proportionate share of the anticipated remediation expense and the ability of the other PRPs to fulfill their obligations.

Total environmental reserves at December 31, 2014 and 2013 were $26.6 million and $21.9 million, respectively, for both non-owned and owned sites. In 2014, the Company recorded $8.3 million in reserves, of which $3.6 million was related to a 2014 business acquisition. These reserves relate to the estimated costs to remediate known environmental issues at sites associated with the acquired business. Additionally, the Company spent $3.6 million on environmental matters in 2014. The Company’s reserves for environmental liabilities at December 31, 2014 and 2013 include reserves of $11.7 million and $13.3 million, respectively, for an owned site acquired in connection with the 2005 acquisition of HCC Industries (“HCC”). The Company is the designated performing party for the performance of remedial activities for one of several operating units making up a Superfund site in the San Gabriel Valley of California. The Company has obtained indemnifications and other financial assurances from the former owners of HCC related to the costs of the required remedial activities. At December 31, 2014, the Company had $9.3 million in receivables related to HCC for probable recoveries from third-party escrow funds and other committed third-party funds to support the required remediation. Also, the Company is indemnified by HCC’s former owners for approximately $19.0 million of additional costs.

The Company has agreements with other former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of these other parties also carry insurance coverage for some environmental matters. To date, these parties have met their obligations in all material respects.

The Company believes it has established reserves which are sufficient to perform all known responsibilities under existing claims and consent orders. The Company has no reason to believe that other third parties would fail to perform their obligations in the future. In the opinion of management, based upon presently available information and past experience related to such matters, an adequate provision for probable costs has been made and the ultimate cost resulting from these actions is not expected to materially affect the consolidated results of operations, financial position or cash flows of the Company.

Market Risk

The Company’s primary exposures to market risk are fluctuations in interest rates, foreign currency exchange rates and commodity prices, which could impact its financial condition and results of operations. The Company addresses its exposure to these risks through its normal operating and financing activities. The Company’s differentiated and global business activities help to reduce the impact that any particular market risk may have on its operating income as a whole.

The Company’s short-term debt carries variable interest rates and generally its long-term debt carries fixed rates. These financial instruments are more fully described in the Notes to the consolidated financial statements.

The foreign currencies to which the Company has the most significant exchange rate exposure are the Euro, the British pound, the Japanese yen, the Chinese renminbi, the Canadian dollar, the Mexican peso and the Swiss franc. Exposure to foreign currency rate fluctuation is monitored, and when possible, mitigated through the use of local borrowings and occasional derivative financial instruments in the foreign currency affected. The effect of translating foreign subsidiaries’ balance sheets into U.S. dollars is included in other comprehensive income within stockholders’ equity. Foreign currency transactions have not had a significant effect on the operating results reported by the Company because revenues and costs associated with the revenues are generally transacted in the same foreign currencies.

The primary commodities to which the Company has market exposure are raw material purchases of nickel, aluminum, copper, steel, titanium and gold. Exposure to price changes in these commodities are generally mitigated through adjustments in selling prices of the ultimate product and purchase order pricing arrangements, although forward contracts are sometimes used to manage some of those exposures.

Based on a hypothetical ten percent adverse movement in interest rates, commodity prices or foreign currency exchange rates, the Company’s best estimate is that the potential losses in future earnings, fair value of risk-sensitive financial instruments and cash flows are not material, although the actual effects may differ materially from the hypothetical analysis.

Forward-Looking Information

Certain matters discussed in this Appendix are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (“PSLRA”), which involve risk and uncertainties that exist in the Company’s operations and business environment and can be affected by inaccurate assumptions, or by known or unknown risks and uncertainties. Many such factors will be important in determining the Company’s actual future results. The Company wishes to take advantage of the “safe harbor” provisions of the PSLRA by cautioning readers that numerous important factors, in some cases have caused, and in the future could cause, the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Some, but not all, of the factors or uncertainties that could cause actual results to differ from present expectations are contained in the Company’s Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, unless required by the securities laws to do so.

Management’s Responsibility for Financial Statements

Management has prepared and is responsible for the integrity of the consolidated financial statements and related information. The statements are prepared in conformity with U.S. generally accepted accounting principles consistently applied and include certain amounts based on management’s best estimates and judgments. Historical financial information elsewhere in this report is consistent with that in the financial statements.

In meeting its responsibility for the reliability of the financial information, management maintains a system of internal accounting and disclosure controls, including an internal audit program. The system of controls provides for appropriate division of responsibility and the application of written policies and procedures. That system, which undergoes continual reevaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data.

Management is responsible for establishing and maintaining adequate internal control over financial reporting. AMETEK maintains a system of internal controls that is designed to provide reasonable assurance as to the fair and reliable preparation and presentation of the consolidated financial statements; however, there are inherent limitations in the effectiveness of any system of internal controls.

Management recognizes its responsibility for conducting the Company’s activities according to the highest standards of personal and corporate conduct. That responsibility is characterized and reflected in a code of business conduct for all employees and in a financial code of ethics for the Chief Executive Officer and Senior Financial Officers, as well as in other key policy statements publicized throughout the Company.

The Audit Committee of the Board of Directors, which is composed solely of independent directors who are not employees of the Company, meets with the independent registered public accounting firm, the internal auditors and management to satisfy itself that each is properly discharging its responsibilities. The report of the Audit Committee is included in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders. Both the independent registered public accounting firm and the internal auditors have direct access to the Audit Committee.

The Company’s independent registered public accounting firm, Ernst & Young LLP, is engaged to render an opinion as to whether management’s financial statements present fairly, in all material respects, the Company’s financial position and operating results. This report is included herein.

Management’s Report on Internal Control over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, AMETEK conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). Based on that evaluation, our management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2014.

In June 2014 and August 2014, the Company acquired Zygo Corporation and Amptek, Inc., respectively. As permitted by related U.S. Securities and Exchange Commission staff interpretative guidance for newly acquired businesses, the Company excluded Zygo Corporation and Amptek, Inc. from management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. In the aggregate, Zygo Corporation and Amptek, Inc. constituted 8.2% of total assets as of December 31, 2014 and 2.5% of net sales for the year then ended.

The Company’s internal control over financial reporting as of December 31, 2014 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

Chairman of the Board and Chief Executive Officer	Executive Vice President — Chief Financial Officer

February 24, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders of AMETEK, Inc.:

We have audited AMETEK, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). AMETEK, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Management’s Report on Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Zygo Corporation and Amptek, Inc., which are included in the 2014 consolidated financial statements of AMETEK, Inc. and constituted 8.2% of total assets as of December 31, 2014 and 2.5% of net sales for the year then ended. Our audit of internal control over financial reporting of AMETEK, Inc. also did not include an evaluation of the internal control over financial reporting of Zygo Corporation and Amptek, Inc.

In our opinion, AMETEK, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of AMETEK, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014, and our report dated February 24, 2015 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania

February 24, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON FINANCIAL STATEMENTS

To the Board of Directors and Stockholders of AMETEK, Inc.:

We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), AMETEK, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 24, 2015 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania

February 24, 2015

AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

	Year Ended December 31,
	2014	2013	2012
Net sales	$4,021,964	$3,594,136	$3,334,213

Operating expenses:
Cost of sales, excluding depreciation	2,597,017	2,323,642	2,154,132
Selling, general and administrative	462,637	398,177	380,532
Depreciation	63,724	57,238	53,677

Total operating expenses	3,123,378	2,779,057	2,588,341

Operating income	898,586	815,079	745,872
Other expenses:
Interest expense	(79,928)	(73,572)	(75,472)
Other, net	(13,826)	(16,712)	(7,925)

Income before income taxes	804,832	724,795	662,475
Provision for income taxes	220,372	207,796	203,343

Net income	$584,460	$516,999	$459,132

Basic earnings per share	$2.39	$2.12	$1.90

Diluted earnings per share	$2.37	$2.10	$1.88

Weighted average common shares outstanding:
Basic shares	244,885	243,915	241,512

Diluted shares	247,102	246,065	243,986

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Comprehensive Income

(In thousands)

	Year Ended December 31,
	2014	2013	2012
Net income	$584,460	$516,999	$459,132

Other comprehensive (loss) income:
Amounts arising during the period — gains (losses), net of tax (expense) benefit:
Foreign currency translation:
Translation adjustments	(59,712)	2,550	17,722
Change in long-term intercompany notes	(54,906)	25,047	6,926
Net investment hedges, net of tax of $4,961, ($1,587) and ($1,416) in 2014, 2013 and 2012, respectively	(9,213)	2,938	2,629
Defined benefit pension plans:
Net actuarial (loss) gain, net of tax of $42,755, ($28,884) and $15,222 in 2014, 2013 and 2012, respectively	(83,040)	47,498	(30,509)
Amortization of net actuarial loss, net of tax of ($1,650), ($5,038) and (4,598) in 2014, 2013 and 2012, respectively	2,834	8,446	7,563
Amortization of prior service costs, net of tax of ($753), $66 and ($441) in 2014, 2013 and 2012, respectively	2,292	(174)	1,541
Unrealized holding gain (loss) on available-for-sale securities:
Unrealized gain (loss), net of tax of ($48), $114 and ($33) in 2014, 2013 and 2012, respectively	90	(214)	61

Other comprehensive (loss) income	(201,655)	86,091	5,933

Total comprehensive income	$382,805	$603,090	$465,065

See accompanying notes.

AMETEK, Inc.

Consolidated Balance Sheet

(In thousands, except share amounts)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$377,615	$295,203
Receivables, less allowance for possible losses	585,462	536,701
Inventories, net	495,896	452,848
Deferred income taxes	45,053	38,815
Other current assets	74,578	45,562

Total current assets	1,578,604	1,369,129
Property, plant and equipment, net	448,446	402,790
Goodwill	2,614,030	2,408,363
Other intangibles, net of accumulated amortization	1,625,561	1,473,926
Investments and other assets	154,322	223,694

Total assets	$6,420,963	$5,877,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$286,201	$273,315
Accounts payable	386,207	347,638
Income taxes payable	27,157	40,007
Accrued liabilities	236,579	213,585

Total current liabilities	936,144	874,545
Long-term debt	1,427,825	1,141,750
Deferred income taxes	618,385	558,555
Other long-term liabilities	199,048	166,931

Total liabilities	3,181,402	2,741,781

Stockholders’ equity:
Preferred stock, $0.01 par value; authorized: 5,000,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized: 800,000,000 shares; issued: 2014 — 258,830,858 shares; 2013 — 257,984,830 shares	2,589	2,581
Capital in excess of par value	491,750	448,700
Retained earnings	3,469,923	2,966,015
Accumulated other comprehensive loss	(266,894)	(65,239)
Treasury stock: 2014 — 17,495,583 shares; 2013 — 12,978,377 shares	(457,807)	(215,936)

Total stockholders’ equity	3,239,561	3,136,121

Total liabilities and stockholders’ equity	$6,420,963	$5,877,902

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Stockholders’ Equity

(In thousands)

	Year Ended December 31,
	2014	2013	2012
Capital Stock
Preferred stock, $0.01 par value	$—	$—	$—

Common stock, $0.01 par value
Balance at the beginning of the year	2,581	2,565	2,538
Shares issued	8	16	27

Balance at the end of the year	2,589	2,581	2,565

Capital in Excess of Par Value
Balance at the beginning of the year	448,700	387,871	315,688
Issuance of common stock under employee stock plans	15,290	23,053	37,829
Share-based compensation costs	19,871	21,591	19,384
Excess tax benefits from exercise of stock options	7,889	16,185	14,970

Balance at the end of the year	491,750	448,700	387,871

Retained Earnings
Balance at the beginning of the year	2,966,015	2,507,419	2,101,615
Net income	584,460	516,999	459,132
Cash dividends paid	(80,551)	(58,405)	(53,083)
Other	(1)	2	(245)

Balance at the end of the year	3,469,923	2,966,015	2,507,419

Accumulated Other Comprehensive (Loss) Income
Foreign currency translation:
Balance at the beginning of the year	(1,089)	(31,624)	(58,901)
Translation adjustments	(59,712)	2,550	17,722
Change in long-term intercompany notes	(54,906)	25,047	6,926
Net investment hedges, net of tax of $4,961, ($1,587) and ($1,416) in 2014, 2013 and 2012, respectively	(9,213)	2,938	2,629

Balance at the end of the year	(124,920)	(1,089)	(31,624)

Defined benefit pension plans:
Balance at the beginning of the year	(64,068)	(119,838)	(98,433)
Net actuarial gain (loss), net of tax of $42,755, ($28,884) and $15,222 in 2014, 2013 and 2012, respectively	(83,040)	47,498	(30,509)
Amortization of net actuarial loss, net of tax of ($1,650), ($5,038) and ($4,598) in 2014, 2013 and 2012, respectively	2,834	8,446	7,563
Amortization of prior service costs, net of tax of ($753), $66 and ($441) in 2014, 2013 and 2012, respectively	2,292	(174)	1,541

Balance at the end of the year	(141,982)	(64,068)	(119,838)

Unrealized holding gain (loss) on available-for-sale securities:
Balance at the beginning of the year	(82)	132	71
Increase (decrease) during the year, net of tax	90	(214)	61

Balance at the end of the year	8	(82)	132

Accumulated other comprehensive loss at the end of the year	(266,894)	(65,239)	(151,330)

Treasury Stock
Balance at the beginning of the year	(215,936)	(211,374)	(209,773)
Issuance of common stock under employee stock plans	3,412	3,905	3,041
Purchase of treasury stock	(245,283)	(8,467)	(4,642)

Balance at the end of the year	(457,807)	(215,936)	(211,374)

Total Stockholders’ Equity	$3,239,561	$3,136,121	$2,535,151

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Cash Flows

(In thousands)

	Year Ended December 31,
	2014	2013	2012
Cash provided by (used for):
Operating activities:
Net income	$584,460	$516,999	$459,132
Adjustments to reconcile net income to total operating activities:
Depreciation and amortization	138,584	118,657	105,471
Deferred income taxes	20,579	1,414	3,552
Share-based compensation expense	19,871	21,591	19,384
Gain on sale of facility	(869)	(11,590)	—
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in receivables	(35,258)	5,247	(4,225)
Decrease (increase) in inventories and other current assets	11,626	(1,790)	29,555
(Decrease) increase in payables, accruals and income taxes	(18,653)	7,951	(10,304)
Increase in other long-term liabilities	8,867	9,702	9,535
Pension contribution	(5,729)	(5,856)	(4,292)
Other	2,484	(1,666)	4,656

Total operating activities	725,962	660,659	612,464

Investing activities:
Additions to property, plant and equipment	(71,327)	(63,314)	(57,427)
Purchases of businesses, net of cash acquired	(573,647)	(414,315)	(747,675)
Proceeds from sale of facility	950	12,799	—
Other	2,391	4,497	1,371

Total investing activities	(641,633)	(460,333)	(803,731)

Financing activities:
Net change in short-term borrowings	(172,495)	(45,186)	179,426
Additional long-term borrowings	500,000	872	—
Reduction in long-term borrowings	(914)	(617)	(1,539)
Repurchases of common stock	(245,283)	(8,467)	(4,642)
Cash dividends paid	(80,551)	(58,405)	(53,083)
Excess tax benefits from share-based payments	7,889	16,185	14,970
Proceeds from employee stock plans and other	15,493	25,334	39,407

Total financing activities	24,139	(70,284)	174,539

Effect of exchange rate changes on cash and cash equivalents	(26,056)	7,177	4,320

Increase (decrease) in cash and cash equivalents	82,412	137,219	(12,408)
Cash and cash equivalents:
Beginning of year	295,203	157,984	170,392

End of year	$377,615	$295,203	$157,984

See accompanying notes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Significant Accounting Policies

Basis of Consolidation

The accompanying consolidated financial statements reflect the results of operations, financial position and cash flows of AMETEK, Inc. (the “Company”), and include the accounts of the Company and subsidiaries, after elimination of all intercompany transactions in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents, Securities and Other Investments

All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 2014 and 2013, the Company’s investment in a fixed-income mutual fund (held by its captive insurance subsidiary) is classified as “available-for-sale.” The aggregate market value of the fixed-income mutual fund at December 31, 2014 and 2013 was $9.2 million ($9.9 million cost basis) and $8.2 million ($8.6 million cost basis), respectively. The temporary unrealized gain or loss on the fixed-income mutual fund is recorded as a separate component of accumulated other comprehensive income (in stockholders’ equity), and is not significant. Certain of the Company’s other investments, which are not significant, are also accounted for by the equity method of accounting.

Accounts Receivable

The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for doubtful receivables based on the length of time specific receivables are past due based on past experience. The allowance for possible losses on receivables was $10.4 million and $9.5 million at December 31, 2014 and 2013, respectively. See Note 7.

Inventories

The Company uses the first-in, first-out (“FIFO”) method of accounting, which approximates current replacement cost, for 80% of its inventories at December 31, 2014. The last-in, first-out (“LIFO”) method of accounting is used to determine cost for the remaining 20% of the Company’s inventory at December 31, 2014. For inventories where cost is determined by the LIFO method, the excess of the FIFO value over the LIFO value was $24.4 million and $23.3 million at December 31, 2014 and 2013, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties and related management initiatives.

Business Combinations

The Company allocates the purchase price of an acquired company, including when applicable, the fair value of contingent consideration between tangible and intangible assets acquired and liabilities assumed from

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. The results of operations of the acquired business are included in the Company’s operating results from the date of acquisition. See Note 5.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of minor tools, jigs and dies, and maintenance and repairs is charged to expense as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets. The range of lives for depreciable assets is generally three to ten years for machinery and equipment, five to 27 years for leasehold improvements and 25 to 50 years for buildings.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets with indefinite lives, primarily trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually.

The Company identifies its reporting units at the component level, which is one level below our operating units. Generally, goodwill arises from acquisitions of specific operating companies and is assigned to the reporting unit in which a particular operating company resides. Our reporting units are composed of divisions and are one level below our operating units and for which discrete financial information is prepared and regularly reviewed by segment management.

The Company principally relies on a discounted cash flow analysis to determine the fair value of each reporting unit, which considers forecasted cash flows discounted at an appropriate discount rate. The Company believes that market participants would use a discounted cash flow analysis to determine the fair value of its reporting units in a sales transaction. The annual goodwill impairment test requires the Company to make a number of assumptions and estimates concerning future levels of revenue growth, operating margins, depreciation, amortization and working capital requirements, which are based upon the Company’s long-range plan. The Company’s long-range plan is updated as part of its annual planning process and is reviewed and approved by management. The discount rate is an estimate of the overall after-tax rate of return required by a market participant whose weighted average cost of capital includes both equity and debt, including a risk premium. While the Company uses the best available information to prepare its cash flow and discount rate assumptions, actual future cash flows or market conditions could differ significantly resulting in future impairment charges related to recorded goodwill balances.

The impairment test for indefinite-lived intangibles other than goodwill (primarily trademarks and trade names) consists of a comparison of the fair value of the indefinite-lived intangible asset to the carrying value of the asset as of the impairment testing date. The Company estimates the fair value of its indefinite-lived intangibles using the relief from royalty method. The fair value derived from the relief from royalty method is measured as the discounted cash flow savings realized from owning such trademarks and trade names and not having to pay a royalty for their use.

The Company completed its required annual impairment tests in the fourth quarter of 2014, 2013 and 2012 and determined that the carrying values of goodwill and other intangible assets with indefinite lives were not impaired.

The Company evaluates impairment of its long-lived assets, other than goodwill and indefinite-lived intangible assets when events or changes in circumstances indicate the carrying value may not be recoverable.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from such asset group are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset group. Fair market value is determined primarily using present value techniques based on projected cash flows from the asset group. Losses on long-lived assets held for sale, other than goodwill and indefinite-lived intangible assets, are determined in a similar manner, except that fair market values are reduced for disposal costs.

Intangible assets, other than goodwill, with definite lives are amortized over their estimated useful lives. Patents and technology are being amortized over useful lives of four to 20 years, with a weighted average life of 16 years. Customer relationships are being amortized over a period of five to 20 years, with a weighted average life of 19 years. Miscellaneous other intangible assets are being amortized over a period of three to 20 years. The Company periodically evaluates the reasonableness of the estimated useful lives of these intangible assets.

Financial Instruments and Foreign Currency Translation

Assets and liabilities of foreign operations are translated using exchange rates in effect at the balance sheet date and their results of operations are translated using average exchange rates for the year. Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Exchange gains and losses from those transactions are included in operating results for the year.

The Company makes infrequent use of derivative financial instruments. Forward contracts are entered into from time to time to hedge specific firm commitments for certain inventory purchases, export sales, debt or foreign currency transactions, thereby minimizing the Company’s exposure to raw material commodity price or foreign currency fluctuation. See Note 3.

In instances where transactions are designated as hedges of an underlying item, the gains and losses on those transactions are included in accumulated other comprehensive income within stockholders’ equity to the extent they are effective as hedges. The Company has designated certain foreign-currency-denominated long-term borrowings as hedges of the net investment in certain foreign operations. As of December 31, 2014 and 2013, these net investment hedges included British-pound- and Euro-denominated long-term debt, pertaining to certain of its investments in 100% owned subsidiaries whose functional currency is either the British pound or the Euro. These borrowings were designed to create net investment hedges in each of the designated foreign subsidiaries. The Company designated the British-pound- and Euro-denominated loans referred to above as hedging instruments to offset translation gains or losses on the net investment due to changes in the British pound and Euro exchange rates. These net investment hedges were evidenced by management’s contemporaneous documentation supporting the hedge designation. Any gain or loss on the hedging instrument (the debt) following hedge designation is reported in accumulated other comprehensive income in the same manner as the translation adjustment on the investment based on changes in the spot rate, which is used to measure hedge effectiveness. An evaluation of hedge effectiveness is performed by the Company on an ongoing basis and any changes in the hedge are made as appropriate. See Note 4.

Revenue Recognition

The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The Company’s policy, with respect to sales returns and allowances, generally provides that the

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

customer may not return products or be given allowances, except at the Company’s option. The Company has agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company, at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for these sales incentives as a reduction of revenues when the sale is recognized in the consolidated statement of income. Accruals for sales returns, other allowances and estimated warranty costs are provided at the time revenue is recognized based upon past experience. At December 31, 2014 and 2013, the accrual for future warranty obligations was $29.8 million and $28.0 million, respectively. The Company’s expense for warranty obligations was $10.5 million in 2014, $8.6 million in 2013 and $10.1 million in 2012. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses.

Research and Development

Company-funded research and development costs are included in Cost of sales, excluding depreciation as incurred and were $119.3 million in 2014, $93.9 million in 2013 and $84.9 million in 2012.

Shipping and Handling Costs

Shipping and handling costs are included in Cost of sales, excluding depreciation and were $49.0 million in 2014, $41.9 million in 2013 and $39.0 million in 2012.

Share-Based Compensation

The Company expenses the fair value of share-based awards made under its share-based plans in the consolidated financial statements over their requisite service period of the grants. See Note 10.

Income Taxes

The Company’s annual provision for income taxes and determination of the related balance sheet accounts requires management to assess uncertainties, make judgments regarding outcomes and utilize estimates. The Company conducts a broad range of operations around the world and is therefore subject to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes and potential litigation, the outcome of which is uncertain. Management must make judgments currently about such uncertainties and determine estimates of the Company’s tax assets and liabilities. To the extent the final outcome differs, future adjustments to the Company’s tax assets and liabilities may be necessary. The Company recognizes interest and penalties accrued related to uncertain tax positions in income tax expense.

The Company also is required to assess the realizability of its deferred tax assets, taking into consideration the Company’s forecast of future taxable income, the reversal of other existing temporary differences, available net operating loss carryforwards and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, management must evaluate the need for, and amount of, valuation allowances against the Company’s deferred tax assets. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Share

The calculation of basic earnings per share is based on the weighted average number of common shares considered outstanding during the periods. The calculation of diluted earnings per share reflects the effect of all potentially dilutive securities (principally outstanding stock options and restricted stock grants). The number of weighted average shares used in the calculation of basic earnings per share and diluted earnings per share was as follows for the years ended December 31:

	2014	2013	2012
	(In thousands)
Weighted average shares:
Basic shares	244,885	243,915	241,512
Equity-based compensation plans	2,217	2,150	2,474

Diluted shares	247,102	246,065	243,986

2.	Recent Accounting Pronouncements

In March 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-05”). ASU 2013-05 provides guidance for the treatment of the cumulative translation adjustment when an entity ceases to hold a controlling financial interest in a subsidiary or group of assets within a foreign entity. The Company adopted ASU 2013-05 effective January 1, 2014 and the adoption did not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). ASU 2013-11 provides guidance for the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The Company adopted ASU 2013-11 effective January 1, 2014 and the adoption did not have a significant impact on the Company’s consolidated financial statement presentation.

In April 2014, the FASB issued ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). ASU 2014-08 revised guidance to only allow disposals of components of an entity that represent a strategic shift (e.g., disposal of a major geographical area, a major line of business, a major equity method investment, or other major parts of an entity) and that have a major effect on a reporting entity’s operations and financial results to be reported as discontinued operations. The revised guidance also requires expanded disclosure in the financial statements for discontinued operations as well as for disposals of significant components of an entity that do not qualify for discontinued operations presentation. ASU 2014-08 is effective for interim and annual reporting periods beginning after December 15, 2014. The Company does not expect the adoption of ASU 2014-08 to have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The objective of ASU 2014-09 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance. The core principle of ASU 2014-09 is that an entity recognizes revenue at the transfer of promised goods or services to

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the new guidance, the Company must (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the contract’s performance obligations; and (5) recognize revenue when the Company satisfies a performance obligation. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2016 and can be adopted by the Company using either a full retrospective or modified retrospective approach, with early adoption prohibited. The Company continues to evaluate the impacts and monitor the developments related to ASU 2014-09. The Company has not determined the impact ASU 2014-09 may have on the Company’s consolidated results of operations, financial position or cash flows nor decided upon the method of adoption.

3.	Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company utilizes a valuation hierarchy for disclosure of the inputs to the valuations used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table provides the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2014 and 2013, consistent with the fair value hierarchy:

	December 31, 2014	December 31, 2013
	Fair Value	Fair Value
	(In thousands)
Fixed-income investments	$9,219	$8,234

The fair value of fixed-income investments, which are valued as level 1 investments, was based on quoted market prices. The fixed-income investments are shown as a component of long-term assets on the consolidated balance sheet.

For the year ended December 31, 2014, gains and losses on the investments noted above were not significant. No transfers between level 1 and level 2 investments occurred during the year ended December 31, 2014.

Financial Instruments

Cash, cash equivalents and fixed-income investments are recorded at fair value at December 31, 2014 and 2013 in the accompanying consolidated balance sheet.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the estimated fair values of the Company’s financial instruments liabilities, for which fair value is measured for disclosure purposes only, compared to the recorded amounts at December 31, 2014 and 2013:

	December 31, 2014		December 31, 2013
	Recorded Amount	Fair Value	Recorded Amount	Fair Value
	(In thousands)
Short-term borrowings	$(88,100)	$(88,100)	$(268,764)	$(268,764)
Long-term debt (including current portion)	(1,625,926)	(1,768,439)	(1,146,301)	(1,290,466)

The fair value of short-term borrowings approximates the carrying value. Short-term borrowings are valued as level 2 investments as they are corroborated by observable market data. The Company’s long-term debt is all privately held with no public market for this debt, therefore, the fair value of long-term debt was computed based on comparable current market data for similar debt instruments and is considered to be a level 3 liability. See Note 9 for long-term debt principal amounts, interest rates and maturities.

Foreign Currency

At December 31, 2014, the Company had no forward contracts outstanding. For the year ended December 31, 2014, realized gains and losses on foreign currency forward contracts were not significant. At December 31, 2013, the Company had two Euro forward contracts for a total notional value of 21.7 million Euro ($28 thousand fair value unrealized loss at December 31, 2013) and one 61.0 million Swiss franc forward contract ($511 thousand fair value unrealized loss at December 31, 2013) outstanding. For the year ended December 31, 2013, realized losses on foreign currency forward contracts were $0.1 million. The Company does not typically designate its foreign currency forward contracts as hedges.

4.	Hedging Activities

The Company has designated certain foreign-currency-denominated long-term borrowings as hedges of the net investment in certain foreign operations. As of December 31, 2014, these net investment hedges included British-pound-denominated long-term debt and Euro-denominated short-term debt. As of December 31, 2013, these net investment hedges included British-pound- and Euro-denominated long-term debt. These borrowings were designed to create net investment hedges in each of the designated foreign subsidiaries. The Company designated the British-pound- and Euro-denominated loans referred to above as hedging instruments to offset translation gains or losses on the net investment due to changes in the British pound and Euro exchange rates. These net investment hedges are evidenced by management’s contemporaneous documentation supporting the hedge designation. Any gain or loss on the hedging instrument (the debt) following hedge designation is reported in accumulated other comprehensive income in the same manner as the translation adjustment on the investment based on changes in the spot rate, which is used to measure hedge effectiveness.

At December 31, 2014 and 2013, the Company had $186.7 million and $198.9 million, respectively, of British-pound-denominated loans, which were designated as a hedge against the net investment in British pound functional currency foreign subsidiaries. At December 31, 2014 and 2013, the Company had a $60.8 million and $68.9 million, respectively, Euro-denominated loan, which was designated as a hedge against the net investment in Euro functional currency foreign subsidiaries. As a result of these British-pound- and Euro-denominated loans being designated and 100% effective as net investment hedges, $20.2 million of currency remeasurement gains and $6.8 million of currency remeasurement losses have been included in the foreign currency translation component of other comprehensive income for the years ended December 31, 2014 and 2013, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Acquisitions

In 2014, the Company spent $573.6 million in cash, net of cash acquired, to acquire Teseq Group in January 2014, VTI Instruments (“VTI”) in February 2014, Luphos GmbH in May 2014, Zygo Corporation in June 2014 and Amptek, Inc. in August 2014. Teseq is a manufacturer of test and measurement instrumentation for electromagnetic compatibility (“EMC”) testing. VTI is a manufacturer of high precision test and measurement instrumentation. Luphos’ core technology is used in the measurement of complex aspheric optical surfaces and other surfaces through non-contact methods. Zygo is a provider of optical metrology solutions, high precision optics and optical assemblies for use in a wide range of scientific, industrial and medical applications. Amptek is a manufacturer of instruments and detectors used to identify composition of materials using x-ray fluorescence technology. Teseq, VTI, Luphos, Zygo and Amptek are part of AMETEK’s Electronic Instruments Group (“EIG”).

The following table represents the preliminary allocation of the aggregate purchase price for the net assets of the above acquisitions based on their estimated fair values at acquisition (in millions):

Property, plant and equipment	$61.8
Goodwill	272.1
Other intangible assets	270.7
Deferred income taxes	(64.5)
Net working capital and other*	33.5

Total purchase price	$573.6

*	Includes $33.9 million in accounts receivable, whose fair value, contractual cash flows and expected cash flows are approximately equal.

The amount allocated to goodwill is reflective of the benefits the Company expects to realize from the acquisitions as follows: Teseq manufactures a broad line of conducted and radiated EMC compliance testing systems and radio-frequency amplifiers for a range of industries, including aerospace, automotive, consumer electronics, medical equipment, telecommunications and transportation. Teseq provides the Company with opportunities for accelerating product innovation and market expansion worldwide. VTI broadens the Company’s capabilities in the high end test and measurement market and provides additional technology differentiation. Luphos’ technology expands the Company’s metrology capabilities across a broader range of surface finishes and profiles. Zygo’s position in non-contact optical metrology complements the Company’s position in contact metrology and enables the Company to offer its customers a full range of metrology solutions. Amptek broadens the Company’s position in the process and analytical instrumentations markets. The Company expects approximately $6.3 million of the goodwill recorded in connection with the 2014 acquisitions will be tax deductible in future years.

The Company is in the process of finalizing the measurement of certain tangible and intangible assets and liabilities for its 2014 Zygo acquisition, as well as accounting for income taxes associated with its 2014 acquisitions and the 2013 acquisition of Creaform, Inc.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2014, purchase price allocated to other intangible assets of $270.7 million consists of $52.7 million of indefinite-lived intangible trademarks and trade names, which are not subject to amortization. The remaining $218.0 million of other intangible assets consist of $170.6 million of customer relationships, which are being amortized over a period of five to 20 years, $0.8 million of trade names, which are being amortized over a period of ten years and $46.6 million of purchased technology, which is being amortized over a period of 15 to 18 years. Amortization expense for each of the next five years for the 2014 acquisitions listed above is expected to approximate $12.3 million per year.

The 2014 acquisitions noted above had an immaterial impact on reported net sales, net income and diluted earnings per share for the year ended December 31, 2014. Had the 2014 acquisitions been made at the beginning of 2014 or 2013, unaudited pro forma net sales, net income and diluted earnings per share for the years ended December 31, 2014 and 2013, respectively, would not have been materially different than the amounts reported. Pro forma results are not necessarily indicative of the results that would have occurred if the acquisitions had been completed at the beginning of 2014 or 2013.

In 2013, the Company spent $414.3 million in cash, net of cash acquired, to acquire Controls Southeast, Inc. (“CSI”) in August, Creaform, Inc. in October, and Powervar, Inc. in December. CSI is a leader in custom-engineered, thermal management solutions used to maintain temperature control of liquid and gas in a broad range of demanding industrial process applications. Creaform is a leading developer and manufacturer of innovative portable 3D measurement technologies and a provider of 3D engineering services. Powervar is a leading provider of power management systems and uninterruptible power supply systems. CSI, Creaform and Powervar are part of EIG.

In 2012, the Company spent $747.7 million in cash, net of cash acquired, to acquire O’Brien Corporation in January, the parent company of Dunkermotoren GmbH in May, Micro-Poise Measurement Systems (“Micro-Poise”) in October and Aero Components International (“ACI”), Avtech Avionics and Instruments (“Avtech”), Sunpower, Inc. and Crystal Engineering in December. O’Brien is a leading manufacturer of fluid and gas handling solutions, sample conditioning equipment and process analyzers. Dunkermotoren is a leader in advanced motion control solutions for a wide range of industrial automation applications. Micro-Poise is a leading provider of integrated test and measurement solutions for the tire industry. ACI repairs and overhauls fuel, hydraulic, pneumatic, power generation and heat exchanger components. Avtech’s expertise is in the repair and maintenance of next generation and legacy avionics and instruments. Sunpower designs and develops high reliability cryocoolers and externally heated Stirling cycle engines. Crystal Engineering manufactures high-end, portable pressure calibrators and digital test gauges for the oil and gas, power generation and other industrial markets. O’Brien, Micro-Poise, Sunpower and Crystal Engineering are part of EIG and Dunkermotoren, ACI and Avtech are part of AMETEK’s Electromechanical Group (“EMG”).

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill by segment were as follows:

	EIG	EMG	Total
	(In millions)
Balance at December 31, 2012	$1,215.0	$993.2	$2,208.2
Goodwill acquired	213.5	—	213.5
Purchase price allocation adjustments and other	(25.5)	(6.0)	(31.5)
Foreign currency translation adjustments	7.8	10.4	18.2

Balance at December 31, 2013	1,410.8	997.6	2,408.4
Goodwill acquired	272.1	—	272.1
Purchase price allocation adjustments and other	(0.4)	—	(0.4)
Foreign currency translation adjustments	(35.8)	(30.3)	(66.1)

Balance at December 31, 2014	$1,646.7	$967.3	$2,614.0

The 2013 purchase price allocation adjustments and other, noted above, primarily consists of the finalization of deferred taxes associated with acquisitions made in 2012.

Other intangible assets were as follows at December 31:

	2014	2013
	(In thousands)
Definite-lived intangible assets (subject to amortization):
Patents	$53,474	$55,300
Purchased technology	239,775	198,463
Customer lists	1,182,152	1,037,689
Other acquired intangibles	20,270	28,304

	1,495,671	1,319,756

Accumulated amortization:
Patents	(35,004)	(34,692)
Purchased technology	(63,078)	(51,369)
Customer lists	(243,169)	(191,170)
Other acquired intangibles	(26,349)	(24,487)

	(367,600)	(301,718)

Net intangible assets subject to amortization	1,128,071	1,018,038
Indefinite-lived intangible assets (not subject to amortization):
Trademarks and trade names	497,490	455,888

	$1,625,561	$1,473,926

Amortization expense was $74.9 million, $61.5 million and $51.8 million for the years ended December 31, 2014, 2013 and 2012, respectively. Amortization expense for each of the next five years is expected to approximate $78.6 million per year, not considering the impact of potential future acquisitions.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Other Consolidated Balance Sheet Information

	December 31,
	2014	2013
	(In thousands)
INVENTORIES
Finished goods and parts	$80,307	$76,086
Work in process	94,298	85,518
Raw materials and purchased parts	321,291	291,244

	$495,896	$452,848

PROPERTY, PLANT AND EQUIPMENT
Land	$38,340	$35,395
Buildings	281,336	254,248
Machinery and equipment	793,580	754,654

	1,113,256	1,044,297
Less: Accumulated depreciation	(664,810)	(641,507)

	$448,446	$402,790

ACCRUED LIABILITIES
Employee compensation and benefits	$94,478	$87,656
Product warranty obligation	29,764	28,036
Severance and lease termination	14,864	7,653
Other	97,473	90,240

	$236,579	$213,585

	2014	2013	2012
	(In thousands)
ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS AND NOTES RECEIVABLE
Balance at the beginning of the year	$9,547	$10,754	$7,840
Additions charged to expense	2,974	1,939	3,569
Recoveries credited to allowance	—	—	33
Write-offs	(2,243)	(3,503)	(813)
Currency translation adjustments and other	168	357	125

Balance at the end of the year	$10,446	$9,547	$10,754

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Income Taxes

The components of income before income taxes and the details of the provision for income taxes were as follows for the years ended December 31:

	2014	2013	2012
	(In thousands)
Income before income taxes:
Domestic	$495,516	$443,278	$438,742
Foreign	309,316	281,517	223,733

Total	$804,832	$724,795	$662,475

Provision for income taxes:
Current:
Federal	$128,635	$133,574	$135,598
Foreign	60,606	64,077	50,511
State	12,461	13,083	18,415

Total current	201,702	210,734	204,524

Deferred:
Federal	19,870	7,899	6,038
Foreign	1,552	(3,592)	(6,598)
State	(2,752)	(7,245)	(621)

Total deferred	18,670	(2,938)	(1,181)

Total provision	$220,372	$207,796	$203,343

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of the deferred tax (asset) liability were as follows at December 31:

	2014	2013
	(In thousands)
Current deferred tax (asset) liability:
Reserves not currently deductible	$(32,552)	$(22,727)
Share-based compensation	(6,871)	(4,264)
Net operating loss carryforwards	(3,570)	(3,859)
Foreign tax credit carryforwards	(42)	—
Other	(467)	(5,233)

	(43,502)	(36,083)
Portion included in other current liabilities	(1,551)	(2,732)

Gross current deferred tax asset	(45,053)	(38,815)

Noncurrent deferred tax (asset) liability:
Differences in basis of property and accelerated depreciation	47,345	31,861
Reserves not currently deductible	(29,514)	(24,417)
Pensions	16,025	33,538
Differences in basis of intangible assets and accelerated amortization	586,960	528,139
Net operating loss carryforwards	(7,200)	(2,795)
Share-based compensation	(10,858)	(9,297)
Foreign tax credit carryforwards	(2,157)	—
Other	546	(3,578)

	601,147	553,451
Less: Valuation allowance	7,708	1,911

	608,855	555,362
Portion included in noncurrent assets	9,530	3,193

Gross noncurrent deferred tax liability	618,385	558,555

Net deferred tax liability	$573,332	$519,740

The Company’s effective tax rate reconciles to the U.S. Federal statutory rate as follows for the years ended December 31:

	2014	2013	2012
U.S. Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	0.9	1.0	1.8
Foreign operations, net	(6.1)	(5.8)	(5.1)
U.S. Manufacturing deduction and credits	(2.2)	(1.8)	(2.0)
Other	(0.2)	0.3	1.0

Consolidated effective tax rate	27.4%	28.7%	30.7%

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 2, 2013, the President of the United States of America signed legislation that retroactively extended the research and development (“R&D”) tax credit for two years, from January 1, 2012 through December 31, 2013. Similarly, on December 19, 2014, legislation was signed that extended the R&D tax credit for one year through December 31, 2014.

At December 31, 2014 and 2013, U.S. and foreign deferred income taxes totaling $7.5 million and $2.4 million were provided on undistributed earnings of certain non-U.S. subsidiaries that are not expected to be permanently reinvested in such companies. There has been no provision for U.S. deferred income taxes for the undistributed earnings of certain other subsidiaries, which total approximately $993.2 million and $854.8 million at December 31, 2014 and 2013, respectively, because the Company intends to reinvest these earnings indefinitely in operations outside the United States. Upon distribution of those earnings to the United States, the Company would be subject to U.S. income taxes and withholding taxes payable to the various foreign countries. Determination of the amount of the unrecognized deferred income tax liability on these undistributed earnings is not practicable.

At December 31, 2014, the Company had tax benefits of $10.8 million related to net operating loss carryforwards, which will be available to offset future income taxes payable, subject to certain annual or other limitations based on foreign and U.S. tax laws. This amount includes net operating loss carryforwards of $1.7 million for federal income tax purposes with no valuation allowance, $4.3 million for state income tax purposes with no valuation allowance and $4.8 million for foreign income tax purposes with a valuation allowance of $3.3 million. These net operating loss carryforwards, if not used, will expire between 2015 and 2034.

At December 31, 2014, the Company had tax benefits of $11.3 million related to tax credit carryforwards, which will be available to offset future income taxes payable, subject to certain annual or other limitations based on foreign and U.S. tax laws. This amount includes tax credit carryforwards of $4.7 million for federal income tax purposes with a valuation allowance of $0.7 million, $3.1 million for state income tax purposes with a valuation allowance of $0.3 million and $3.5 million for foreign income tax purposes with a valuation allowance of $3.4 million. These tax credit carryforwards, if not used, will expire between 2015 and 2034. Additionally, as of December 31, 2014, the Company had $2.2 million of U.S. foreign tax credit carryforwards.

The Company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are more likely than not to be realized. This allowance primarily relates to the deferred tax assets established for foreign and certain state net operating loss carryforwards and tax credits. In 2014, the Company recorded an increase of $5.8 million in the valuation allowance primarily related to foreign net operating losses and tax credits that are not expected to be utilized.

At December 31, 2014, the Company had gross unrecognized tax benefits of $71.7 million, of which $61.1 million, if recognized, would impact the effective tax rate. At December 31, 2013, the Company had gross unrecognized tax benefits of $55.2 million, of which $50.9 million, if recognized, would impact the effective tax rate.

At December 31, 2014 and 2013, the Company reported $11.1 million and $8.6 million, respectively, related to interest and penalty exposure as accrued income tax expense in the consolidated balance sheet. During 2014, 2013 and 2012, the Company recognized a net expense of $2.5 million, $0.4 million and $1.0 million, respectively, for interest and penalties related to uncertain tax positions in the consolidated statement of income as a component of income tax expense.

The most significant tax jurisdiction for the Company is the United States Federal Income Tax. The Company files income tax returns in various other state and foreign tax jurisdictions, in some cases for multiple

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

legal entities per jurisdiction. Generally, the Company has open tax years subject to tax audit on average of between three and six years in these jurisdictions. At December 31, 2014, the Internal Revenue Service (“IRS”) has been and is continuing to examine the Company’s consolidated U.S. income tax returns for the years 2010 and 2011 in addition to the separate U.S. income tax return for Cameca Instruments, Inc. for 2012. The IRS previously completed the examination of the Company’s consolidated U.S. income tax returns for the years 2008 and 2009. In addition, the IRS is currently examining the U.S. income tax returns of recently acquired Zygo Corporation & Subsidiaries for their fiscal year 2012 and 2013 tax years. The Company has not materially extended any other statutes of limitation for any significant location and has reviewed and accrued for, where necessary, tax liabilities for open periods including state and foreign jurisdictions that remain subject to examination. There have been no penalties asserted or imposed by the IRS related to substantial understatement of income, gross valuation misstatement or failure to disclose a listed or reportable transaction.

During 2014, the Company added $35.0 million of tax, interest and penalties to identified uncertain tax positions and reversed $16.0 million of tax and interest related to statute expirations and settlement of prior uncertain positions. During 2013, the Company added $29.7 million of tax, interest and penalties related to identified uncertain tax positions and reversed $10.3 million of tax and interest related to statute expirations and settlement of prior uncertain positions.

The following is a reconciliation of the liability for uncertain tax positions at December 31:

	2014	2013	2012
	(In millions)
Balance at the beginning of the year	$55.2	$36.2	$28.5
Additions for tax positions related to the current year	10.7	11.7	4.3
Additions for tax positions of prior years	16.8	15.1	6.0
Reductions for tax positions of prior years	(1.7)	(1.8)	(0.8)
Reductions related to settlements with taxing authorities	(0.4)	(2.5)	—
Reductions due to statute expirations	(8.9)	(3.5)	(1.8)

Balance at the end of the year	$71.7	$55.2	$36.2

In 2014, the additions above primarily reflect the increase in tax liabilities for uncertain tax positions related to certain foreign and domestic issues, while the reductions above primarily relate to statue expirations and tax paid. At December 31, 2014, tax, interest and penalties of $56.5 million were classified as a noncurrent liability and $14.9 million was classified as a current liability, of which approximately $8.8 million was previously classified as a noncurrent liability. The net increase in uncertain tax positions for the year ended December 31, 2014 resulted in a decrease to income tax expense of $1.9 million. At December 31, 2014, the Company classified $14.9 million of tax, interest and penalties on uncertain tax positions as a current liability as it is reasonably possible that certain tax audits and tax rulings will be effectively settled within the next 12 months.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Debt

Long-term debt consisted of the following at December 31:

	2014	2013
	(In thousands)
U.S. dollar 6.59% senior notes due September 2015	$90,000	$90,000
U.S. dollar 6.69% senior notes due December 2015	35,000	35,000
U.S. dollar 6.20% senior notes due December 2017	270,000	270,000
U.S. dollar 6.35% senior notes due July 2018	80,000	80,000
U.S. dollar 7.08% senior notes due September 2018	160,000	160,000
U.S. dollar 7.18% senior notes due December 2018	65,000	65,000
U.S. dollar 6.30% senior notes due December 2019	100,000	100,000
U.S. dollar 3.73% senior notes due September 2024	300,000	—
U.S. dollar 3.83% senior notes due September 2026	100,000	—
U.S. dollar 3.98% senior notes due September 2029	100,000	—
British pound 5.99% senior note due November 2016	62,249	66,303
British pound 4.68% senior note due September 2020	124,494	132,592
Euro 3.94% senior note due August 2015	60,790	68,880
Swiss franc 2.44% senior note due December 2021	55,600	61,754
Revolving credit loan	88,100	268,329
Other, principally foreign	22,793	17,207

Total debt	1,714,026	1,415,065
Less: Current portion	(286,201)	(273,315)

Total long-term debt	$1,427,825	$1,141,750

Maturities of long-term debt outstanding at December 31, 2014 were as follows: $64.2 million in 2016; $271.7 million in 2017; $310.7 million in 2018; $101.1 million in 2019; $124.5 million in 2020; and $555.6 million in 2021 and thereafter.

In the third quarter of 2014, the Company completed a private placement agreement to sell $700 million in senior notes to a group of institutional investors. There are three funding dates for the senior notes. The first funding occurred in September 2014 for $500 million, consisting of $300 million in aggregate principal amount of 3.73% senior notes due September 2024, $100 million in aggregate principal amount of 3.83% senior notes due September 2026 and $100 million in aggregate principal amount of 3.98% senior notes due September 2029. The second funding date will be in June 2015 for $50 million in aggregate principal amount of 3.91% senior notes due June 2025. The third funding date will be in August 2015 for $150 million, consisting of $100 million in aggregate principal amount of 3.96% senior notes due August 2025 and $50 million in aggregate principal amount of 4.45% senior notes due August 2035. The senior notes will carry a weighted average interest rate of 3.88%. The senior notes are subject to certain customary covenants, including financial covenants that, among other things, require the Company to maintain certain debt to EBITDA (earnings before interest, income taxes, depreciation and amortization) and interest coverage ratios. The proceeds from the first funding of the senior notes were used to pay down all domestic borrowings under the Company’s revolving credit facility.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2007, the Company issued $270 million in aggregate principal amount of 6.20% private placement senior notes due December 2017 and $100 million in aggregate principal amount of 6.30% private placement senior notes due December 2019. In July 2008, the Company issued $80 million in aggregate principal amount of 6.35% private placement senior notes due July 2018. In September 2008, the Company issued $90 million in aggregate principal amount of 6.59% private placement senior notes due September 2015 and $160 million in aggregate principal amount of 7.08% private placement senior notes due September 2018. In December 2008, the Company issued $35 million in aggregate principal amount of 6.69% private placement senior notes due December 2015 and $65 million in aggregate principal amount of 7.18% private placement senior notes due December 2018.

In September 2005, the Company issued a 50 million Euro ($60.8 million at December 31, 2014) 3.94% senior note due August 2015. In November 2004, the Company issued a 40 million British pound ($62.2 million at December 31, 2014) 5.99% senior note due November 2016. In September 2010, the Company issued an 80 million British pound ($124.5 million at December 31, 2014) 4.68% senior note due September 2020. In December 2011, the Company issued a 55 million Swiss franc ($55.6 million at December 31, 2014) 2.44% senior note due December 2021.

The Company has a revolving credit facility with a total borrowing capacity of $700 million, which excludes an accordion feature that permits the Company to request up to an additional $200 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. The revolving credit facility expires in December 2018. The revolving credit facility places certain restrictions on allowable additional indebtedness. At December 31, 2014, the Company had available borrowing capacity of $771.2 million under its revolving credit facility, including the $200 million accordion feature.

Interest rates on outstanding loans under the revolving credit facility are at the applicable benchmark rate plus a negotiated spread or at the U.S. prime rate. At December 31, 2014 and 2013 the Company had $88.1 million and $216.6 million (including a $51.7 million eligible foreign subsidiary borrowing), respectively, of borrowings outstanding under the revolving credit facility. The weighted average interest rate on the revolving credit facility for the years ended December 31, 2014 and 2013 was 1.36% and 1.70%, respectively. The Company had outstanding letters of credit totaling $40.8 million and $47.7 million at December 31, 2014 and 2013, respectively.

The private placements, the senior notes and the revolving credit facility are subject to certain customary covenants, including financial covenants that, among other things, require the Company to maintain certain debt-to-EBITDA and interest coverage ratios. The Company was in compliance with all provisions of the debt arrangements at December 31, 2014.

Foreign subsidiaries of the Company had available credit facilities with local foreign lenders of $50.9 million at December 31, 2014. Foreign subsidiaries had debt outstanding at December 31, 2014 totaling $22.8 million, including $10.5 million reported in long-term debt.

The weighted average interest rate on total debt outstanding at December 31, 2014 and 2013 was 5.1% and 5.5%, respectively.

10.	Share-Based Compensation

Under the terms of the Company’s stockholder-approved share-based plans, incentive and non-qualified stock options and restricted stock have been, and may be, issued to the Company’s officers, management-level employees and members of its Board of Directors. Employee and non-employee director stock options generally

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

vest at a rate of 25% per year, beginning one year from the date of the grant, and restricted stock generally has a four-year cliff vesting. Stock options generally have a maximum contractual term of seven years. At December 31, 2014, 17.1 million shares of Company common stock were reserved for issuance under the Company’s share-based plans, including 6.4 million shares for stock options outstanding.

The Company issues previously unissued shares when stock options are exercised and shares are issued from treasury stock upon the award of restricted stock.

The Company measures and records compensation expense related to all stock awards by recognizing the grant date fair value of the awards over their requisite service periods in the financial statements. For grants under any of the Company’s plans that are subject to graded vesting over a service period, the Company recognizes expense on a straight-line basis over the requisite service period for the entire award.

The fair value of each stock option grant is estimated on the date of grant using a Black-Scholes-Merton option pricing model. The following weighted average assumptions were used in the Black-Scholes-Merton model to estimate the fair values of stock options granted during the years indicated:

	2014	2013	2012
Expected volatility	23.9%	28.1%	28.4%
Expected term (years)	5.0	5.0	5.1
Risk-free interest rate	1.63%	0.75%	0.84%
Expected dividend yield	0.45%	0.57%	0.47%
Black-Scholes-Merton fair value per stock option granted	$12.21	$10.17	$8.54

Expected volatility is based on the historical volatility of the Company’s stock. The Company used historical exercise data to estimate the stock options’ expected term, which represents the period of time that the stock options granted are expected to be outstanding. Management anticipates that the future stock option holding periods will be similar to the historical stock option holding periods. The risk-free interest rate for periods within the contractual life of the stock option is based on the U.S. Treasury yield curve at the time of grant. Compensation expense recognized for all share-based awards is net of estimated forfeitures. The Company’s estimated forfeiture rates are based on its historical experience.

Total share-based compensation expense was as follows for the years ended December 31:

	2014	2013	2012
	(In thousands)
Stock option expense	$9,130	$10,776	$9,437
Restricted stock expense	10,741	10,815	9,947

Total pre-tax expense	19,871	21,591	19,384
Related tax benefit	(6,154)	(6,964)	(6,518)

Reduction of net income	$13,717	$14,627	$12,866

Pre-tax share-based compensation expense is included in the consolidated statement of income in either Cost of sales, excluding depreciation or Selling, general and administrative expenses, depending on where the recipient’s cash compensation is reported.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the Company’s stock option activity and related information for the year ended December 31, 2014:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(In thousands)		(Years)	(In millions)
Outstanding at the beginning of the year	6,394	$27.13
Granted	976	53.13
Exercised	(846)	21.93
Forfeited	(161)	40.16
Expired	(1)	48.98

Outstanding at the end of the year	6,362	$31.47	3.6	$135.1

Exercisable at the end of the year	3,827	$23.55	2.5	$111.3

The aggregate intrinsic value of stock options exercised during 2014, 2013 and 2012 was $25.7 million, $41.6 million and $45.5 million, respectively. The total fair value of stock options vested during 2014, 2013 and 2012 was $8.9 million, $8.2 million and $8.9 million, respectively.

The following is a summary of the Company’s nonvested stock option activity and related information for the year ended December 31, 2014:

	Shares	Weighted Average Grant Date Fair Value
	(In thousands)
Nonvested stock options outstanding at the beginning of the year	2,880	$8.65
Granted	976	12.21
Vested	(1,160)	7.70
Forfeited	(161)	9.75

Nonvested stock options outstanding at the end of the year	2,535	$10.38

As of December 31, 2014, there was approximately $16.2 million of expected future pre-tax compensation expense related to the 2.5 million nonvested stock options outstanding, which is expected to be recognized over a weighted average period of less than two years.

The fair value of restricted shares under the Company’s restricted stock arrangement is determined by the product of the number of shares granted and the grant date market price of the Company’s common stock. Upon the grant of restricted stock, the fair value of the restricted shares (unearned compensation) at the date of grant is charged as a reduction of capital in excess of par value in the Company’s consolidated balance sheet and is amortized to expense on a straight-line basis over the vesting period, which is the same as the calculated derived service period as determined on the grant date.

Restricted stock grants are subject to accelerated vesting due to certain events, including doubling of the grant price of the Company’s common stock as of the close of business during any five consecutive trading days.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 25, 2013, 488,235 shares of restricted stock, which were granted on April 29, 2010, and 26,298 shares of restricted stock, which were granted on July 29, 2010, vested under this accelerated vesting provision. The pre-tax charge to income due to the accelerated vesting of these shares was $2.7 million ($1.9 million net after-tax charge) for the year ended December 31, 2013.

The following is a summary of the Company’s nonvested restricted stock activity and related information for the year ended December 31, 2014:

	Shares	Weighted Average Grant Date Fair Value
	(In thousands)
Nonvested restricted stock outstanding at the beginning of the year	987	$36.12
Granted	319	52.79
Vested	(104)	34.28
Forfeited	(97)	38.41

Nonvested restricted stock outstanding at the end of the year	1,105	$41.08

The total fair value of restricted stock vested was $3.6 million, $12.1 million and $11.1 million in 2014, 2013 and 2012, respectively. The weighted average fair value of restricted stock granted per share during 2014 and 2013 was $52.79 and $42.42, respectively. As of December 31, 2014, there was approximately $26.2 million of expected future pre-tax compensation expense related to the 1.1 million nonvested restricted shares outstanding, which is expected to be recognized over a weighted average period of less than two years.

Under a Supplemental Executive Retirement Plan (“SERP”) in 2014, the Company reserved 26,362 shares of common stock. The net reduction for retirements, terminations and dividends was 3,651 shares in 2014. The total number of shares of common stock reserved under the SERP was 605,359 as of December 31, 2014. Charges to expense under the SERP are not significant in amount and are considered pension expense with the offsetting credit reflected in capital in excess of par value.

11.	Retirement Plans and Other Postretirement Benefits

Retirement and Pension Plans

The Company sponsors several retirement and pension plans covering eligible salaried and hourly employees. The plans generally provide benefits based on participants’ years of service and/or compensation. The following is a brief description of the Company’s retirement and pension plans.

The Company maintains contributory and noncontributory defined benefit pension plans. Benefits for eligible salaried and hourly employees under all defined benefit plans are funded through trusts established in conjunction with the plans. The Company’s funding policy with respect to its defined benefit plans is to contribute amounts that provide for benefits based on actuarial calculations and the applicable requirements of U.S. federal and local foreign laws. The Company estimates that it will make both required and discretionary cash contributions of approximately $54 million to $57 million to its worldwide defined benefit pension plans in 2015. The estimated cash contributions range includes a $50.0 million cash contribution to its U.S. defined benefit pension plans in January 2015.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company uses a measurement date of December 31 (its fiscal year end) for its U.S. and foreign defined benefit pension plans.

The Company sponsors a 401(k) retirement and savings plan for eligible U.S. employees. Participants in the retirement and savings plan may contribute a specified portion of their compensation on a pre-tax basis, which vary by location. The Company matches employee contributions ranging from 20% to 100%, up to a maximum percentage ranging from 1% to 8% of eligible compensation or up to a maximum of $1,200 per participant in some locations.

The Company’s retirement and savings plan has a defined contribution retirement feature principally to cover U.S. salaried employees joining the Company after December 31, 1996. Under the retirement feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered employee’s salary subject to pre-established vesting. Employees of certain of the Company’s foreign operations participate in various local defined contribution plans.

The Company has nonqualified unfunded retirement plans for its Directors and certain retired employees. It also provides supplemental retirement benefits, through contractual arrangements and/or a SERP covering certain current and former executives of the Company. These supplemental benefits are designed to compensate the executive for retirement benefits that would have been provided under the Company’s primary retirement plan, except for statutory limitations on compensation that must be taken into account under those plans. The projected benefit obligations of the SERP and the contracts will primarily be funded by a grant of shares of the Company’s common stock upon retirement or termination of the executive. The Company is providing for these obligations by charges to earnings over the applicable periods.

The following tables set forth the changes in net projected benefit obligation and the fair value of plan assets for the funded and unfunded defined benefit plans for the years ended December 31:

U.S. Defined Benefit Pension Plans:

	2014	2013
	(In thousands)
Change in projected benefit obligation:
Net projected benefit obligation at the beginning of the year	$428,675	$473,891
Service cost	3,208	3,918
Interest cost	21,000	18,889
Actuarial losses (gains)	65,417	(41,305)
Gross benefits paid	(26,927)	(26,718)

Net projected benefit obligation at the end of the year	$491,373	$428,675

Change in plan assets:
Fair value of plan assets at the beginning of the year	$518,388	$476,465
Actual return on plan assets	7,094	68,049
Employer contributions	368	592
Gross benefits paid	(26,927)	(26,718)

Fair value of plan assets at the end of the year	$498,923	$518,388

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Defined Benefit Pension Plans:

	2014	2013
	(In thousands)
Change in projected benefit obligation:
Net projected benefit obligation at the beginning of the year	$185,178	$170,180
Service cost	2,945	2,405
Interest cost	7,931	7,112
Foreign currency translation adjustment	(15,961)	4,823
Employee contributions	339	344
Actuarial losses	23,903	6,304
Gross benefits paid	(6,664)	(6,002)
Plan amendments	—	12

Net projected benefit obligation at the end of the year	$197,671	$185,178

Change in plan assets:
Fair value of plan assets at the beginning of the year	$165,420	$143,398
Actual return on plan assets	6,628	18,341
Employer contributions	5,361	5,264
Employee contributions	339	344
Foreign currency translation adjustment	(11,177)	4,075
Gross benefits paid	(6,664)	(6,002)

Fair value of plan assets at the end of the year	$159,907	$165,420

The accumulated benefit obligation consisted of the following at December 31:

U.S. Defined Benefit Pension Plans:

	2014	2013
	(In thousands)
Funded plans	$471,960	$412,797
Unfunded plans	5,915	5,274

Total	$477,875	$418,071

Foreign Defined Benefit Pension Plans:

	2014	2013
	(In thousands)
Funded plans	$154,200	$142,623
Unfunded plans	32,845	28,759

Total	$187,045	$171,382

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Weighted average assumptions used to determine benefit obligations at December 31:

	2014	2013
U.S. Defined Benefit Pension Plans:
Discount rate	4.20%	5.00%
Rate of compensation increase (where applicable)	3.75%	3.75%
Foreign Defined Benefit Pension Plans:
Discount rate	3.44%	4.38%
Rate of compensation increase (where applicable)	2.88%	2.92%

The following is a summary of the fair value of plan assets for U.S. plans at December 31, 2014 and 2013.

	December 31, 2014			December 31, 2013
Asset Class	Total	Level 1	Level 2	Total	Level 1	Level 2
	(In thousands)
Cash and temporary investments	$2,413	$—	$2,413	$3,589	$—	$3,589
Equity securities:
AMETEK common stock	26,979	26,979	—	29,016	29,016	—
U.S. Small cap common stocks	31,629	31,629	—	33,229	33,229	—
U.S. Large cap common stocks	105,288	67,484	37,804	99,211	65,737	33,474
Diversified common stocks — Global	93,558	—	93,558	94,901	—	94,901
Fixed-income securities and other:
U.S. Corporate	24,162	7,290	16,872	22,732	8,230	14,502
U.S. Government	4,917	3,840	1,077	2,984	2,058	926
Global asset allocation(1)	187,202	111,860	75,342	186,350	112,965	73,385
Inflation related funds	13,729	—	13,729	34,213	—	34,213
Alternative investments:
Inflation related pooled investment fund	9,046	—	—	12,163	—	—

Total investments	$498,923	$249,082	$240,795	$518,388	$251,235	$254,990

(1)	This asset class was invested in diversified companies in all geographical regions.

U.S. equity securities and global equity securities categorized as level 1 are traded on national and international exchanges and are valued at their closing prices on the last trading day of the year. For U.S. equity securities and global equity securities not traded on an active exchange, or if the closing price is not available, the trustee obtains indicative quotes from a pricing vendor, broker or investment manager. These securities are categorized as level 2 if the custodian obtains corroborated quotes from a pricing vendor.

Additionally, some U.S. equity securities and global equity securities are public investment vehicles valued using the Net Asset Value (“NAV”) provided by the fund manager. The NAV is the total value of the fund divided by the number of shares outstanding. U.S. equity securities and global equity securities are categorized as level 1 if traded at their NAV on a nationally recognized securities exchange or categorized as level 2 if the NAV is corroborated by observable market data.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fixed income securities categorized as level 1 are traded on national and international exchanges and are valued at their closing prices on the last trading day of the year and categorized as level 2 if valued by the trustee using pricing models that use verifiable observable market data, bids provided by brokers or dealers or quoted prices of securities with similar characteristics.

Alternative investments categorized as level 3 are valued based on unobservable inputs and cannot be corroborated using verifiable observable market data. Investments in level 3 funds are redeemable, however, cash reimbursement may be delayed or a portion held back until asset finalization.

The following is a summary of the changes in the fair value of the U.S. plans’ level 3 investments (fair value using significant unobservable inputs):

Alternative Investments
(In thousands)
Balance, December 31, 2012	$20,543
Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	(206)
Realized gains (losses) relating to assets sold during the year	840
Purchases, sales, issuances and settlements, net	(9,014)

Balance, December 31, 2013	12,163

Actual return on assets:
Unrealized (losses) relating to instruments still held at the end of the year	(3,117)
Realized gains relating to assets sold during the year	—
Purchases, sales, issuances and settlements, net	—

Balance, December 31, 2014	$9,046

The expected long-term rate of return on these plan assets was 7.75% in 2014 and 2013, respectively. Equity securities included 512,565 shares of AMETEK, Inc. common stock with a market value of $27.0 million (5.4% of total plan investment assets) at December 31, 2014 and 550,837 shares of AMETEK, Inc. common stock with a market value of $29.0 million (5.6% of total plan investment assets) at December 31, 2013.

The objectives of the AMETEK, Inc. U.S. defined benefit plans’ investment strategy are to maximize the plans’ funded status and minimize Company contributions and plan expense. Because the goal is to optimize returns over the long term, an investment policy that favors equity holdings has been established. Since there may be periods of time where both equity and fixed-income markets provide poor returns, an allocation to alternative assets may be made to improve the overall portfolio’s diversification and return potential. The Company periodically reviews its asset allocation, taking into consideration plan liabilities, plan benefit payment streams and the investment strategy of the pension plans. The actual asset allocation is monitored frequently relative to the established targets and ranges and is rebalanced when necessary. The target allocations for the U.S. defined benefits plans are approximately 45% equity securities, 15% fixed-income securities and 40% other securities and/or cash.

The equity portfolio is diversified by market capitalization and style. The equity portfolio also includes international components.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The objective of the fixed-income portion of the pension assets is to provide interest rate sensitivity for a portion of the assets and to provide diversification. The fixed-income portfolio is diversified within certain quality and maturity guidelines in an attempt to minimize the adverse effects of interest rate fluctuations.

Other than for investments in alternative assets, certain investments are prohibited. Prohibited investments include venture capital, private placements, unregistered or restricted stock, margin trading, commodities, short selling and rights and warrants. Foreign currency futures, options and forward contracts may be used to manage foreign currency exposure.

The following is a summary of the fair value of plan assets for foreign defined benefit pension plans at December 31, 2014 and 2013.

	December 31, 2014		December 31, 2013
Asset Class	Total	Level 2	Total	Level 2
	(In thousands)
Cash	$5,153	$5,153	$5,028	$5,028
U.S. Mutual equity funds	15,400	15,400	14,408	14,408
Foreign mutual equity funds	94,444	94,444	103,132	103,132
Real estate	4,032	4,032	3,502	3,502
Mutual bond funds — Global	31,990	31,990	25,379	25,379
Life insurance	8,888	—	13,971	—

Total investments	$159,907	$151,019	$165,420	$151,449

Equity funds, real estate funds and fixed income funds that are valued by the vendor using observable market inputs are considered level 2 investments. Life insurance assets are considered level 3 investments as their values are determined by the sponsor using unobservable market data.

The following is a summary of the changes in the fair value of the foreign plans’ level 3 investments (fair value determined using significant unobservable inputs):

Life Insurance
(In thousands)
Balance, December 31, 2012	$15,112
Actual return on assets:
Unrealized (losses) relating to instruments still held at the end of the year	(1,141)
Realized gains (losses) relating to assets sold during the year	—
Purchases, sales, issuances and settlements, net	—

Balance, December 31, 2013	13,971

Actual return on assets:
Unrealized (losses) relating to instruments still held at the end of the year	(5,083)
Realized gains (losses) relating to assets sold during the year	—
Purchases, sales, issuances and settlements, net	—

Balance, December 31, 2014	$8,888

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The objective of AMETEK, Inc.’s foreign defined benefit plans’ investment strategy is to maximize the long-term rate of return on plan investments, subject to a reasonable level of risk. Liability studies are also performed on a regular basis to provide guidance in setting investment goals with an objective to balance risks against the current and future needs of the plans. The trustees consider the risk associated with the different asset classes, relative to the plans’ liabilities and how this can be affected by diversification, and the relative returns available on equities, fixed-income investments, real estate and cash. Also, the likely volatility of those returns and the cash flow requirements of the plans are considered. It is expected that equities will outperform fixed-income investments over the long term. However, the trustees recognize the fact that fixed-income investments may better match the liabilities for pensioners. Because of the relatively young active employee group covered by the plans and the immature nature of the plans, the trustees have chosen to adopt an asset allocation strategy more heavily weighted toward equity investments. This asset allocation strategy will be reviewed, from time to time, in view of changes in market conditions and in the plans’ liability profile. The actual and target allocations for the foreign defined benefit plans are approximately 70% equity securities, 15% fixed-income securities and 15% other securities, insurance or cash.

The assumption for the expected return on plan assets was developed based on a review of historical investment returns for the investment categories for the defined benefit pension assets. This review also considered current capital market conditions and projected future investment returns. The estimates of future capital market returns by asset class are lower than the actual long-term historical returns. The current low interest rate environment influences this outlook. Therefore, the assumed rate of return for U.S. plans is 7.75% and 6.92% for foreign plans in 2015.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets and pension plans with an accumulated benefit obligation in excess of plan assets were as follows at December 31:

U.S. Defined Benefit Pension Plans:

	Projected Benefit Obligation Exceeds Fair Value of Assets		Accumulated Benefit Obligation Exceeds Fair Value of Assets
	2014	2013	2014	2013
	(In thousands)
Benefit obligation	$25,790	$5,274	$25,790	$5,274
Fair value of plan assets	17,182	—	17,182	—

Foreign Defined Benefit Pension Plans:

	Projected Benefit Obligation Exceeds Fair Value of Assets		Accumulated Benefit Obligation Exceeds Fair Value of Assets
	2014	2013	2014	2013
	(In thousands)
Benefit obligation	$111,095	$101,166	$104,196	$33,386
Fair value of plan assets	63,496	65,948	63,496	3,872

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the amounts recognized in the consolidated balance sheet at December 31:

	2014	2013
	(In thousands)
Funded status asset (liability):
Fair value of plan assets	$658,830	$683,808
Projected benefit obligation	(689,044)	(613,853)

Funded status at the end of the year	$(30,214)	$69,955

Amounts recognized in the consolidated balance sheet consisted of:
Noncurrent asset for pension benefits (other assets)	$25,993	$110,447
Current liabilities for pension benefits	(1,139)	(2,114)
Noncurrent liability for pension benefits	(55,068)	(38,378)

Net amount recognized at the end of the year	$(30,214)	$69,955

The following table provides the amounts recognized in accumulated other comprehensive income, net of taxes, at December 31:

Net amounts recognized:	2014	2013
	(In thousands)
Net actuarial loss	$143,380	$65,610
Prior service costs	(1,407)	(1,551)
Transition asset	9	9

Total recognized	$141,982	$64,068

The following table provides the components of net periodic pension benefit expense (income) for the years ended December 31:

	2014	2013	2012
	(In thousands)
Defined benefit plans:
Service cost	$6,153	$6,323	$5,201
Interest cost	28,931	26,000	27,620
Expected return on plan assets	(50,196)	(45,008)	(42,758)
Amortization of:
Net actuarial loss	4,483	13,484	12,161
Prior service costs	(51)	(35)	60
Transition asset	1	(1)	(22)

Total net periodic benefit (income) expense	(10,679)	763	2,262

Other plans:
Defined contribution plans	20,714	18,195	17,754
Foreign plans and other	5,325	5,151	4,936

Total other plans	26,039	23,346	22,690

Total net pension expense	$15,360	$24,109	$24,952

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The total net periodic benefit expense (income) is included in Cost of sales, excluding depreciation in the consolidated statement of income. The estimated amount that will be amortized from accumulated other comprehensive income into net periodic pension benefit expense in 2015 for the net actuarial losses and prior service costs is expected to be $8.8 million.

The following weighted average assumptions were used to determine the above net periodic pension benefit expense for the years ended December 31:

	2014	2013	2012
U.S. Defined Benefit Pension Plans:
Discount rate	5.00%	4.10%	5.00%
Expected return on plan assets	7.75%	7.75%	8.00%
Rate of compensation increase (where applicable)	3.75%	3.75%	3.75%

Foreign Defined Benefit Pension Plans:
Discount rate	4.38%	4.44%	5.22%
Expected return on plan assets	6.93%	6.91%	6.96%
Rate of compensation increase (where applicable)	2.92%	2.89%	2.97%

Estimated Future Benefit Payments

The estimated future benefit payments for U.S. and foreign plans are as follows: 2015 - $33.4 million; 2016 - $34.1 million; 2017 - $35.5 million; 2018 - $36.5 million; 2019 - $37.3 million; 2020 to 2024 - $199.8 million. Future benefit payments primarily represent amounts to be paid from pension trust assets. Amounts included that are to be paid from the Company’s assets are not significant in any individual year.

Postretirement Plans and Postemployment Benefits

The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of former employees. Benefits under these arrangements are not funded and are not significant.

The Company also provides limited postemployment benefits for certain former or inactive employees after employment but before retirement. Those benefits are not significant in amount.

The Company has a deferred compensation plan, which allows employees whose compensation exceeds the statutory IRS limit for retirement benefits to defer a portion of earned bonus compensation. The plan permits deferred amounts to be deemed invested in either, or a combination of, (a) an interest-bearing account, benefits from which are payable out of the general assets of the Company, or (b) the equivalent of a fund which invests in shares of the Company’s common stock on behalf of the employee. The amount deferred under the plan, including income earned, was $21.2 million and $19.7 million at December 31, 2014 and 2013, respectively. Administrative expense for the deferred compensation plan is borne by the Company and is not significant.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Guarantees

The Company does not provide significant guarantees on a routine basis. The Company primarily issues guarantees, stand-by letters of credit and surety bonds in the ordinary course of its business to provide financial or performance assurance to third parties on behalf of its consolidated subsidiaries to support or enhance the subsidiary’s stand-alone creditworthiness. The amounts subject to certain of these agreements vary depending on the covered contracts actually outstanding at any particular point in time. At December 31, 2014, the maximum amount of future payment obligations relative to these various guarantees was $79.1 million and the outstanding liability under certain of those guarantees was $11.4 million.

Indemnifications

In conjunction with certain acquisition and divestiture transactions, the Company may agree to make payments to compensate or indemnify other parties for possible future unfavorable financial consequences resulting from specified events (e.g., breaches of contract obligations or retention of previously existing environmental, tax or employee liabilities) whose terms range in duration and often are not explicitly defined. Where appropriate, the obligation for such indemnifications is recorded as a liability. Because the amount of these types of indemnifications generally is not specifically stated, the overall maximum amount of the obligation under such indemnifications cannot be reasonably estimated. Further, the Company indemnifies its directors and officers for claims against them in connection with their positions with the Company. Historically, any such costs incurred to settle claims related to these indemnifications have been minimal for the Company. The Company believes that future payments, if any, under all existing indemnification agreements would not have a material impact on its consolidated results of operations, financial position or cash flows.

Product Warranties

The Company provides limited warranties in connection with the sale of its products. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses.

Changes in the accrued product warranty obligation were as follows at December 31:

	2014	2013	2012
	(In thousands)
Balance at the beginning of the year	$28,036	$27,792	$22,466
Accruals for warranties issued during the year	10,515	8,588	10,089
Settlements made during the year	(11,688)	(10,484)	(10,602)
Warranty accruals related to acquired businesses and other during the year	2,901	2,140	5,839

Balance at the end of the year	$29,764	$28,036	$27,792

Certain settlements of warranties made during the period were for specific nonrecurring warranty obligations. Product warranty obligations are reported as current liabilities in the consolidated balance sheet.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Contingencies

Asbestos Litigation

The Company (including its subsidiaries) has been named as a defendant, along with many other companies, in a number of asbestos-related lawsuits. Many of these lawsuits either relate to businesses which were acquired by the Company and do not involve products which were manufactured or sold by the Company or relate to previously owned businesses of the Company which are under new ownership. In connection with many of these lawsuits, the sellers or new owners of such businesses, as the case may be, have agreed to indemnify the Company against these claims (the “Indemnified Claims”). The Indemnified Claims have been tendered to, and are being defended by, such sellers and new owners. These sellers and new owners have met their obligations, in all respects, and the Company does not have any reason to believe such parties would fail to fulfill their obligations in the future; however, one of these companies filed for bankruptcy liquidation in 2007. To date, no judgments have been rendered against the Company as a result of any asbestos-related lawsuit. The Company believes it has strong defenses to the claims being asserted and intends to continue to vigorously defend itself in these matters.

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. At December 31, 2014, the Company is named a Potentially Responsible Party (“PRP”) at 14 non-AMETEK-owned former waste disposal or treatment sites (the “non-owned” sites). The Company is identified as a “de minimis” party in 13 of these sites based on the low volume of waste attributed to the Company relative to the amounts attributed to other named PRPs. In nine of these sites, the Company has reached a tentative agreement on the cost of the de minimis settlement to satisfy its obligation and is awaiting executed agreements. The tentatively agreed-to settlement amounts are fully reserved. In the other four sites, the Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the sites to establish an appropriate settlement amount. At the remaining site where the Company is a non-de minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligations. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations (the “owned” sites). For claims and proceedings against the Company with respect to other environmental matters, reserves are established once the Company has determined that a loss is probable and estimable. This estimate is refined as the Company moves through the various stages of investigation, risk assessment, feasibility study and corrective action processes. In certain instances, the Company has developed a range of estimates for such costs and has recorded a liability based on the low end of the range. It is reasonably possible that the actual cost of remediation of the individual sites could vary from the current estimates and the amounts accrued in the consolidated financial statements; however, the amounts of such variances are not expected to result in a material change to the consolidated financial statements. In estimating the Company’s liability for remediation, the Company also considers the likely proportionate share of the anticipated remediation expense and the ability of the other PRPs to fulfill their obligations.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total environmental reserves at December 31, 2014 and 2013 were $26.6 million and $21.9 million, respectively, for both non-owned and owned sites. In 2014, the Company recorded $8.3 million in reserves, of which $3.6 million was related to a 2014 business acquisition. These reserves relate to the estimated costs to remediate known environmental issues at sites associated with the acquired business. Additionally, the Company spent $3.6 million on environmental matters in 2014. The Company’s reserves for environmental liabilities at December 31, 2014 and 2013 include reserves of $11.7 million and $13.3 million, respectively, for an owned site acquired in connection with the 2005 acquisition of HCC Industries (“HCC”). The Company is the designated performing party for the performance of remedial activities for one of several operating units making up a Superfund site in the San Gabriel Valley of California. The Company has obtained indemnifications and other financial assurances from the former owners of HCC related to the costs of the required remedial activities. At December 31, 2014, the Company had $9.3 million in receivables related to HCC for probable recoveries from third-party escrow funds and other committed third-party funds to support the required remediation. Also, the Company is indemnified by HCC’s former owners for approximately $19.0 million of additional costs.

The Company has agreements with other former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of these other parties also carry insurance coverage for some environmental matters. To date, these parties have met their obligations in all material respects.

The Company believes it has established reserves which are sufficient to perform all known responsibilities under existing claims and consent orders. The Company has no reason to believe that other third parties would fail to perform their obligations in the future. In the opinion of management, based upon presently available information and past experience related to such matters, an adequate provision for probable costs has been made and the ultimate cost resulting from these actions is not expected to materially affect the consolidated results of operations, financial position or cash flows of the Company.

14.	Leases and Other Commitments

Minimum aggregate rental commitments under noncancellable leases in effect at December 31, 2014 (principally for production and administrative facilities and equipment) amounted to $158.3 million, consisting of payments of $36.0 million in 2015, $27.4 million in 2016, $18.6 million in 2017, $14.4 million in 2018, $11.7 million in 2019 and $50.2 million thereafter. The leases expire over a range of years from 2015 to 2082, with renewal or purchase options, subject to various terms and conditions, contained in most of the leases. Rental expense was $44.6 million in 2014, $39.5 million in 2013 and $28.0 million in 2012.

As of December 31, 2014 and 2013, the Company had $388.7 million and $335.0 million, respectively, in purchase obligations outstanding, which primarily consisted of contractual commitments to purchase certain inventories at fixed prices.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Reportable Segments and Geographic Areas Information

Descriptive Information about Reportable Segments

The Company has two reportable segments, EIG and EMG. The Company’s operating units are identified based on the existence of segment managers. Certain of the Company’s operating units have been aggregated for segment reporting purposes primarily on the basis of product type, production processes, distribution methods and similarity of economic characteristics.

EIG manufactures advanced instruments for the process, aerospace, power and industrial markets. It provides process and analytical instruments for the oil, gas, petrochemical, pharmaceutical, semiconductor and factory automation markets. It provides instruments for the laboratory equipment, ultraprecision manufacturing, medical, and test and measurement markets. It supplies the aerospace industry with aircraft and engine sensors, monitoring systems, power instruments, data acquisition units, and fuel and fluid measurement systems. It makes power quality monitoring and metering devices, industrial battery chargers and uninterruptible power supplies, programmable power equipment, electrical test equipment and gas turbine sensors. It provides dashboard instruments for heavy trucks and other vehicles as well as timing controls and cooking computers for the food service industry.

EMG is a differentiated supplier of electrical interconnects, precision motion control solutions, specialty metals, thermal management systems, and floor care and specialty motors. It makes precision motion control products for data storage, medical devices, business equipment, factory automation and other applications. It manufacturers highly engineered electrical connectors and packaging used to protect sensitive electronic devices. It provides high-purity metals, metal strip, shaped wire and advanced composites for a wide range of industrial applications. It operates a global network of aviation maintenance, repair and overhaul facilities. It manufactures motors used in commercial appliances, fitness equipment, food and beverage machines, hydraulic pumps, industrial blowers and vacuum cleaners.

Measurement of Segment Results

Segment operating income represents net sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense. Net sales by segment are reported after elimination of intra- and intersegment sales and profits, which are insignificant in amount. Reported segment assets include allocations directly related to the segment’s operations. Corporate assets consist primarily of investments, prepaid pensions, insurance deposits and deferred taxes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reportable Segment Financial Information

	2014	2013	2012
	(In thousands)
Net sales(1):
Electronic Instruments	$2,421,638	$2,034,594	$1,872,557
Electromechanical	1,600,326	1,559,542	1,461,656

Consolidated net sales	$4,021,964	$3,594,136	$3,334,213

Operating income and income before income taxes:
Segment operating income(2):
Electronic Instruments	$612,992	$552,110	$497,116
Electromechanical	335,046	309,402	292,205

Total segment operating income	948,038	861,512	789,321
Corporate administrative and other expenses	(49,452)	(46,433)	(43,449)

Consolidated operating income	898,586	815,079	745,872
Interest and other expenses, net	(93,754)	(90,284)	(83,397)

Consolidated income before income taxes	$804,832	$724,795	$662,475

Assets:
Electronic Instruments	$3,752,247	$3,166,917
Electromechanical	2,366,083	2,419,059

Total segment assets	6,118,330	5,585,976
Corporate	302,633	291,926

Consolidated assets	$6,420,963	$5,877,902

Additions to property, plant and equipment(3):
Electronic Instruments	$95,787	$37,597	$39,400
Electromechanical	35,404	35,025	67,935

Total segment additions to property, plant and equipment	131,191	72,622	107,335
Corporate	1,966	3,021	1,840

Consolidated additions to property, plant and equipment	$133,157	$75,643	$109,175

Depreciation and amortization:
Electronic Instruments	$75,364	$57,808	$50,473
Electromechanical	61,770	59,988	54,406

Total segment depreciation and amortization	137,134	117,796	104,879
Corporate	1,450	861	592

Consolidated depreciation and amortization	$138,584	$118,657	$105,471

(1)	After elimination of intra- and intersegment sales, which are not significant in amount.

(2)

Segment operating income represents net sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

(3)	Includes $61.8 million in 2014, $12.3 million in 2013 and $51.7 million in 2012 from acquired businesses.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Areas

Information about the Company’s operations in different geographic areas for the years ended December 31, 2014, 2013 and 2012 is shown below. Net sales were attributed to geographic areas based on the location of the customer. Accordingly, U.S. export sales are reported in international sales.

	2014	2013	2012
	(In thousands)
Net sales:
United States	$1,825,799	$1,609,661	$1,626,577

International(1):
United Kingdom	220,877	201,543	189,704
European Union countries	674,608	627,116	526,193
Asia	806,926	679,490	620,456
Other foreign countries	493,754	476,326	371,283

Total international	2,196,165	1,984,475	1,707,636

Total consolidated	$4,021,964	$3,594,136	$3,334,213

Long-lived assets from continuing operations (excluding intangible assets):
United States	$289,080	$233,844

International(2):
United Kingdom	34,736	37,080
European Union countries	76,542	84,812
Asia	22,314	21,003
Other foreign countries	25,774	26,051

Total international	159,366	168,946

Total consolidated	$448,446	$402,790

(1)	Includes U.S. export sales of $1,148.1 million in 2014, $1,037.0 million in 2013 and $862.6 million in 2012.

(2)	Represents long-lived assets of foreign-based operations only.

16.	Additional Consolidated Income Statement and Cash Flow Information

Included in other income are interest and other investment income of $1.1 million, $1.0 million and $1.6 million for 2014, 2013 and 2012, respectively. Income taxes paid in 2014, 2013 and 2012 were $211.6 million, $173.4 million and $171.2 million, respectively. Cash paid for interest was $74.9 million, $72.7 million and $75.0 million in 2014, 2013 and 2012, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Stockholders’ Equity

In 2013, the Company repurchased approximately 206,000 shares of common stock for $8.5 million in cash under its share repurchase authorization. At December 31, 2013, $92.4 million was available under the Company’s Board of Directors authorization for future share repurchases. In 2014, the Company repurchased approximately 4,755,000 shares of common stock for $245.3 million in cash under its share repurchase authorization. On November 5, 2014, the Company’s Board of Directors approved an increase of $200 million in the authorization for repurchase of Company’s common stock. At December 31, 2014, $47.1 million was available under the Company’s Board of Directors authorization for future share repurchases.

At December 31, 2014, the Company held 17.5 million shares in its treasury at a cost of $457.8 million, compared with 13.0 million shares at a cost of $215.9 million at December 31, 2013. The number of shares outstanding at December 31, 2014 was 241.3 million shares, compared with 245.0 million shares at December 31, 2013.

The Company has a Shareholder Rights Plan, under which the Company’s Board of Directors declared a dividend of one Right for each share of Company common stock owned at the close of business on June 2, 2007, and has authorized the issuance of one Right for each share of common stock of the Company issued between the Record Date and the Distribution Date. The Plan provides, under certain conditions involving acquisition of the Company’s common stock, that holders of Rights, except for the acquiring entity, would be entitled (i) to purchase shares of preferred stock at a specified exercise price, or (ii) to purchase shares of common stock of the Company, or the acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in June 2017.

18.	Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(In thousands, except per share amounts)
2014
Net sales	$975,292	$990,718	$1,031,811	$1,024,143	$4,021,964
Operating income	$221,631	$231,728	$218,143	$227,084	$898,586
Net income	$140,586	$150,063	$141,811	$152,000	$584,460
Basic earnings per share*	$0.57	$0.61	$0.58	$0.62	$2.39
Diluted earnings per share*	$0.57	$0.61	$0.57	$0.62	$2.37
Dividends paid per share*	$0.06	$0.09	$0.09	$0.09	$0.33

2013
Net sales	$882,853	$878,809	$890,006	$942,468	$3,594,136
Operating income	$197,235	$202,613	$204,686	$210,545	$815,079
Net income	$125,146	$128,321	$127,864	$135,668	$516,999
Basic earnings per share*	$0.51	$0.53	$0.52	$0.55	$2.12
Diluted earnings per share*	$0.51	$0.52	$0.52	$0.55	$2.10
Dividends paid per share*	$0.06	$0.06	$0.06	$0.06	$0.24

*

The sum of quarterly earnings per share may not equal total year earnings per share due to rounding of earnings per share amounts, and differences in weighted average shares and equivalent shares outstanding for each of the periods presented.

This document is printed on recycled paper, which contains at least 10% post consumer waste.

ANNUAL MEETING OF STOCKHOLDERS OF

AMETEK, Inc.

May 6, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.ametek.com/2015proxy

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

¢ 00003330303030000000 9	050615

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE WILL BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Annual Meeting of Stockholders

AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 11:00 a.m. Eastern Daylight Time on Wednesday, May 6, 2015, at the Marriott East Side, Astor II Room, 525 Lexington Avenue, New York, NY 10017.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-mail and provide your e-mail address.

	1.	Election of Directors:
			FOR	AGAINST	ABSTAIN
		James R. Malone	☐	☐	☐
		Elizabeth R. Varet	☐	☐	☐
		Dennis K. Williams	☐	☐	☐

	2.	Approval of amendments to AMETEK, Inc.’s Certificate of Incorporation and By-Laws to provide stockholders certain rights to call a special meeting.	☐	☐	☐

	3.	Approval, by non-binding advisory vote, of AMETEK, Inc. executive compensation.	☐	☐	☐

	4.	Ratification of Ernst & Young LLP as independent registered public accounting firm.	☐	☐	☐

At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

AMETEK, Inc.

May 6, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.ametek.com/2015proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

¢ 00003330303030000000 9	050615

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE WILL BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Annual Meeting of Stockholders

AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 11:00 a.m. Eastern Daylight Time on Wednesday, May 6, 2015, at the Marriott East Side, Astor II Room, 525 Lexington Avenue, New York, NY 10017.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-mail and provide your e-mail address.

	1.	Election of Directors:
			FOR	AGAINST	ABSTAIN
		James R. Malone	☐	☐	☐
		Elizabeth R. Varet	☐	☐	☐
		Dennis K. Williams	☐	☐	☐

	2.	Approval of amendments to AMETEK, Inc.’s Certificate of Incorporation and By-Laws to provide stockholders certain rights to call a special meeting.	☐	☐	☐

	3.	Approval, by non-binding advisory vote, of AMETEK, Inc. executive compensation.	☐	☐	☐

	4.	Ratification of Ernst & Young LLP as independent registered public accounting firm.	☐	☐	☐

At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

AMETEK, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frank S. Hermance, Robert S. Feit and Kathryn E. Sena or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK’s Annual Meeting of Stockholders to be held at the Marriott East Side, Astor II Room, 525 Lexington Avenue, New York, NY 10017, on Wednesday, May 6, 2015, at 11:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(TO BE SIGNED ON REVERSE SIDE)

SEE REVERSE SIDE

¢ 1.1	14475 ¢